Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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In re GULFMARK OFFSHORE, INC., Debtor.[1]	: : : : : : : :	Chapter 11 Case No. 17-11125 (KG)
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DISCLOSURE STATEMENT FOR CHAPTER 11 PLAN OF
REORGANIZATION OF GULFMARK OFFSHORE, INC.

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer

Ronit J. Berkovich
Debora A. Hoehne

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for the Debtor and
Debtor in Possession

RICHARDS, LAYTON & FINGER, P. A.

Mark D. Collins (No. 2981)

Zachary I. Shapiro (No. 5103)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attorneys for the Debtor and
Debtor in Possession

Dated:     May 17, 2017
                Wilmington, Delaware

1 The last four digits of the Debtor’s federal tax identification number are 6032. The Debtor’s principal mailing address is 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

THIS IS NOT A SOLICITATION FOR ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT TO DATE.

DISCLOSURE STATEMENT, DATED MAY 17, 2017

Solicitation of Votes on the
Plan of Reorganization of

GULFMARK OFFSHORE, INC.,

from the holders of outstanding

UNSECURED NOTES CLAIMS

[RBS GUARANTY CLAIMS]

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P. M. (PREVAILING EASTERN TIME) ON [●], 2017 UNLESS EXTENDED BY THE DEBTOR. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS [●], 2017 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTOR

The Board of Directors of GulfMark Offshore, Inc. (the “Debtor”) has unanimously approved the transactions contemplated by the Solicitation and the Plan and recommends that all creditors whose votes are being solicited submit ballots to accept the Plan. Holders of more than fifty percent (50%) in outstanding principal amount of the Unsecured Notes Claims entitled to vote on the Plan (the “Consenting Noteholders”) have already agreed, subject to the terms and conditions of the Restructuring Support Agreement (as defined herein), to vote in favor of the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE ISSUANCE OF, AND THE DISTRIBUTION UNDER, THE PLAN OF THE NEW COMMON STOCK, THE SUBSCRIPTION RIGHTS, THE NEW NOTEHOLDER WARRANTS (AND THE NEW COMMON STOCK ISSUABLE UPON EXERCISE THEREOF), AND THE NEW EXISTING EQUITY WARRANTS (AND THE NEW COMMON STOCK ISSUABLE UPON EXERCISE THEREOF) WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO EITHER (I) SECTION 1145 OF THE BANKRUPTCY CODE OR (II) AS TO SECURITIES ISSUED PURSUANT TO THE 4(A)(2) RIGHTS OFFERING (AS HEREINAFTER DEFINED) TO HOLDERS THAT ARE ACCREDITED INVESTORS AS DEFINED IN RULE 501(A) PROMULGATED UNDER THE SECURITIES ACT, UNDER SECTION 4(A)(2) THEREOF AND/OR REGULATION D PROMULGATED THEREUNDER. THE SECURITIES EXEMPT UNDER SECTION 1145 OF THE BANKRUPTCY CODE MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES. THE OFFER, ISSUANCE AND DISTRIBUTION OF THE NEW COMMON STOCK AND NEW NOTEHOLDER WARRANTS (AND THE NEW COMMON STOCK ISSUABLE UPON EXERCISE THEREOF) PURSUANT TO THE 4(A)(2) RIGHTS OFFERING SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT PURSUANT TO SECTION 4(A)(2) THEREOF AND REGULATION D THEREUNDER. SUCH SECURITIES WILL BE RESTRICTED SECURITIES AND MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION THEREFROM.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(a)(2) OF THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE NEW COMMON STOCK, THE NEW NOTEHOLDER WARRANTS, AND THE NEW EXISTING EQUITY WARRANTS (TOGETHER WITH THE NEW NOTEHOLDER WARRANTS, THE “NEW WARRANTS”) HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTOR IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASE, THE DEBTOR INTENDS TO OPERATE ITS BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, EMPLOYEES, AND INSURANCE PROVIDERS OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASE.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS PROVIDED HEREIN.

THE DEBTOR HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

I. INTRODUCTION			1

II. OVERVIEW OF THE DEBTOR’S OPERATIONS			7
A.	Overview of the Debtor’s Businesses		7
B.	Operating Segments		7
	1.	Platform Supply Vessels	8
	2.	Anchor Handling, Towing and Support Vessels	8
C.	The Debtor’s Organizational Structure		8
D.	Directors and Officers		10
E.	Regulation of the Debtor’s Businesses		10
F.	The Debtor’s Capital Structure		11
	1.	Equity Ownership	11
	2.	Cash and Cash Equivalents	11
	3.	Prepetition Funded Indebtedness	11
G.	Legal Proceedings		12

III. KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASE			13
A.	Downturn in the Oil and Gas Sector		13
B.	Market Analysis and Recovery Outlook		13
	1.	The Americas Market	13
	2.	The North Sea Market	14
	3.	The South-East Asia Market	14
C.	Company’s Efforts to Restructure Its Financial Obligations		15
	1.	Initial Efforts to Improve Liquidity	15
	2.	Steps toward Comprehensive Balance Sheet Restructuring	15
	3.	Negotiations with Creditors	16
	4.	Restructuring Support Agreement	17
	5.	Rights Offerings and the Backstop Agreement	18

IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE			18
A.	Commencement of the Chapter 11 Case and First Day Motions		19
	1.	Debtor in Possession Financing	19
	2.	Cash Management System	19
	3.	Taxes	19
	4.	Insurance	19
	5.	Affiliate Motion	20
	6.	Protection of Tax Benefits and Net Operating Losses	20
B.	Other Procedural Motions and Retention of Professionals		20
C.	Timetable for the Chapter 11 Case		20

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V. MATTERS INVOLVING NON-DEBTOR AFFILIATES			21
A.	Non-Debtor Affiliate Operations		21
B.	Amendment and Restatement of the Norwegian Facility		21

VI. SUMMARY OF THE PLAN			22
A.	Administrative Expenses and Priority Claims		22
	1.	Administrative Expense Claims	22
	2.	Fee Claims	22
	3.	Intercompany DIP Loan Claims	23
	4.	Payment of Certain Fees and Expenses	23
	5.	Priority Tax Claims	23
B.	Classifications of Claims and Interests		23
	1.	Classification in General	23
	2.	Summary of Classification	23
	3.	Special Provision Governing Unimpaired and Secured Claims	24
	4.	Elimination of Vacant Classes	24
	5.	Voting; Presumptions; Solicitation	24
	6.	Cramdown	25
	7.	No Waiver	25
C.	Treatment of Claims and Interests		25
	1.	Priority Non-Tax Claims (Class 1)	25
	2.	Secured Claims (Class 2)	25
	3.	DNB Guaranty Claims (Class 3)	26
	4.	RBS Guaranty Claims (Class 4)	26
	5.	Unsecured Notes Claims (Class 5)	26
	6.	General Unsecured Claims (Class 6)	27
	7.	Intercompany Claims (Class 7)	28
	8.	Interests (Class 8)	28
	9.	Subordinated Securities Claims (Class 9)	28
D.	Means for Implementation		29
	1.	Intercompany Claims	29
	2.	Compromise and Settlement of Claims, Interests, and Controversies	29
	3.	Continued Corporate Existence	29
	4.	Rights Offerings	29
	5.	Backstop Commitment Premium	30
	6.	Exit Financing	30
	7.	Plan Funding	31
	8.	Cancellation of Existing Securities and Agreements	31
	9.	Authorization and Issuance of New Common Stock and New Warrants	31
	10.	Section 1145 Exemption and 4(a)(2) Exemption	32
	11.	Officers and Boards of Directors	32
	12.	Restructuring Transactions	33

	13.	Cancellation of Liens	34
	14.	Registration Rights Agreement	34
	15.	Employee Matters	34
	16.	Closing of Chapter 11 Case	34
	17.	Notice of Effective Date	34
E.	Distributions		35
	1.	Distributions Generally	35
	2.	Distribution Record Date	35
	3.	Date of Distributions	35
	4.	Disbursing Agent	35
	5.	Rights and Powers of Disbursing Agent	35
	6.	Expenses of Disbursing Agent	36
	7.	No Postpetition Interest on Claims	36
	8.	Delivery of Distributions	36
	9.	Distributions after Effective Date	37
	10.	Unclaimed Property	37
	11.	Time Bar to Cash Payments	37
	12.	Manner of Payment under Plan	38
	13.	Satisfaction of Claims	38
	14.	Fractional Stock	38
	15.	Setoffs and Recoupments	38
	16.	Allocation of Distributions between Principal and Interest	38
	17.	No Distribution in Excess of Amount of Allowed Claim	38
	18.	Withholding and Reporting Requirements	39
F.	Procedures for Resolving Claims		39
	1.	Disputed Claims Process	39
	2.	Estimation of Claims	40
	3.	No Distributions Pending Allowance	40
	4.	Distributions after Allowance	40
	5.	Claim Resolution Procedures Cumulative	40
G.	Executory Contracts and Unexpired Leases		40
	1.	General Treatment	40
	2.	Determination of Assumption Disputes and Deemed Consent	41
	3.	Effect of Assumption of Contracts and Leases	42
	4.	Rejection Damages Claims	42
	5.	Survival of Debtor’s Indemnification Obligations	42
	6.	Insurance Policies	42
	7.	Compensation and Benefit Plans	42
	8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	43
	9.	Reservation of Rights	44

H.	Conditions Precedent to Confirmation of Plan and Effective Date		44
	1.	Conditions Precedent to Confirmation of Plan	44
	2.	Conditions Precedent to Effective Date	44
	3.	Waiver of Conditions Precedent	45
	4.	Effect of Failure of a Condition	46
I.	Effect of Confirmation		46
	1.	Vesting of Assets	46
	2.	Binding Effect	46
	3.	Discharge of Claims and Termination of Interests	46
	4.	Term of Injunctions or Stays	47
	5.	Injunction against Interference with Plan	47
	6.	Plan Injunction	47
	7.	Releases	48
	8.	Exculpation	49
	9.	Injunction Related to Releases and Exculpation	49
	10.	Subordinated Claims	50
	11.	Retention of Causes of Action/Reservation of Rights	50
	12.	Ipso Facto and Similar Provisions Ineffective	50
	13.	Solicitation of Plan	50
	14.	Corporate Action	51
J.	Retention of Jurisdiction		51
	1.	Retention of Jurisdiction	51
	2.	Courts of Competent Jurisdiction	53
K.	Miscellaneous Provisions		53
	1.	Payment of Statutory Fees	53
	2.	Substantial Consummation of the Plan	53
	3.	Plan Supplement	53
	4.	Request for Expedited Determination of Taxes	54
	5.	Exemption from Certain Transfer Taxes	54
	6.	Amendments	54
	7.	Effectuating Documents and Further Transactions	54
	8.	Revocation or Withdrawal of Plan	55
	9.	Severability of Plan Provisions	55
	10.	Governing Law	55
	11.	Time	55
	12.	Dates of Actions to Implement the Plan	55
	13.	Immediate Binding Effect	56
	14.	Deemed Acts	56
	15.	Successor and Assigns	56
	16.	Entire Agreement	56

	17.	Exhibits to Plan	56
	18.	Notices	56

VII. FINANCIAL INFORMATION AND PROJECTIONS			57
A.	Condensed Projected Financial Information		57
B.	Assumptions to the Projections		60
	1.	General Assumptions	60
	2.	Assumptions With Respect to the Projected Income Statement	61
	3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows	61

VIII. VALUATION ANALYSIS			62
A.	Estimated Reorganization Valuation of the Debtor		62
	1.	Discounted Cash Flow Analysis	63
	2.	Peer Group Trading Analysis	64
	3.	Total Enterprise Value	64

IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS			65
A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers		65
B.	Section 4(a)(2) of the Securities Act Exemption and Subsequent Transfers		66

X. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			67
A.	Consequences to Debtor		68
	1.	Cancellation of Debt Income	69
	2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes	69
	3.	Alternative Minimum Tax	71
B.	Consequences to U.S. Holders of Unsecured Notes Claims		71
C.	Treatment of Subscription Rights		74
D.	Ownership of New Common Stock and New Noteholder Warrants		74
E.	Information Reporting and Backup Withholding		76

XI. CERTAIN RISK FACTORS TO BE CONSIDERED			77
A.	Certain Bankruptcy Law Considerations		77
	1.	General	77
	2.	Risk of Non-Confirmation of the Plan	77
	3.	Non-Consensual Confirmation	77
	4.	Risk of Non-Occurrence of the Effective Date	78
	5.	Risk of Termination of the Restructuring Support Agreement	78
	6.	Risk Related to the Backstop Agreement	78
	7.	Conversion into Chapter 7 Case	78

B.	Additional Risk Factors Affecting the Value of the Reorganized Debtor		78
	1.	Claims Could Be More than Projected	78
	2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	79
C.	Risks Relating to the Debtor’s Businesses and Financial Condition		79
	1.	Risks Associated with the Debtor’s Business and Industry	79
	2.	High Level of Competition in the Offshore Marine Service Industry	79
	3.	Challenging Macroeconomic Conditions	79
	4.	Risks Related to Foreign Customers and Creditors	80
	5.	Post-Effective Date Indebtedness	80
	6.	Risks Related to Exit Financing	80
	7.	Adverse Effect of Failure to Comply with the Jones Act	80
D.	Risk Factors Relating to Securities to Be Issued Under the Plan		81
	1.	Market for Securities	81
	2.	Potential Dilution	82
	3.	Significant Holders	82
	4.	Equity Interests Subordinated to the Reorganized Debtor’s Indebtedness	82
	5.	Implied Equity Value Not Intended to Represent the Trading Value of the New Common Stock, the New Noteholder Warrants, or the New Existing Equity Warrants	82
	6.	No Intention to Pay Dividends	83
E.	Additional Risk Factors		83
	1.	Debtor Could Withdraw Plan	83
	2.	Debtor Have No Duty to Update	83
	3.	No Representations Outside this Disclosure Statement Are Authorized	83
	4.	No Legal or Tax Advice Is Provided by this Disclosure Statement	83
	5.	No Admission Made	83
	6.	Certain Tax Consequences	83

XII. VOTING PROCEDURES AND REQUIREMENTS			84
A.	Voting Deadline		84
B.	Voting Procedures		84
C.	Parties Entitled to Vote		85
	1.	Miscellaneous	85
	2.	Fiduciaries and Other Representatives	86
	3.	Agreements Upon Furnishing Ballots	86
	4.	Change of Vote	86
D.	Waivers of Defects, Irregularities, etc.		87
E.	Further Information, Additional Copies		87

XIII. RIGHTS OFFERING PROCEDURES			87
A.	The Rights Offerings		87

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B.	Shares issuable pursuant to the Rights Offerings.		88
	1.	1145 Rights Offering	88
	2.	4(a)(2) Rights Offering.	88
C.	The Backstop Agreement		90
	1.	Commitment Premium	90
D.	Commencement/Expiration of the Rights Offering		91
E.	Exercise of Subscription Rights		91
	1.	Exercise by Eligible Holders	91
	2.	Deemed Representations and Acknowledgements	92
	3.	Failure to Exercise Subscription Rights	92
	4.	Payment for Subscription Rights	93
	5.	Disputes, Waivers, and Extensions	93
	6.	Funds	94
	7.	Participating Eligible Holder Release	94
F.	Miscellaneous		94
	1.	Delivery	94
	2.	Securities Law and Related Matters	94
G.	Modification of the Rights Offering Procedures		94

XIV. CONFIRMATION OF THE PLAN			95
A.	Confirmation Hearing		95
B.	Objections to Confirmation		95
C.	Requirements for Confirmation of the Plan		97
	1.	Requirements of Section 1129(a) of the Bankruptcy Code	97
	2.	Additional Requirements for Non-Consensual Confirmation	99

XV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			100
A.	Alternative Plan of Reorganization		101
B.	Sale Under Section 363 of the Bankruptcy Code		101
C.	Liquidation Under Chapter 7 of the Bankruptcy Code		101

XVI. CONCLUSION AND RECOMMENDATION			102

EXHIBITS

EXHIBIT A	Plan

EXHIBIT B	Organizational Chart

EXHIBIT C	Liquidation Analysis

I.
INTRODUCTION

The Debtor submits this Disclosure Statement in connection with the Solicitation of votes on the Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc., dated May 17, 2017 (the “Plan”), attached hereto as Exhibit A.1 On May 17, 2017 (the “Commencement Date”), the Debtor filed a voluntary petition for relief under chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Only the Debtor, the parent company of the corporate group, is a debtor in this chapter 11 case. The Debtor, collectively with its non-Debtor subsidiaries, is referred to herein as the “Company” or the “GulfMark Group.”

The Debtor is commencing this Solicitation after extensive prepetition discussions with certain key creditor constituencies. As a result of these negotiations, on May 15, 2017, the Debtor entered into a restructuring support agreement (the “Restructuring Support Agreement”) with the Consenting Noteholders (as defined therein), a form of which is annexed to the Plan as Exhibit 1. Under the terms of the Restructuring Support Agreement, the Consenting Noteholders agree, subject to the terms and conditions of the Restructuring Support Agreement, to support the Debtor’s financial restructuring (the “Restructuring”) to be effected through the Plan.

Although the Debtor has not yet obtained committed exit financing, the Debtor, its advisors, and the advisors for the Consenting Noteholders have been in advanced negotiations with both of the Company’s secured lending groups regarding the terms under which the existing lenders are willing to lend to the Company after the effective date of the Plan. The Debtor is hopeful that it will reach a resolution with its existing lenders in the near term. If the Debtor is unsuccessful in reaching a resolution with its existing lender groups on such exit financing terms, it may seek exit financing from other sources.

The Debtor and its advisors also continue to explore options to deleverage the Company and maximize the value of its business. The Company is committed to pursuing consensual solutions with its secured lenders. Nevertheless, in the event that the Company determines feasible out-of-court solutions are not achievable within a reasonable time frame and in a manner consistent with the Debtor’s obligations under the Restructuring Support Agreement, the Company may file chapter 11 petitions for certain of the Non-Debtor Affiliates (as defined below).

There are [__] creditor groups whose votes for acceptance of the Plan are being solicited:

●	UNSECURED NOTES CLAIMS

●	[RBS GUARANTY CLAIMS]

Further below is a short summary of the treatment of various creditor groups under the Plan. Greater detail on such treatment is provided later on in this Disclosure Statement.

THE PLAN PROVIDES THAT FOR CERTAIN RELEASES, THE HOLDERS OF (I) ALL CLAIMS AND INTERESTS WHO VOTE TO ACCEPT THE PLAN, (II)  CLAIMS OR INTERESTS THAT ARE UNIMPAIRED UNDER THE PLAN WHOSE CLAIMS OR INTERESTS WILL BE PAID IN FULL OR OTHERWISE SATISFIED IN ACCORDANCE WITH THE PLAN, (III)  CLAIMS OR INTERESTS WHOSE VOTE TO ACCEPT OR REJECT THE PLAN WAS SOLICITED BUT WHO DID NOT VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN, (IV)  CLAIMS OR INTERESTS WHO VOTED TO REJECT THE PLAN BUT DID NOT OPT OUT OF GRANTING THE RELEASES SET FORTH THEREIN, ARE DEEMED TO HAVE GRANTED THESE RELEASES THEREIN.

1 Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

After the approval of the applicable Rights Offering Procedures (as defined herein), the Debtor will launch (a) a rights offering for New Common Shares and New Noteholder Warrants to be conducted in reliance upon the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code (the “1145 Rights Offering”) and (b) a rights offering for the New Common Shares and New Noteholder Warrants to be conducted in reliance upon the exemption from registration under the Securities Act provided by Section 4(a)(2) thereof and Regulation D thereunder (the “4(a)(2) Rights Offering,” and together with the 1145 Rights Offering, the “Rights Offerings”), each subject to the Jones Act Restrictions (as described in the Rights Offering Procedures and discussed below).

Pursuant to the Rights Offering Procedures, each holder of an allowed Unsecured Notes Claim as of May [●], 2017 (the “Rights Offering Record Date”) (each such holder, an “1145 Eligible Holder”) will be entitled to exercise its pro rata share of subscription rights distributed to it under the Plan to acquire the New Common Shares and/or New Noteholder Warrants in accordance with the terms and conditions of the procedures governing the 1145 Rights Offering (the “1145 Rights Offering Procedures”). In addition, each holder of an allowed Unsecured Notes Claim as of the Record Date that is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) (each such holder, a “4(a)(2) Eligible Holder”) will be entitled to exercise its pro rata share of subscription rights distributed to it under the Plan to acquire Common Shares and/or New Noteholder Warrants in accordance with the terms and conditions of the procedures governing the 4(a)(2) Rights Offering (the “4(a)(2) Rights Offering Procedures,” and together with the 1145 Rights Offering Procedures, the “Rights Offerings Procedures”). Participation in the 4(a)(2) Rights Offering will require certification by each participant that it is an “accredited investor.” The material terms of the Rights Offerings are described in more detail in Article XIII – Rights Offering Procedures.

The combined aggregate amount of proceeds to be received by the Debtor under the two Rights Offerings will be $125 million. On May 15, 2017, the Debtor entered into the Backstop Agreement with the Commitment Parties (as defined in the Backstop Agreement), a form of which is attached as Exhibit 2 to the Plan, pursuant to which the Commitment Parties agreed to backstop the Rights Offerings in exchange for a Commitment Premium (as defined below).

The Debtor will use proceeds from the Rights Offerings, the professional fee escrow account (the “Fee Escrow Account”), and plus cash on hand to: (i) provide additional liquidity for working capital and for general corporate purposes; (ii) pay all Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) pay in cash in full the DIP Intercompany Facility Claims; and (iv) fund distributions under the Plan.

The Restructuring will leave the Debtor’s and its indirect and direct subsidiaries’ businesses intact and will substantially deleverage the Company’s capital structure, reducing its unsecured funded debt from greater than $448.2 million to zero. This deleveraging will enhance the Debtor’s long-term growth prospects and competitive position and allow the Debtor to emerge from the Chapter 11 Case as a stronger, reorganized entity better able to withstand a challenging market environment facing providers of offshore support vessels and marine support services to the offshore energy industry.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization (unless, for reasons discussed in more detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (i) the Plan leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or interest; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes: (i) the treatment of Claims and Interests under the Plan; (ii) which Classes are impaired by the Plan; (iii) which Classes are entitled to vote on the Plan; and (iv) the estimated recoveries for holders of Claims and Interests.2 The table is qualified in its entirety by reference to the full text of the Plan. A more detailed summary of the terms and provisions of the Plan is provided in the Summary of the Plan set forth in Article VI of this Disclosure Statement. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is provided in the Valuation Analysis set forth in Article VIII hereof.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
1	Priority Non-Tax Claims

The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Reorganized Debtor (i) each such holder shall receive payment in Cash in an amount equal to such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

			Unimpaired	No (Presumed to accept)	100%

2 Any Class of Claims or Interests that is considered vacant under Section 3.4 of the Plan will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan. Further, any holder of a Claim or Interest in a Class that is considered vacant under Section 3.4 of the Plan will receive no distribution under the Plan.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
2	Secured Claims

The legal, equitable, and contractual rights of the holders of Allowed Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Secured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Secured Claim, at the option of the Reorganized Debtor (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

			Unimpaired	No (Presumed to accept)	100%
3	DNB Guaranty Claims

The legal, equitable, and contractual rights of the holders of DNB Guaranty Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed DNB Guaranty Claims agrees to a less favorable treatment, in full and final satisfaction of such Allowed DNB Guaranty Claims, each such holder will receive, on the Effective Date, payment in Cash in an amount equal to such Allowed Claim.

			Unimpaired	No (Presumed to accept)
4	RBS Guaranty Claims	TBD	TBD	TBD
5	Unsecured Notes Claims

In full and final satisfaction of the Allowed Unsecured Notes Claims, on the Effective Date, (i) each Eligible Holder of an Allowed Unsecured Notes Claim shall receive, in accordance with the Rights Offering Procedures, its Pro Rata share of 100% of the Subscription Rights in two separate Rights Offerings to acquire 60% of the Reorganized GulfMark Equity for $125,000,000, and (ii) subject to the U.S. Citizen determination procedure set forth in Section 4.6(d) of the Plan, each holder of an Allowed Unsecured Notes Claim shall be entitled to receive its Pro Rata share of 35.65% of the Reorganized GulfMark Equity in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that the New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of the Plan, when added to the New Common Stock issued under the Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. Subject to the priorities set forth in Section 6.17 of the Backstop Agreement, the percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each holder of Allowed Unsecured Notes Claims that is a Non-U.S. Citizen pursuant to clauses (ii)(v) and (ii)(w) of this Section 4.6(c) of the Plan, respectively, as of the Effective Date shall be the same for all such Non-U.S. Citizen holders of Allowed Unsecured Notes Claims.

			Impaired	Yes	27-44%[3]

3 Recovery based on the midpoint of the Evercore valuation ($350 million enterprise value) summarized in Section VIII.A.3 of this Disclosure Statement. The range of recoveries incorporates the recovery if the noteholder does not participate in the Rights Offerings (~27%) or if the noteholder does participate in the Rights Offerings (~44%).

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
6	General Unsecured Claims

Except to the extent that a holder of an Allowed Other General Unsecured Claim agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Reorganized Debtor, (i) the Reorganized Debtor will continue to pay or treat such Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Case had never been commenced, or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed Other General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtor or Reorganized Debtor may assert as to the validity or amount of such Claim, including as provided in Section 10.11 of the Plan.

			Unimpaired	No (Presumed to accept)	100%
7	Intercompany Claims	All Intercompany Claims shall be Unimpaired under the Plan.	Unimpaired	No (Presumed to accept)
8	Interests

On the Effective Date, all Interests shall be cancelled and discharged without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of a Interest shall be entitled to receive its Pro Rata share of (i)  New Common Stock representing, in the aggregate, seventy-five hundredths of one percent (0.75%) of the Reorganized GulfMark Equity, and (ii) the New Existing Equity Warrants.

			Impaired	No (Deemed to reject)
9	Subordinated Securities Claims

The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtor on account of such Subordinated Securities Claims shall be discharged.

			Impaired	No (Deemed to reject)

The following table sets forth the percentages of economic ownership of the Reorganized Debtor upon occurrence of different events:

	Pre-Rights Offering, MIP and Warrants	Post-Rights Offerings and Pre- exercise of MIP and Warrants	Post-Rights Offerings and Warrants Exercise	Post-Rights Offering, MIP and Warrants Exercise
Holders of Senior Notes	97.94%	35.65%	32.98%	30.50%
Rights Offerings[4]	0.00%	60.00%	55.50%	51.34%
Backstop Commitment Premium[5]	0.00%	3.60%	3.33%	3.08%
Existing Equity	2.06%	0.75%	0.69%	0.64%
New Existing Equity Warrants[6]	0.00%	0.00%	7.50%	6.94%
Management Incentive Plan (“MIP”)[7]	0.00%	0.00%	0.00%	7.50%
	100.00%	100.00%	100.00%	100.00%

4 Ownership percentages assume $125 million in Rights Offerings proceeds.

5 Under the Backstop Agreement, the Commitment Premium is 6% of the Rights Offerings proceeds or $7.5 million.

6 Represents 7.5% of the Reorganized GulfMark Equity. The New Existing Equity Warrants are exercisable at an equity value of $1.0 billion.

7 Assumes the full MIP of 7.5% of equity value is granted by the New Board; if any options are granted pursuant to the MIP, assumes the options are in-the-money.

WHERE TO FIND ADDITIONAL INFORMATION: The Debtor currently files annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

●	Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 17, 2016.

●	Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017.

●	Forms 8-K filed with the SEC on May 1, 2017 and May 16, 2017.

II.
OVERVIEW OF THE DEBTOR’S OPERATIONS

A.	Overview of the Debtor’s Businesses

The Debtor and its affiliated non-debtor entities (collectively, the “Non-Debtor Affiliates”), all of which are direct or indirect subsidiaries of the Debtor, provide offshore marine support and transportation services primarily to companies involved in the offshore exploration and production of oil and natural gas. Through its various operating Non-Debtor Affiliates, the Company owns and operates a fleet of 66 offshore supply vessels (“OSVs”) in three distinct geographic regions – the Americas, the North Sea, and Southeast Asia. The Company’s OSVs transport materials, supplies, and personnel to offshore oil and gas exploration and production facilities; move and position drilling and production platforms; and carry the drilling mud and other supplies used during the drilling process. Of the Company’s 66 vessels, 31 are located in the Americas, 25 are located in the North Sea region, and 10 are located in Southeast Asia. The Company’s fleet is one of the youngest, largest, and most geographically balanced in the industry. The average age of a GulfMark Group OSV is approximately 10 years.

The Debtor’s principal executive offices are located at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

GulfMark Group’s consolidated balance sheet reflects approximately $1,081 million in total assets as of March 31, 2017, which substantial asset base is necessary to support the GulfMark Group’s operations.

B.	Operating Segments

The Company’s principal customers are major integrated oil and natural gas companies, large independent oil and natural gas exploration and production companies working in international markets, and foreign government-owned or controlled oil and natural gas companies. The Company’s customers also include companies that provide logistic, construction, and other services in the oil and natural gas industry.

Generally, the Company’s contracts are industry standard time charters for periods ranging from a few days or months to up to ten years. Contract terms vary and often are similar within geographic regions with certain contracts containing cancellation provisions (in some cases permitting cancellation for any reason including, without limitation, convenience) and others being non-cancellable except in the case of unsatisfactory performance by the OSV. For the year ended December 31, 2016, no customer accounted for 10% or more of the Company’s total consolidated revenue.

Additionally, the Company can be party to “evergreen” charters (also known as “life of field” charters), and at the other end of the spectrum, “spot” charters, and “short duration” charters, which can vary from a single voyage to charters of less than six months. Longer duration charters are more common in those circumstances where equipment is not as readily available or specialized equipment is required. In the North Sea region, multi-year charters were historically more common and have constituted a significant portion of the market. In the Americas, particularly in the U.S. Gulf of Mexico, charters vary in length from short-term to multi-year periods, many with thirty-day cancellation clauses. Historically, in Brazil, Mexico, and Trinidad, contracts are generally multi-year term contracts. Longer term charters in the Southeast Asia region have historically been less common than in the North Sea and generally have terms of less than two years. In addition, charters for vessels in support of floating production are typically life of field or “full production horizon” charters.

In total, GulfMark Group owns 66 OSVs. A list of the Company-owned vessels, their region of operation, and other characteristics can be found annexed to the Declaration of Brian J. Fox in Support of the Debtor’s Chapter 11 Petition and Related Requests for Relief (D.I. 8, the “Fox Declaration”) as Exhibit B.

The Company categorizes its OSVs into two main functional classifications derived from their primary operating characteristics or capabilities. These classifications are:

1.	Platform Supply Vessels

Platform supply vessels (“PSVs”) serve drilling and production facilities and support offshore construction and maintenance work. They are differentiated from other OSVs by their cargo handling capabilities, particularly their large capacity and versatility. PSVs utilize space on deck and below deck and are used to transport supplies such as fuel, water, drilling fluids, equipment and provisions. PSVs typically range in size from 150 to 300 feet in length overall. Large PSVs, or LgPSVs, generally range from 210 to 300 feet in length, with a few vessels somewhat larger, and are particularly suited for supporting large concentrations of offshore production locations because of their clear aft deck and below deck capacities.

2.	Anchor Handling, Towing and Support Vessels

Anchor handling, towing and support vessels are used to set anchors for drilling rigs and to tow mobile drilling rigs and equipment from one location to another. They are characterized by shorter aft decks and special equipment such as towing winches. Vessels of this type with less than 10,000 brake horsepower, or BHP, are referred to as small AHTSs, or SmAHTSs, while AHTSs with greater than 10,000 BHP are referred to as large AHTSs, or LgAHTSs. The more powerful North Sea class AHTSs have up to 25,000 BHP and can function as platform supply vessels.8

C.	The Debtor’s Organizational Structure

The Debtor, a corporation organized under the laws of the state of Delaware, is the direct and indirect parent of all the entities comprising the Company. The Debtor is a holding company, the sole assets of which (other than bank accounts and the intercompany notes receivable), are shares and LLC interests in its immediate subsidiaries. GulfMark Parent is the sole borrower under the Senior Notes, a guarantor under the Multicurrency Facility, and a guarantor under the Norwegian Facility (each as defined below).

8 In addition to the two above-mentioned functional classes, the Company has Fast Supply Vessels (“FSVs”), or crewboats, which transport personnel and cargo to and from production platforms and rigs. Older FSVs (early 1980s build or earlier) are typically 100 to 120 feet in length, and are designed for speed and to transport personnel. Newer crewboat designs are generally larger, 130 to 185 feet in length, and can be longer with greater cargo carrying capacities. The Company has one Larger FSV, which is used primarily to transport cargo on a time-sensitive basis.

Other significant entities of GulfMark include:

GulfMark Management, Inc. (“GulfMark Management”), a Delaware corporation, is a wholly-owned direct subsidiary of the Debtor. GulfMark Management is a holding company the sole assets of which (other than a bank account and the intercompany notes receivable) are shares of its direct wholly-owned subsidiary GulfMark Americas, Inc. (“GulfMark Americas”), which are pledged as collateral under the Multicurrency Facility.

GulfMark Americas, a Delaware corporation, is a wholly-owned direct subsidiary of GulfMark Management and is the Debtor’s main operating entity in the United States. As such, GulfMark Americas owns 16 vessels, which constitutes the majority of the Company’s vessels operating in the Americas geographic region. In addition, this entity employs all of the U.S.-based onshore and offshore personnel and the Company’s management and professional staff. GulfMark Americas is the borrower under the Multicurrency Facility and has pledged as collateral all of its owned vessels, 100% of common stock owned by its immediate parent, GulfMark Management, a bank account owned by GulfMark Americas at RBS and the funds held in that account, and an assignment of an insurance agreement insuring the vessels subject to the mortgages in favor of RBS.

GulfMark North Sea Ltd. (“GulfMark North Sea”), a limited company organized under the laws of England and Wales, is a wholly-owned indirect subsidiary of the Debtor. GulfMark North Sea holds 100% of the shares of GulfMark UK Ltd (“GulfMark UK”)and will pledge them as collateral under the Norwegian Facility, which will be amended and restated to provide for additional funding required to provide the DIP Intercompany Facility.

GulfMark UK, a limited company organized under the laws of England and Wales, is a wholly-owned indirect subsidiary of the Debtor and the direct parent of its wholly owned subsidiary GulfMark Norge AS. GulfMark UK, which is GulfMark’s main operating entity in the United Kingdom, owns 16 vessels operating in the North Sea market and employs onshore personnel. GulfMark UK is a guarantor on the Norwegian Facility and has pledged certain of its owned vessels as collateral pursuant thereto, and will pledge additional vessels in connection with the amendment and restatement of the Norwegian Facility in connection with the DIP Intercompany Facility.

GulfMark Norge AS (“GulfMark Norge”), a Norwegian private limited liability company, is an indirect subsidiary of the Debtor and a direct wholly owned subsidiary of GulfMark UK. GulfMark Norge holds 100% of the shares of GulfMark Rederi AS (“GulfMark Rederi”) and pledged them as collateral under the Norwegian Facility. GulfMark Norge employs onshore personnel that provide support to GulfMark’s Norwegian operations in the North Sea region.

GulfMark Rederi, a Norwegian private limited liability company, is an indirect subsidiary of the Debtor and a direct wholly-owned subsidiary of GulfMark Norge. GulfMark Rederi owns six vessels that operate in the North Sea region. This entity is the borrower under the Norwegian Facility and has pledged (i) certain of its vessels, (ii) all of its accounts receivable, and (iii) two of its bank accounts and funds in those accounts as collateral pursuant thereto. GulfMark Rederi will pledge additional vessels in connection with the amendment and restatement of the Norwegian Facility in connection with the DIP Intercompany Facility.

A chart illustrating the Company’s organizational structure is attached to this Disclosure Statement as Exhibit B.

D.	Directors and Officers

The Debtor’s current board of directors is comprised of the following individuals:

Name	Position
David J. Butters	Chairman
Sheldon S. Gordon	Director
Rex C. Ross	Director
Brian R. Ford	Director
Charles K. Valutas	Director
Peter I. Bijur	Director
Steven W. Kohlhagen	Director
Quintin V. Kneen	Director

The Debtor’s current senior management team is comprised of the following individuals:

Name	Position
Quintin V. Kneen	President and Chief Executive Officer
James M. Mitchell	Executive Vice President and Chief Financial Officer
Samuel R. Rubio	Senior Vice President, Controller, and Chief Accounting Officer
Cindy Muller	Senior Vice President, Secretary, and General Counsel
David Darling	Senior Vice President and Chief Human Resource Officer
Lee R. Johnson	Senior Vice President and Chief Information Officer
Ashley Robinson	Senior Vice President, Operations

In accordance with section 1129(a)(5) of the Bankruptcy Code, prior to the entry of the order confirming the Plan, the Debtor will disclose the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtor.

E.	Regulation of the Debtor’s Businesses

The Debtor’s multiple operating subsidiaries must comply with extensive government regulations in the form of international conventions; federal, state, and local laws; and other regulations in jurisdictions where its vessels operate and/or are registered. These conventions, laws, and regulations govern matters such as environmental protection, worker health, and safety; vessel and port security; and the staffing, construction, ownership, and operation of vessels. Specifically, GulfMark Americas, which owns vessels operating primarily in the Gulf of Mexico, is subject to regulation by the United States Coast Guard (the “U.S. Coast Guard”), the National Transportation Safety Board (the “NTSB”), and the United States Custom and Border Protection (“CPB”). GulfMark Rederi and GulfMark UK are subject to regulations by the foreign equivalents of the U.S. Coast Guard, NTSB, and CPB. In addition, the Debtor is subject to regulation by private industry organizations such as the American Bureau of Shipping and Det Norske Veritas.

Furthermore, the Debtor and certain Non-Debtor Affiliates are subject to the restrictions of the Jones Act, pursuant to which the privilege of transporting merchandise or passengers for hire in the coastwise trade of the United States is generally restricted to vessels built in the United States, registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. Citizens within the meaning of the Jones Act. The Debtor, and, where applicable, certain Non-Debtor Affiliates comply with the requirements of the Jones Act.

Additional discussion of the regulatory environment of the Company’s business can be found in the Debtor’s Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 17, 2017.

F.	The Debtor’s Capital Structure

1.	Equity Ownership

The Debtor was organized as a Delaware corporation in December 1997. The Debtor is a public company that files annual reports with, and furnishes other information to, the SEC. On April 10, 2017, the NYSE announced that it determined to commence proceedings to delist the Debtor’s common shares because they had fallen below the continued listing standards requiring listing companies to maintain an average closing price of no less than $1.00 over a consecutive 30 trading day period. As of March 31, 2017, 60,000,000 of the Debtor’s common shares, $0.01 par value, had been authorized, with 29,020,000 shares issued and 27,021,000 outstanding. As of April 10, 2017, the last date on which the Debtor’s common shares were trading on the NYSE, they closed at $0.31 per share. The Debtor’s common shares are currently trading on the OTC Pink Sheets.

2.	Cash and Cash Equivalents

The Debtor holds only a de minimis amount of cash in its bank accounts as of the Commencement Date, as substantially all of the Company’s cash is generally held by the Debtor’s subsidiaries.

3.	Prepetition Funded Indebtedness

As of the Commencement Date, the total principal amount of the Debtor’s indebtedness is approximately $565.2 million, which is comprised of the following:

(a)	6.375% Senior Notes due 2022

The Debtor is a party to that certain Indenture, dated as of March 12, 2012, between the Debtor, as issuer, and U.S. Bank National Association, as trustee, pursuant to which, the Debtor issued 6.375% Senior Notes due 2022 in the aggregate principal amount of $500 million (the “Senior Notes”). Interest on the Senior Notes is payable semi-annually in arrears on March 15 and September 15 of each year. Between December 2015 and during the first half of 2016, the Debtor repurchased in the open market $70.4 million of principal amount of the Senior Notes. As of the Commencement Date, the aggregate amount outstanding with respect to the Senior Notes is approximately $429.6 million in principal and approximately $18.6 million in accrued and unpaid interest through March 15, 2017.

In addition, the Debtor has provided unsecured guarantees on the following obligations of its operating subsidiaries:

(b)	The Multicurrency Facility

GulfMark Americas is the borrower under that certain Multicurrency Facility Agreement dated as of September 26, 2014 with The Royal Bank of Scotland plc, as Agent and Security Agent, and certain lenders parties thereto (the “Multicurrency Facility”). The total line of credit under the Multicurrency Facility is $100 million, of which $72 million in principal amount is outstanding as of the Commencement Date.9 The Debtor is a guarantor under the Multicurrency Facility. The borrower’s obligations are secured by: (i) mortgages on certain vessels (identified on Exhibit C of the Fox Declaration); (ii) a pledge of 100% of common stock of the borrower by its immediate parent, GulfMark Management; (iii) pledge of GulfMark Americas’ account with RBS and the funds held in that account; and (iv) an assignment of an insurance agreement insuring the vessels subject to the mortgages in favor of RBS.

9 As further discussed below, pursuant to that certain utilisation letter, dated March 8, 2017, between GulfMark Americas, the Debtor, and The Royal Bank of Scotland, plc (“RBS”) in its capacity as agent under the Multicurrency Facility (the “Multicurrency Interim Utilisation Letter”), GulfMark Americas agreed to refrain from submitting additional draw requests under the Multicurrency Facility without prior written consent of the lenders under the facility.

(c)	The Norwegian Facility

GulfMark Rederi is the borrower under that certain Amended and Restated Multi-Currency Revolving Credit Facility Agreement dated as of December 27, 2012 with DNB Bank ASA (“DNB”), as agent and arranger, and certain lenders parties thereto (the “Norwegian Facility”). The total available line of credit under the Norwegian Facility is NOK600 million (approximately $69.9 million), of which approximately $45 million in principal amount is outstanding as of the Commencement Date.10 The Debtor and GulfMark UK, an indirect parent of GulfMark Rederi, are guarantors under the Norwegian Facility. The borrower’s obligations are secured by: (i) mortgages on certain vessels (identified on Exhibit B annexed to the Fox Declaration); (ii) a pledge of 100% of common stock of the borrower by its immediate parent, GulfMark Norge; (iii) a pledge of GulfMark Rederi’s accounts receivable; (iv) a pledge of two earnings accounts with DNB (one denominated in NOK and one in USD) and the funds held in those accounts; and (v) an assignment of an insurance agreement insuring the vessels subject to the mortgages in favor of DNB. Upon entry by the Bankruptcy Court of an interim order approving the DIP Intercompany Facility, the Norwegian Facility will be amended and restated to provide additional borrowings of up to $35 million, which funds GulfMark Rederi will make available to the Debtor under the DIP Intercompany Facility, and DNB will receive additional collateral in the form of: (i) liens on the previously unencumbered vessels of GulfMark UK and GulfMark Rederi and assignment of insurance agreements related thereto; (ii) a deposit control agreement over a cash collateral account owned by GulfMark Rederi and (iii) a pledge of shares of GulfMark UK by its immediate parent GulfMark North Sea.

(d)	Other Indebtedness

As of the Commencement Date, the Debtor owes approximately $7.0 in prepetition general unsecured obligations, consisting primarily of $1.3 in trade obligations and $4.9 in deferred compensation obligations.

G.	Legal Proceedings

The Debtor is named as a defendant from time to time in routine litigation proceedings. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on the Debtor’s financial position, results of operations, or cash flows. The Debtor, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

10 As further discussed below, pursuant to that certain utilization letter, dated March 17, 2017, between GulfMark Rederi and DNB in its capacity as agent under the Norwegian Facility, GulfMark Rederi agreed to refrain from submitting additional draw requests under the Norwegian Facility without prior written consent of the lenders under the facility.

III.
KEY EVENTS LEADING TO
THE COMMENCEMENT OF CHAPTER 11 CASE

A.	Downturn in the Oil and Gas Sector

The Company’s business has been impacted by the level of activity in worldwide offshore oil and natural gas exploration, development and production, which in turn is influenced by trends in oil and natural gas prices. In addition, oil and natural gas prices are affected by a host of geopolitical and economic forces. In particular, the price of oil is significantly influenced by actions of the Organization of Petroleum Exporting Countries (“OPEC”), overall global economic climate, and increase in supply due to increased U.S. shale production. Beginning in late 2014, the oil and gas industry experienced a significant decline in the price of oil, causing an industry-wide downturn that continued into 2017. The decline was in part a result of an OPEC decision to increase production. The price of oil declined significantly from over $100 per barrel in July 2014 to below $30 per barrel in February 2016. This downturn has significantly impacted the operational plans for oil companies, resulting in reduced expenditures for exploration and production activities, and consequently has adversely affected the drilling and support service sector.

These changes in industry dynamics decreased demand for OSV services and, coupled with new construction of OSVs commenced prior to the industry downturn, led to an excess number of vessels in all of the GulfMark’s operating regions. Although OPEC met in November 2016 and agreed to limit production going forward, the cost of offshore oil and gas operations continues to exceed that of onshore operations by a significant margin, further depressing the demand for OSVs. Moreover, day rates for the charters of vessels such as the ones offered by the Company have only recently stopped declining and begun a moderate recovery, primarily in the North Sea region.

During the prolonged downturn in many regions where the Company operates, day rates for OSV services have fallen below the levels needed to sustain the Company’s profitability. As a result, the Company has removed nearly 50% of its vessels from active service (what is referred in the OSV industry as “stacking”). Specifically, of the Company’s 66 vessels, 31 are stacked as of the Commencement Date (19 in the Americas, eight in the North Sea, and four in South-East Asia).

B.	Market Analysis and Recovery Outlook

The prospect of recovery in the offshore services industry varies by geographic region and is driven by the unique characteristics of each market.

1.	The Americas Market

The Americas market includes the United States (primarily the Gulf of Mexico), Mexico, Trinidad, and Brazil. All of the Company’s vessels based in the Americas (which, as noted above, the majority of which are owned by GulfMark Americas) are supported from the Company’s onshore bases in the United States, Mexico, Trinidad, and Brazil. During 2015 and 2016, due to the continued decline in the commodities market and the resulting negative impact on demand for OSVs, the Company continued to experience significant downward pressure on its utilization and day rates. In response, the Company stacked approximately 61% of its vessels to reduce operating expenses and preserve cash. As of the Commencement Date, 17 vessels located in the Gulf of Mexico are “cold stacked” (i.e., stored at dock, with skeleton crew and minimal maintenance) and two such vessels are “warm stacked” (i.e., are inactive at dock, but with a full crew on standby and ready to engage on a 24-hour notice).

The Company’s eight vessels operating in the Gulf of Mexico are primarily active in the deepwater and ultra-deepwater areas of the region. The Debtor does not expect a significant recovery in these operating areas until the price for oil stabilizes for several consecutive quarters above the level for promoting offshore drilling at between $60 and $65 per barrel and the supply of OSVs is decreased through attrition. When market conditions improve, the Debtor anticipates Mexico to become a growing market for expanded deepwater activity due in part to a December 2013 constitutional amendment that ended the Mexican government’s controlled monopoly on oil and natural gas extraction and production and allowed private investment in Mexico’s energy sector. The Company currently has one active and two cold stacked vessels overseen by the Company’s Mexican subsidiaries. In addition, GulfMark currently operates two active vessels in Trinidad and remains committed to that market. Finally, the outlook in Brazil, which was once considered a promising market for long term PSV charters, has suffered substantially from cancellations and renegotiated terms of numerous PSV charters. In addition, many local operators have challenged the rights of foreign flagged vessels to operate charters in Brazil. As a result, in 2016, the Company began to wind down its operations in Brazil.

2.	The North Sea Market

GulfMark also owns and operates vessels in the North Sea market segment (defined to include offshore Norway, Great Britain, the Netherlands, Denmark, Germany, Ireland, the Faeroe Islands, Greenland, and the Barents Sea), which is the most important geographic market for the Company. The North Sea market has been historically the most demanding for vessel operators due to harsh weather and erratic sea conditions. Projects in the North Sea tend to be large in scope with long planning horizons. As a result, vessel demand in the North Sea has historically been more stable and less susceptible to abrupt swings than in other regions. GulfMark’s fleet in the North Sea market is supported from onshore bases in Aberdeen, Scotland and Sandnes, Norway.

Although cost efficiencies are currently a priority of operators in this market, the Debtor believes that the Company is well positioned to benefit from the overall expected recovery in this market because of the following factors: (i) reliable and safe operations; (ii) strong brand recognition and operating reputation; (iii) vast distributor networks; (iv) proven vessels; (v) in place workforce; (vi) increased demand from several large field explorations in the Norwegian sector, as forecast by industry analysts, (vii) decommissioning work and projects in the renewables sector, and (viii) an expected upturn in drilling in remote northern areas such as the Barents Sea, Kara Sea, and offshore Greenland.

3.	The South-East Asia Market

The Southeast Asia market is defined as offshore Asia bounded roughly on the west by the Indian subcontinent and on the north by China, then south to Australia and east to the Pacific Islands. This market includes offshore Brunei, Indonesia, Malaysia, Myanmar, the Philippines, Thailand, Australia, New Zealand, Bangladesh, Timor-Leste, Papua New Guinea, and Vietnam. Traditionally, the design requirements for vessels in this market called for smaller more versatile vessels. Recently, advanced exploration technology and rapid growth in energy demand among many Pacific Rim countries have led to more remote drilling locations, which has increased both the overall demand and the technical requirements for vessels. All of GulfMark’s vessels based out of this region are supported through the Company’s onshore base in Singapore.

Southeast Asia’s customer environment is broadly characterized by national oil companies of smaller nations and a large number of mid-sized companies, in contrast to many of the other major offshore exploration and production areas of the world, where a few large operators dominate the market. Affiliations with local companies are generally necessary to maintain a viable marketing presence. GulfMark has been involved in the region for many years and currently maintains long-standing business relationships with a number of local companies.

Operators in the Southeast Asia market, both national oil companies and independent operators, are experiencing significant pressure to reduce their costs in light of depressed oil prices, and, as a result, their capital expenditure budgets may continue to fall. GulfMark expects exploration and drilling activities in this region to remain flat in 2017.

C.	Company’s Efforts to Restructure Its Financial Obligations

As a result of the downturn in the oil and gas sector, the Company incurred significant losses from operations and had negative cash flow from operating activities in 2015 and 2016. In response to the market pressures, the Company undertook a number of initiatives, including reducing direct operating expenses, lowering general and administrative expenses, selling certain vessels opportunistically, and concentrating on strong franchise positions and its customer base.

1.	Initial Efforts to Improve Liquidity

To improve its liquidity, in November 2016, the Debtor entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors to sell preferred shares of the Debtor for an aggregate purchase price of $50 million in a private placement. Pursuant to the Purchase Agreement, the Debtor sought to raise $100 million in new term loan financing and to obtain access to a new $100 million revolving credit facility in connection with the transaction. The Debtor intended to use some of the proceeds of the private placement and the new financing to fund a tender offer for no less than $250 million and up to $300 million in principal amount of Senior Notes, which was launched on November 30, 2016 (the “Tender Offer”). On December 30, 2016, the Debtor terminated the Tender Offer due to its inability to satisfy the required minimum tender condition. On January 6, 2017, the investor parties to the Purchase Agreement terminated the agreement.

2.	Steps toward Comprehensive Balance Sheet Restructuring

Despite efforts to undertake transactions to reduce long-term debt and spending, the Debtor determined that with its current capital structure, it was unable to withstand the sustained low pricing environment for in oil and gas prices and the corresponding decline in the Company’s revenues and cash flows. Based on current market conditions, the Debtor determined that a reduction in its long-term debt and cash interest obligations was required to improve its financial position and flexibility. To that end, the Debtor retained Weil, Gotshal & Manges LLP (“Weil”), as counsel, Evercore Group L.L.C. (“Evercore”), as investment banker, and Alvarez & Marsal North America, LLC (together, with Weil and Evercore, the “Advisors”) as financial advisor, to assist it in developing and implementing a comprehensive restructuring plan.

As the need for a comprehensive restructuring of the Debtor’s balance sheet became apparent, the Debtor sought to shore up its near-term liquidity. To that end, on February 22, 2017, the Company submitted a request to borrow £29 million (approximately $36.2 million) from the Multicurrency Facility, which request was not funded by the Multicurrency Facility lenders. After approximately two weeks of negotiations, on March 8, 2017, GulfMark Americas, the Debtor, and RBS entered into the Multicurrency Interim Utilisation Letter, pursuant to which the lenders agreed to fund $10 million. The Multicurrency Interim Utilisation Letter provided as conditions to funding that, among other thing, the GulfMark entities pay for the retention of FTI Consulting, Inc., as financial advisor to RBS, and Sullivan & Cromwell LLP, as counsel to RBS, and reimburse RBS for certain costs and expenses. In addition, GulfMark Americas agreed that it will not submit any further borrowing requests under the Multicurrency Facility without the prior written consent of RBS.

In addition, on March 8, 2017, GulfMark Rederi requested to borrow $10 million under the Norwegian Facility. On March 17, 2017, GulfMark Rederi and DNB entered into the Norwegian Interim Utilisation Request, pursuant to which DNB consented to the funding request, and GulfMark Rederi agreed to be jointly liable for all legal fees and costs related to DNB’s engaging Hughes Hubbard & Reed LLP, as its U.S. legal counsel, and Advokatfirmaet Thommessen AS, as its Norwegian legal counsel and Guggenheim Securities LLC as its financial advisor.

On March 13, 2017, the Debtor elected to utilize the 30-day grace period with respect to the March 15, 2017 interest payment on the Senior Notes (the “Grace Period”) to continue working with the Advisors to review strategic alternatives for Restructuring the Company’s debt and for negotiating with key stakeholders.

3.	Negotiations with Creditors

Since early March 2017, the Company and its Advisors have been actively engaged in discussions and negotiations regarding Restructuring alternatives with an ad hoc group of holders of Senior Notes (the “Ad Hoc Group”) and agreed to pay for the engagements of Milbank, Tweed, Hadley & McCloy LLP, as the Ad Hoc Group’s legal counsel, and Houlihan Lokey Capital, Inc., as the Ad Hoc Group’s financial advisor, effective November 15, 2016. During these negotiations, the Company and its Advisors assisted the Ad Hoc Group and its advisors in conducting diligence, and the parties exchanged several comprehensive Restructuring proposals and counterproposals. During this same time and leading up to the Commencement Date, the Debtor’s Board of Directors convened periodically to consider proposals to be provided to, and received from, the Ad Hoc Group and consider other strategic options.

In early March 2017, as the Company’s consolidated financial statements for the year ended December 31, 2016 were being completed, it became clear that the Company would likely not be able to meet certain financial covenants measured as of March 31, 2017. As a result, the Debtor expected to receive an independent auditor report to accompany the Debtor’s audited consolidated financial statements for the fiscal year ending December 31, 2016 (the “Audit Opinion”) that would contain a qualification regarding GulfMark’s ability to continue as a going concern. The failure to receive an unqualified Audit Opinion would have been considered an Event of Default and allowed the Multicurrency Facility lenders to accelerate the indebtedness thereunder, which could have caused a cross-acceleration of indebtedness under the Norwegian Facility and the Senior Notes. To avoid this outcome, on March 14, 2017, the Company negotiated and obtained a temporary forbearance agreement from the Multicurrency Facility lenders, pursuant to which the Multicurrency Facility lenders agreed to forbear from exercising remedies based on certain enumerated defaults during the forbearance period, which ran conterminously with the Grace Period and was scheduled to expire on April 14, 2017, the last date of the Grace Period.

Upon expiration of the Grace Period, the Debtor did not make the interest payment on the Senior Notes and entered into a forbearance agreement with the Ad Hoc Group (the “Senior Notes Forbearance Agreement”) for a period of two weeks, which agreement was subsequently extended several times. The Company also entered into further extensions of the forbearance period with the Multicurrency Facility lenders (the “RBS Support Extension”) and obtained a forbearance from DNB as the agent and sole lender under the Norwegian Facility (the “DNB Support Letter”), which was subsequently extended. The Senior Notes Forbearance Agreement, the RBS Support Extension, and the DNB Support Letter each require that other forbearance agreements remain in effect as a condition to continued effectiveness.

4.	Restructuring Support Agreement

The Debtor used the time afforded by the waivers and forbearances to continue negotiations with its creditors on two parallel fronts. First, the Debtor, together with its Advisors and the Advisors for the Ad Hoc Group, engaged in negotiations with the Company’s secured lenders regarding the Debtor’s exit financing options. Additionally, the Debtor continued negotiations with the Ad Hoc Group regarding a comprehensive financial restructuring for the Company. These negotiations included in-person meetings, conference calls, and a number of term sheet iterations, which ultimately culminated in an agreement with respect to the Restructuring and the execution of the Restructuring Support Agreement. The Debtor believes that the Restructuring is in the best interest of its estate and creditors. The Restructuring will enable the Debtor to emerge from chapter 11 as a deleveraged and properly capitalized company poised to succeed in a difficult offshore energy services market.

Under the Restructuring Support Agreement, each of the Consenting Noteholders agreed, subject to the terms and conditions of the Restructuring Support Agreement, among other things, to: (i) vote any claim it holds against the Debtor to approve the Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan, or (c) propose, file, support, or vote for any restructuring, sale of assets, workout, or plan of reorganization for the Debtor other than the Plan and, (ii) subject to certain exceptions, limit its ability to transfer the indebtedness it holds.

Further, under the Restructuring Support Agreement, the Debtor agreed, among other things: (i) to support and use commercially reasonable efforts to (a) pursue and complete the Restructuring and all the related transactions contemplated under the Restructuring Support Agreement (and, once filed, the Plan), (b) take any and all reasonably necessary actions in furtherance of the Restructuring and all the related transactions contemplated under the Restructuring Support Agreement (and, once filed, the Plan), and (c) obtain all required regulatory and/or third-party approvals necessary to consummate the Restructuring; (ii) to take no action directly or indirectly that is inconsistent with the Restructuring Support Agreement or the Plan or that would materially delay approvals of the disclosure statement, the solicitation procedures, or confirmation or consummation of the Plan; (iii) to not encourage any other person to take any action which would, or would reasonably be expected to, breach or be inconsistent with the Restructuring Support Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptable implementation of the Restructuring; and (iv) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment.

The Restructuring Support Agreement contemplates that the Debtor will proceed through the Chapter 11 Case in accordance with the deadlines set forth below (which may be extended by written consent of the Requisite Noteholders). The Consenting Noteholders’ obligations under the Restructuring Support Agreement may be terminated in the event that the following milestones are not achieved: (i) no later than May 24, 2017, the Debtor will file with the Bankruptcy Court motions seeking entry of orders (x) authorizing the Debtor to assume the Backstop Agreement (as defined below) and the Restructuring Support Agreement and the Debtor’s obligations thereunder, and (y) approving procedures for the Rights Offerings (together, the “RSA and Backstop Motions”); (ii) by not later than May 28, 2017, the Debtor will file with the Bankruptcy Court the Acceptable Plan (as defined in the Restructuring Support Agreement), the Disclosure Statement, and a motion seeking a hearing to consider the adequacy of the Disclosure Statement and approval of the solicitation procedures; (iii) the Debtor will seek to have the Restructuring Support Agreement and Backstop Motions heard at the hearing scheduled to consider the “first day” motions on a final basis (the “Second Day Hearing”); (iv) by not later than the date that is the earlier of (x) the day that is two (2) business days following the Second Day Hearing, and (y) June 26, 2017, the Bankruptcy Court will have entered an order approving the Restructuring Support Agreement Motion; (v) by not later than July 7, 2017, the Bankruptcy Court will have entered an order approving the Backstop Motion (the “Backstop Order”) and an order approving the adequacy of the Disclosure Statement and the solicitation procedures; provided, that the Debtor will use commercially reasonable efforts to seek entry of the forgoing orders as soon as reasonably practicable before July 7, 2017; (vi) within twenty (20) business days following the entry of the Backstop Order, but in no event later than August 4, 2017, the Debtor will complete the solicitation in connection with the Rights Offerings (other than funding in connection with the Backstop Commitments (as defined in the Backstop Agreement)); (vii) by not later than August 21, 2017, the Bankruptcy Court will have entered an order confirming the Plan; provided, that the Debtor will use commercially reasonable efforts to seek entry of the foregoing order as soon as reasonably practicable before August 21, 2017; and (viii) by not later than September 4, 2017, the Debtor will consummate the transactions contemplated by the Plan (the date of such consummation, the “Effective Date”), it being understood that the satisfaction of the conditions precedent to the Effective Date (as set forth in the Plan) are conditions precedent to the occurrence of the Effective Date.

The Plan will provide the Debtor with additional capital via two Rights Offerings designed to generate $125 million. Pursuant to the Rights Offerings, the holders of Senior Notes will receive subscription rights to purchase their pro rata share of new common shares of the Reorganized Debtor (the “New Common Stock”) and Jones Act-compliant warrants (the “New Noteholder Warrants”; the shares issuable pursuant to such warrants, together with the New Common Stock, the “Reorganized GulfMark Equity”).  11 Additionally, certain of the Consenting Noteholders (collectively, the “Backstop Parties”) have entered into that certain Backstop Commitment Agreement, dated as of May 15, 2017 (the “Backstop Agreement”), to ensure that the Rights Offerings are fully subscribed. In exchange for their commitment to backstop the Rights Offerings, the Backstop Parties will receive a payment of $7.5 million, paid in New Common Stock, which amounts to 3.6% of the Reorganized GulfMark Equity (the “Commitment Premium”).

To assure sufficient funding of the operations of its operating subsidiaries after the Debtor emerges from this Chapter 11 Case, the Debtor continues to negotiate the terms of exit financing with the existing lenders under the Multicurrency Facility and the Norwegian Facility and other parties.

5.	Rights Offerings and the Backstop Agreement

On May 15, 2017, the Debtor and the Commitment Parties entered into the Backstop Agreement, pursuant to which the Commitment Parties agreed to backstop the Rights Offerings in exchange for the payment of the Commitment Premium. The Rights Offerings and the Backstop Agreement are described in a greater detail in Article XIII of this Disclosure Statement.

IV.
ANTICIPATED EVENTS
DURING THE CHAPTER 11 CASE

In accordance with the Restructuring Support Agreement, the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on May 17, 2017. The filing of the petition commenced the Chapter 11 Case, at which time the Debtor was afforded the benefits and became subject to the limitations of the Bankruptcy Code. The Debtor intends to continue to operate its businesses in the ordinary course during the pendency of the Chapter 11 Case as the Debtor had been doing before the Commencement Date.

11 The securities issued upon the exercise of the subscription rights will be exempt from registration pursuant to either (i) section 1145 of the Bankruptcy Code or (ii) Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D thereunder.

A.	Commencement of the Chapter 11 Case and First Day Motions

On the Commencement Date, the Debtor filed multiple motions with the Bankruptcy Court seeking various forms of relief and authorizing the Debtor to maintain its operations in the ordinary course. Such relief is designed to ensure a seamless transition between the Debtor’s prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Case, and minimize any disruptions to the Debtor’s operations. The following is a brief overview of the relief the Debtor sought on the Commencement Date to maintain its operations in the ordinary course.

1.	Debtor in Possession Financing

In addition to securing support of the Restructuring through the Restructuring Support Agreement, the Debtor negotiated an agreement with GulfMark Rederi to provide a $35 million intercompany debtor-in-possession credit facility (the “DIP Intercompany Facility”). Upon the entry by the Bankruptcy Court of an order approving the DIP Intercompany Facility on an interim basis, GulfMark Rederi will obtain the funds necessary to provide the DIP Intercompany Facility from DNB through an amendment to the Norwegian Facility. In exchange for such amendment, certain of the Debtor’s affiliates are providing DNB with additional collateral and GulfMark Rederi is assigning to DNB its rights under the DIP Intercompany Facility. The Debtor also agreed not to impair its guarantee of the Norwegian Facility under the Plan.

2.	Cash Management System

The Debtor maintains a cash management system designed for the international nature of its business and the businesses of its Affiliates. The cash management system allows the GulfMark Group to receive, monitor, aggregate, and distribute cash among the Debtor and its various affiliates. On the Commencement Date, the Debtor requested authority from the Bankruptcy Court to, among other things, continue the use of its existing cash management system, bank accounts, and related business forms, as well as to continue its intercompany arrangements to avoid disruption in the Debtor’s operations and facilitate the efficient administration of the Chapter 11 Case.

3.	Taxes

Pursuant to the Plan, the Debtor intends to pay all taxes and fees in full. To minimize any disruption to the Debtor’s operations and ensure the efficient administration of the Chapter 11 Case, on the Commencement Date, the Debtor requested authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtor’s businesses.

4.	Insurance

In connection with the operation of the Debtor’s business, the Debtor maintains various insurance programs concerning, among other things, workers’ compensation and employer liability, protection and indemnity for the GulfMark Group’s fleet, marine general liability, vessel pollution liability, excess liability related to marine insurance programs, coverage for each vessels’ hull, machinery, and cargo, automotive, and directors’ and officers’ liability. Maintaining these insurance programs is essential to GulfMark Gorup’s operations and is required by laws, various regulations, and/or certain contracts. Accordingly, on the Commencement Date, the Debtor requested authority from the Bankruptcy Court to continue to honor its obligations under the insurance programs in the ordinary course of the Debtor’s businesses.

5.	Affiliate Motion

On the Commencement Date, the Debtor requested entry of an order approving the form of notice to distribute, in the Debtor’s discretion, to customers, suppliers, and other stakeholders of the Debtor’s subsidiaries and affiliates, substantially in the form annexed to the Affiliate Motion, informing the Company’s non-U.S. customers and suppliers that the Debtor’s operating affiliates are not included in this Chapter 11 Case and, thus, are not subject to the Court’s supervision or the chapter 11 process.

6.	Protection of Tax Benefits and Net Operating Losses

The Debtor’s net operating losses (“NOLs”) and certain other tax attributes are valuable assets of the Debtor’s estate. The Debtor estimates that, as of December 31, 2016, the GulfMark US Tax Group (as defined below) will have incurred, for U.S. federal income tax purposes, approximately $160 million of NOLs in addition to certain other tax attributes. These tax attributes are valuable because, for U.S. federal income tax purposes, a corporation can generally carry forward its losses to offset future income or tax, thereby reducing its tax liability in future periods. The Debtor believes that, even after taking account of any cancellation of debt impact of the Plan on the Debtor, the Debtor’s NOLs and other tax attributes may result in future tax savings. These savings could enhance the Debtor’s cash position and contribute to the successful reorganization of the Debtor.

Section 382 of the U.S. Internal Revenue Code (the “Tax Code”) limits a corporation’s ability to use its NOLs and certain other tax attributes after the corporation undergoes a proscribed change of ownership. Although an ownership change of the Debtor is expected to occur upon implementation of the Plan, the limitations imposed by section 382 of the Tax Code upon a change in ownership under a confirmed plan are significantly more relaxed than those otherwise applicable.

Accordingly, on the Commencement Date, to protect the value of its NOL carryforwards and other beneficial tax attributes, the Debtor requested authority from the Bankruptcy Court to (i) approve restrictions on certain transfers of GulfMark stock to limit the risk of an “ownership change” prior to the restructuring in the Chapter 11 Case, and (ii) reserve the right, in the event the Plan is subsequently withdrawn, to seek certain procedures and potential restrictions effective to the Commencement Date with respect to the trading of Claims.

For a discussion of certain U.S. federal income tax consequences of the Plan to the Debtor and the potential impact on the Debtor’S tax attributes, see ArTICLE X hereof.

B.	Other Procedural Motions and Retention of Professionals

The Debtor intends to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Case, including applications to retain various professionals to assist the Debtor in the Chapter 11 Case.

C.	Timetable for the Chapter 11 Case

In accordance with the Restructuring Support Agreement, the Debtor has agreed to proceed with the implementation of the Plan through the Chapter 11 Case. Among other things, the Restructuring Support Agreement requires that the Bankruptcy Court enter the orders (i) approving the assumption of the Restructuring Support Agreement by no later than the earlier of (x) the day that is two (2) business days following the Second Day Hearing, and (y) June 26, 2017, (ii) approving the assumption of the Backstop Agreement (the “Backstop Order”) and the adequacy of the Disclosure Statement and the solicitation procedures no later than July 7, 2017; provided, that the Debtor shall use commercially reasonable efforts to seek entry of the foregoing orders as soon as reasonably practicable before July 7, 2017; and (iii) confirming the Plan no later than August 21, 2017; provided, that the Debtor shall use commercially reasonable efforts to seek entry of the foregoing confirmation as soon as reasonably practicable before August 21, 2017. The Restructuring Support Agreement also requires that the Debtor shall consummate the transactions contemplated by the Plan no later than September 4, 2017, it being understood that the satisfaction of the conditions precedent to the Effective Date (as set forth in the Plan) shall be conditions precedent to the occurrence of the Effective Date. Although the Debtor will request that the Bankruptcy Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief or that the Effective Date will occur on such timetable. Satisfying the requirements of the Restructuring Support Agreement is crucial to Debtor’s successful reorganization.

V.

MATTERS INVOLVING NON-DEBTOR AFFILIATES

A.	Non-Debtor Affiliate Operations

Only the Debtor is a debtor in the Chapter 11 Case. The Company’s operations are carried out through its operating companies around the world. Accordingly, those entities that deal with the Company’s customers, vendors, and employees have not sought chapter 11 protection. The Company’s operations, including the provision of services to customers, the payments of obligations to vendors, and the payments to employees are expect to continue and not be affected by the Debtor’s chapter 11 filing.

B.	Amendment and Restatement of the Norwegian Facility[12]

Pursuant to the terms of that certain commitment letter dated May 15, 2017 among the Debtor, GulfMark Rederi, and DNB, the Norwegian Facility shall be amended and restated (the “New Norwegian Facility”) concurrently with entry of the Interim Order approving the Intercompany DIP Facility to provide for, among other things:

(a)     Liens on previously unencumbered vessels of GulfMark UK and assignment of insurance agreements related thereto;

(b)     A deposit control agreement over a cash collateral account owned by GulfMark Rederi; and

(c)     A pledge of shares of GulfMark UK by its immediate parent GulfMark North Sea.

In addition, GulfMark Rederi assigned to DNB, and granted a security interest to DNB in, all of GulfMark Rederi’s right, title, and interest in and to the DIP Intercompany Facility and related orders of the Bankruptcy Court pursuant to an Assignment and Security Agreement, which the Debtor will consent to concurrently with entry of the Interim Order approving the Interim DIP Facility. As of the Commencement Date, GulfMark Rederi is the borrower, GulfMark Norge, the direct parent of GulfMark Rederi, is a pledger of 100% of shares in GulfMark Rederi, and the Debtor and GulfMark UK are guarantors under the Norwegian Facility. Any Claim on account of the Debtor’s guarantee of the obligations owed under the Norwegian Facility shall be treated as a Claim in Class 3 and shall receive payment in full or otherwise will be Unimpaired.

12 Capitalized terms used but not otherwise defined in this Article V.B will have the meaning ascribed to such terms in the credit agreement governing the Norwegian Facility.

VI.

SUMMARY OF THE PLAN

This section of this Disclosure Statement summarizes the Plan, a copy of which is attached hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.13

A.	Administrative Expenses and Priority Claims

1.	Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim) will receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon as is reasonably practicable, after the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business will be paid by the Debtor or the Reorganized Debtor, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.	Fee Claims

All Professional Persons seeking awards by the Bankruptcy Court of their respective Fee Claims will (a) file, on or before the date that is forty-five (45) calendar days after the Effective Date, their respective applications for final allowances of their Fee Claims and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court. On the Effective Date, the Debtor will establish the Fee Escrow Account and fund it with Cash equal to the Professional Persons’ good faith estimates of their aggregate Fee Claims. Funds held in the Fee Escrow Account will not be considered property of the Estate or of the Reorganized Debtor and will be held in trust for Professional Persons and for no other Entity until all Allowed Fee Claims have been paid in full. No Liens, Claims, or Interests will encumber the Fee Escrow in any way. Once all Allowed Fee Claims have been irrevocably paid in full, any funds remaining in the Fee Escrow Account will revert to the Reorganized Debtor. Fees Claims will be paid in Cash to the applicable Professional Person from the funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals; provided, however, that the Reorganized Debtor’s obligations with respect to Fee Claims will not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account. To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of all Allowed Fee Claims of a Professional Person, such Professional Person will have an Allowed Administrative Expense Claim for any such deficiency, which will be satisfied in accordance with Section 2.1 of the Plan.

Any objections to Fee Claims will be served and filed (a) no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtor.

13 Capitalized terms used in Article VI but not defined have the meaning ascribed to them in the Plan.

3.	Intercompany DIP Loan Claims

The holder of the Allowed Intercompany DIP Loan Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash in the amount equal to the Intercompany DIP Loan Claim on the Effective Date.

4.	Payment of Certain Fees and Expenses

On the later of (i) the Effective Date and (ii) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the interim or final order approving the Intercompany DIP Loan, the order approving the Backstop Agreement, or the order approving the Restructuring Support Agreement, the Debtor or Reorganized Debtor (as applicable) will pay all accrued (as of the Effective Date) and unpaid fees, expenses and disbursements required to be paid under or pursuant to the applicable order, subject in all respects to the terms of such applicable order.

5.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Priority Tax Claim, at the option of the Debtor or the Reorganized Debtor, as applicable (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon as is reasonably practicable, the later of (i) the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date; provided, that the Debtor reserve the right to prepay all or a portion of any such amounts at any time at their discretion. To the extent that any Priority Tax Claim is secured by a Lien on any property of the Debtor, such Lien will continue in full force and effect until such time as the Priority Tax Claim is paid in full. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

B.	Classifications of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Summary of Classification

The following table designates the Classes of Claims and Interests and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and Intercompany DIP Loan Claims have not been classified. All of the potential Classes are set forth herein. Certain Classes may not have Claims or Interests, and such Classes will be treated as set forth in Section 3.4 of the Plan.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Secured Claims	Unimpaired	No (Presumed to accept)
3	DNB Guaranty Claims	Unimpaired	No (Presumed to accept)
4	RBS Guaranty Claims	TBD	TBD
5	Unsecured Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Interests	Impaired	No (Deemed to reject)
9	Subordinated Securities Claims	Impaired	No (Deemed to reject)

3.	Special Provision Governing Secured and Unimpaired Claims

Although all Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Secured Claim, to the extent secured by a Lien on collateral different from the collateral securing a different Secured Claim, will be treated as being in a separate sub-Class for the purposes of voting to accept or reject the Plan and receiving Plan Distributions. Except as otherwise provided in the Plan, nothing in the Plan will affect the rights of the Debtor or the Reorganized Debtor, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

4.	Elimination of Vacant Classes

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes will be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

5.	Voting; Presumptions; Solicitation

(a) Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Class[es] [ ] are entitled to vote to accept or reject the Plan. An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Holders of Claims in Class[es] [  ] will receive ballots containing detailed voting instructions.

(b) Deemed Acceptance by Certain Unimpaired Classes. Claims in Classes [   ] are Unimpaired. Accordingly, the holders of Claims in such Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(c) Deemed Rejection by Certain Impaired Classes. Claims and Interests in Classes [  ] are Impaired, holders of Claims and Interests in such Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

6.	Cramdown

Classes [  ] are deemed to reject the Plan and, accordingly, the Debtor intends to seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to such Classes. If any Classes entitled to vote on the Plan do not vote to accept the Plan, the Debtor may (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Classes or (ii) amend or modify the Plan in accordance with the terms hereof, the Restructuring Support Agreement, the Intercompany DIP Loan Facility Agreement, and the Bankruptcy Code. If a controversy arises as to whether any Class of Claims or Interests is Impaired, the Bankruptcy Court will, after notice and a hearing, determine such controversy on or before the Confirmation Date.

7.	No Waiver

Nothing contained in the Plan will be construed to waive the Debtor’s or other Entity’s right to object on any basis to any Claim.

C.	Treatment of Claims and Interests

1.	Priority Non-Tax Claims (Class 1)

(a)     Classification: Class 1 consists of Priority Non-Tax Claims.

(b)     Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Reorganized Debtor, (i) each such holder will receive payment in Cash in an amount equal to such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or, in each case, as soon as reasonably practicable thereafter, or (ii) such holder will receive such other treatment so as to render its Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)     Voting: Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

2.	Secured Claims (Class 2)

(a)     Treatment: The legal, equitable, and contractual rights of the holders of Allowed Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Secured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Secured Claim, at the option of the Reorganized Debtor, (i) each such holder will receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim will be reinstated, or (iii) such holder will receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(b)     Voting: Class 2 is Unimpaired, and the holders of Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

3.	DNB Guaranty Claims (Class 3)

(a)     Classification: Class 3 consists of DNB Guaranty Claims.

(b)     Treatment: Unless otherwise reasonably agreed to between the Debtor, the Requisite Noteholders, and DNB, the legal, equitable, and contractual rights of the holder of DNB Guaranty Claims are unaltered by the Plan. Except to the extent that the holder of the Allowed DNB Guaranty Claims agrees to a less favorable treatment in full and final satisfaction of such Allowed DNB Guaranty Claims, such holder will receive payment in Cash in an amount equal to such Allowed Claim, payable on the Effective Date.

(c)     Voting: Class 3 is Unimpaired, and the holder of DNB Guaranty Claims is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holder of DNB Guaranty Claims is not entitled to vote to accept or reject the Plan, and its vote will not be solicited with respect to such DNB Guaranty Claims.

4.	RBS Guaranty Claims (Class 4)

(a)     Classification: Class 4 consists of RBS Guaranty Claims.

(b)     Treatment: [TBD]

(c)     Voting: [TBD]

5.	Unsecured Notes Claims (Class 5)

(a)     Classification: Class 5 consists of Unsecured Notes Claims.

(b)     Allowance: The Unsecured Notes Claims are Allowed as follows: $429.6 million, plus unpaid interest, fees, costs, or other amounts due under the Indenture, in each case, up to but not including the Petition Date. No Entity will be required to file proofs of Claim on account of the Unsecured Notes Claims.

(c)     Treatment: In full and final satisfaction of each Allowed Unsecured Notes Claim, on the Effective Date, (i) each Eligible Holder will be entitled to receive its Pro Rata share of 100% of the Subscription Rights in two separate rights offerings, the 1145 Rights Offering, and the 4(a)(2) Rights Offering (the 4(a)(2) Rights Offering will be available only to accredited investors, as defined in rule 501(a) of Regulation D under the Securities Act), to acquire 60% of the Reorganized GulfMark Equity for $125,000,000 in accordance with the Rights Offering Procedures, and (ii) subject to the U.S. Citizen determination procedure set forth in Section 4.5(d), each holder of an Allowed Unsecured Notes Claim will be entitled to receive its Pro Rata share of 35.65% of the Reorganized GulfMark Equity in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of the Plan, when added to the New Common Stock being issued under the Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each holder of an Allowed Unsecured Notes Claim that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Agreement, which is described in Section 6.8(c) of the Plan.

(d)     Procedure for U.S. Citizen Determinations: If a holder of an Allowed Unsecured Notes Claim furnishes a U.S. Citizen Affidavit to the Debtor on or before the Distribution Record Date and, after review, the Debtor, in its reasonable discretion, accepts such U.S. Citizen Affidavit as reasonable proof in establishing that such holder is a U.S. Citizen, such holder will receive New Common Stock representing all of such holder’s Pro Rata share of the New Common Stock as of the Effective Date; provided, however, that if such holder is a Non-U.S. Citizen, or if the holder does not furnish a U.S. Citizen Affidavit to the Debtor on or before the Distribution Record Date, or if the U.S. Citizen Affidavit of such holder has not been accepted or has been rejected by the Debtor, in its reasonable discretion, on or before the date that is five (5) Business Days after the Distribution Record Date after review by the Debtor pursuant to Section 4.5(d) of the Plan, such holder will be treated as a Non-U.S. Citizen for purposes of clause (ii)(w) of Section 4.5(c) above. In connection with the Debtor’s review of any U.S. Citizen Affidavit under Section 4.5(d) of the Plan, the Debtor will have the right to require the holder furnishing the U.S. Citizen Affidavit to provide the Debtor with such documents and other information as it may reasonably request as reasonable proof confirming that the holder is a U.S. Citizen. The Debtor will treat all such documents and information provided by any holder as confidential and will limit the distribution of such documents and information to the Debtor’s personnel and counsel that have a need to know the contents thereof and to the U.S. Coast Guard as may be necessary. The Debtor will (i) claim confidential treatment and exemption from Freedom of Information Act requests (a “FOIA Request”) for any such documents and information submitted to the U.S. Coast Guard, and (ii) notify the relevant holder (x) if any such holder’s documents and information are submitted to the U.S. Coast Guard, and (y) if the Debtor subsequently receives notice from the U.S. Coast Guard that it has received a FOIA Request and that any such document that has been identified by the U.S. Coast Guard as responsive to such FOIA Request, in which case the Debtor will allow such holder an opportunity to redact any confidential commercial, financial, and proprietary business information exempt from Freedom of Information Act disclosure pursuant to 5 U.S.C. § 552(b)(4) that is in any such document.

(e)     Voting: Class 5 is Impaired, and the holders of Unsecured Notes Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.	General Unsecured Claims (Class 6)

(a)     Classification: Class 6 consists of General Unsecured Claims.

(b)     Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Reorganized Debtor, on and after the Effective Date, (i) the Reorganized Debtor will continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Case had never been commenced, or (ii) such holder will receive such other treatment so as to render such holder’s Allowed General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtor and or Reorganized Debtor may assert as to the validity or amount of such Claims, including as provided in Section 10.11 of the Plan.

(c)     Voting: Class 6 is Unimpaired, and the holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such General Unsecured Claims.

7.	Intercompany Claims (Class 7)

(a)     Classification: Class 7 consists of Intercompany Claims.

(b)     Treatment: Subject to Section 5.1 of the Plan, on or after the Effective Date, all Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtor or the Reorganized Debtor, as applicable. The Intercompany Claims are Unimpaired under the Plan. For the avoidance of doubt, nothing in Section 4.7 of the Plan will affect the Intercompany DIP Loan Claims.

(c)     Voting: Class 7 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

8.	Interests (Class 8)

(a)     Classification: Class 8 consists of Interests.

(b)     Treatment: On the Effective Date, all Interests will be cancelled and discharged without further action by or order of the Bankruptcy Court, and will be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of a Debtor Common Share will be entitled to receive its Pro Rata share of (i) New Common Stock representing, in the aggregate, seventy-five hundredths of one percent (0.75%) of the Reorganized GulfMark Equity, and (ii) the New Existing Equity Warrants.

(c)     Voting: Class 8 is Impaired, and the holders of Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to the Interests.

9.	Subordinated Securities Claims (Class 9)

(a)     Classification: Class 9 consists of Subordinated Securities Claims.

(b)     Treatment: The Subordinated Securities Claims will be discharged and released in their entirety, and forever barred, and the holders thereof will not receive or retain any property under the Plan on account of such Claims.

(c)     Voting: Class 9 is Impaired, and the holders of Subordinated Securities Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Securities Claims.

D.	Means for Implementation

1.	Intercompany Claims

On the Effective Date and prior to any other action or matter set forth in Article V of the Plan, and without the need for any further corporate action or approval of the board of directors, management, or stockholders of the Debtor or Reorganized Debtor, as applicable, (a) all U.S. Intercompanies (other than for trade accounts receivable and payable) will be offset against other U.S. Intercompanies, and (b) to the extent that the amount of any such U.S. Intercompany has not been settled in full after the application of clause (a), such U.S. Intercompany will be contributed, or distributed, as applicable, to the obligor of such claim. For the avoidance of doubt, nothing in Section 5.1 of the Plan will affect the Intercompany DIP Loan Claims.

2.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan will, upon the Effective Date, constitute a good faith compromise and settlement among the Debtor and the Consenting Noteholders of numerous disputes related to the Unsecured Notes Claims and the treatment of, and distribution to, the holders of the Debtor Common Shares. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtor and the holders of the Unsecured Notes Claims reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the compromises and settlements of all such Claims, Interests, and controversies, and the Bankruptcy Court’s findings will constitute its determination that such compromises and settlements are in the best interests of the Debtor, its Estate, the holders of such Claims and Interests, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable.

3.	Continued Corporate Existence

The Debtor will continue to exist after the Effective Date as the Reorganized Debtor in accordance with the applicable laws of the jurisdiction in which it is incorporated or organized and pursuant to the Amended Organizational Documents. On or after the Effective Date, the Reorganized Debtor may in its sole discretion, take such action as may be necessary or appropriate as permitted by applicable law, instruments and agreements, and the Reorganized Debtor’s organizational documents, as the Reorganized Debtor may determine is reasonable and appropriate including, without limitation: (i) merging into an affiliate; (ii) dissolving; (iii) changing its legal name; or (iv) closing the Chapter 11 Case.

4.	Rights Offerings

(a)     Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtor will commence the Rights Offerings in accordance therewith. The two Rights Offerings are not required to be commenced on the same date; however, on the Effective Date, the Debtor intends to consummate the Rights Offerings. The Rights Offerings will be fully backstopped by the Commitment Parties in accordance with and subject to the terms and conditions of the Backstop Agreement. Unless otherwise expressly allowed pursuant to the Backstop Agreement or the applicable Rights Offering Procedures, the Subscription Rights may not be sold, transferred, or assigned.

(b)     On the Effective Date, the proceeds of the Rights Offerings will be used: (i) to provide the Reorganized Debtor with additional liquidity for working capital and general corporate purposes; (ii) to fund Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) to pay in Cash in full the Intercompany DIP Loan Claims; (iv) to fund distributions under the Plan; and (v) to pay the Expense Reimbursement (as defined in the Backstop Agreement).

(c)     In accordance with the Backstop Agreement and subject to the terms and conditions thereof, each of the Commitment Parties will purchase, on or prior to the Effective Date, its respective Backstop Commitment Percentage of the Unsubscribed Securities (each as defined in the Backstop Agreement).

(d)     Subject to the U.S. Citizen determination procedure set forth in Section 4.5(d) of the Plan, which will also apply to each Eligible Holder or its Nominee (as such terms are defined in the applicable Rights Offering Procedures), each Eligible Holder (or its Nominee) will be entitled to receive its Pro Rata share of the Reorganized GulfMark Equity in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such Eligible Holder (or its Nominee) because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of the Plan, when added to the New Common Stock being issued under the Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Eligible Holder (or its Nominee) that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Agreement, which is described in Section 6.8(c) of the Plan.

5.	Backstop Commitment Premium

(a)     In exchange for providing the backstop commitment for the Rights Offerings and the other agreements of the Commitment Parties in the Backstop Agreement, the Commitment Parties will receive the Commitment Premium. Upon the Effective Date, the Commitment Premium will be immediately and automatically deemed earned and payable in the form of New Common Stock as an administrative expense and, with Bankruptcy Court Approval, issued under Section 1145 of the Bankruptcy Code.

(b)     Subject to the U.S. Citizen determination procedure set forth in Section 4.5(d) of the Plan, which will also apply to each Commitment Party, each Commitment Party will be entitled to receive its Pro Rata share of the Reorganized GulfMark Equity to be issued under the Backstop Agreement as the Commitment Premium in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such Commitment Party because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of the Plan, when added to the New Common Stock being issued under the Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Commitment Party that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Agreement, which is described in Section 6.8(c) of the Plan.

6.	Exit Financing

Upon the Effective Date, the Debtor, the Exit Financing Facility Agent and the exit lenders will execute and deliver the Exit Financing Facility Agreement and all other agreements, instruments, certificates, and other documents required therein.

7.	Plan Funding

Plan distributions of Cash will be funded from the Debtor’s Cash on hand as of the applicable date of such Plan distribution, the proceeds of the Rights Offerings, and the proceeds of the Exit Financing Facility Agreement.

8.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan or in any Plan Document, including with respect to executory contracts or unexpired leases that will be assumed by the Reorganized Debtor, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest and any rights of any holder in respect thereof will be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtor thereunder will be fully released and discharged. Notwithstanding such cancellation and discharge, (a) the Intercompany DIP Loan Facility Agreement and (b) the Indenture will continue in effect solely to the extent necessary to allow (i) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims to receive distributions under the Plan, (ii)  the Debtor, the Reorganized Debtor, and/or the Disbursing Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, and (iii) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims to appear in the Chapter 11 Case. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtor or its interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Section 5.8 of the Plan will be deemed null and void and will be of no force and effect. Nothing contained therein will be deemed to cancel, terminate, release, or discharge the obligation of the Debtor or any of its counterparties under any executory contract or unexpired lease to the extent such executory contract or unexpired lease has been assumed by the Debtor or Reorganized Debtor, as applicable, pursuant to a Final Order of the Bankruptcy Court or hereunder.

9.	Authorization and Issuance of New Common Stock and New Warrants

(a)     On the Effective Date, the Reorganized Debtor will issue the New Common Stock and the New Warrants in accordance with the terms of the Plan without the need for any further corporate action. All of the New Common Stock and the New Warrants, when so issued, will be duly authorized, validly issued, and, in the case of the New Common Stock, fully paid, and non-assessable. In no event will Non-U.S. Citizens in the aggregate own more than twenty-four percent (24%) of the total number of shares of New Common Stock to be outstanding as of the Effective Date (the “Jones Act Restriction”). All of the New Common Stock underlying the New Warrants (upon payment of the exercise price in accordance with the terms of such New Warrants) will also be duly authorized, validly issued, fully paid, and non-assessable.

(b)     On and after the Effective Date, the Reorganized Debtor anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) – 78(pp). The Reorganized Debtor will use its commercially reasonable efforts to have the New Common Stock and the New Warrants listed on the same nationally recognized exchange as soon as practicable following the Effective Date, in each case, subject to meeting applicable listing requirements.

(c)     The New Noteholder Warrants will be issued pursuant to the terms of the New Noteholder Warrant Agreement. Each New Noteholder Warrant will, subject to the terms of the New Noteholder Warrant Agreement, be exercisable for one (1) share of New Common Stock.

(d)     The New Existing Equity Warrants will be issued pursuant to the terms of the New Existing Equity Warrant Agreement. Each New Existing Equity Warrant will, subject to the terms of the New Existing Equity Warrant Agreement, be exercisable for one (1) share of New Common Stock.

10.	Section 1145 Exemption and 4(a)(2) Exemption

(a)     The offer, issuance, and distribution of the New Common Stock and the New Warrants (and the New Common Stock issuable upon exercise thereof) to the holders of Allowed Unsecured Notes Claims and holders of Allowed Debtor Common Shares, as applicable, under Article IV of the Plan, the 1145 Rights Offering, and the Backstop Agreement (on account of the Commitment Premium) will be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. The offer, issuance and distribution of the New Common Stock and New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) pursuant to the 4(a)(2) Rights Offering, and pursuant to the Backstop Agreement (with respect to the Unsubscribed Securities) will be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. Such securities will be restricted securities and may not be resold without registration under the Securities Act or pursuant to an exemption therefrom.

(b)     The New Common Stock and New Warrants will be freely tradable by the recipients thereof without registration under the Securities Act or other federal securities laws (and pursuant to various exemptions provided by the laws of certain states), subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act, (ii) the restriction on transfer of the securities distributed pursuant to the 4(a)(2) Rights Offering and the purchase of Unsubscribed Securities referred to above, (iii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iv) the restrictions, if any, on the transferability of such securities, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrant Agreements, and (v) applicable regulatory approval.

11.	Officers and Boards of Directors

(a)     On the Effective Date, the New Board will consist of seven directors composed of (i) the Chief Executive Officer and (ii) six directors designated by the Requisite Noteholders subject to compliance with the Jones Act (such that Reorganized Debtor will at all times be a U.S. Citizen eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade) and applicable listing standards. Each such director will serve from and after the Effective Date pursuant to the terms of the Amended Organizational Documents and the other constituent documents of the Reorganized Debtor. After the Effective Date, the board of directors for the Reorganized Debtor will be elected by its stockholders in accordance with Delaware law and the Reorganized Debtor’s Amended Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of the Reorganized Debtor. Without any further action by either the stockholders of the Reorganized Debtor or the members of the New Board, and pursuant to the Bankruptcy Court’s authority under Section 303 of the Delaware General Corporation Law and other applicable Delaware and federal law, the appointment of directors provided by Section 5.11(a) of the Plan will have the effect of unanimous stockholder action by written consent to elect directors in lieu of an annual meeting.

(b)     Except as otherwise provided in the Plan Supplement, the officers of the Debtor immediately before the Effective Date will serve as the initial officers of the Reorganized Debtor on and after the Effective Date and in accordance with applicable non-bankruptcy law. After the Effective Date, officers of the Reorganized Debtor will serve at the pleasure of the New Board, and the selection of officers of the Reorganized Debtor will be as provided by its organizational documents.

(c)     Except to the extent that any member of the Debtor’s board of directors continues to serve as a director of the Reorganized Debtor on and after the Effective Date, the members of the Debtor’s board of directors immediately prior to the Effective Date will have no continuing obligations to the Reorganized Debtor on or after the Effective Date in their capacities as such, and each such director will be deemed to have resigned or will otherwise cease to be a director on the Effective Date. Commencing on the Effective Date, each director of the Reorganized Debtor will be elected and serve pursuant to the terms of the organizational documents of the Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

12.	Restructuring Transactions

(a)     On or as soon as practicable after the Effective Date, the Reorganized Debtor will take such actions as may be or become necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate, the Plan (the “Restructuring Transactions”), including, without limitation, (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Plan Documents having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution and the Amended Organizational Documents pursuant to the law of the applicable jurisdiction, (iv) the execution and delivery of the documents included in the Plan Supplement or contemplated by the Restructuring Support Agreement, as applicable, including but not limited to, the New Noteholder Warrant Agreement, the New Existing Equity Warrant Agreement, and the Registration Rights Agreement; (v) the issuance of securities, all of which will be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, and (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents.

(b)     Each of the Debtor’s officers and each member of the Debtor’s board of directors is (and each officer, member of the board of directors, or manager of the Reorganized Debtor will be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, all of which will be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtor or the Reorganized Debtor) except for those expressly required pursuant to the Plan.

(c)     All matters provided for herein involving the corporate structure of the Debtor or Reorganized Debtor, or related action required by the Debtor or Reorganized Debtor in connection herewith will be deemed to have occurred and will be in effect, without any requirement of further action by the stockholders, members, directors, or managers of the Debtor or Reorganized Debtor, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, or managers, as applicable, of the Debtor or Reorganized Debtor.

13.	Cancellation of Liens

Upon the payment or other satisfaction of an Allowed Secured Claim and the Intercompany DIP Loan Claims, the holder of such Allowed Secured Claim and Intercompany DIP Loan Claims will deliver to the Reorganized Debtor any collateral or other property of the Debtor held by such holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim and the Intercompany DIP Loan Claims that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, lis pendens, or other similar interests or documents.

14.	Registration Rights Agreement

No later than the Effective Date, the Reorganized Debtor and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement will provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights.

15.	Employee Matters

Any Interests issued and outstanding immediately prior to the Petition Date pursuant to an Employment Arrangement (other than the Executive Employment Agreements) or Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) will be deemed to vest immediately prior to the Distribution Record Date. [For the avoidance of doubt, notwithstanding the foregoing or anything else contained herein, none of the aforementioned Interests shall be deemed to have been assumed or granted under the Management Incentive Plan, nor will such Interests have any claim thereunder.] The claims of any Interests subject to Section 5.15 of the Plan will be subject to the treatment set forth in Section 4.8 of the Plan without regard to whether any plan or program underlying such Interest is assumed.

16.	Closing of Chapter 11 Case

After the Estate has been fully administered, the Reorganized Debtor will promptly seek authority from the Bankruptcy Court to close its Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

17.	Notice of Effective Date

On the Effective Date, the Reorganized Debtor will file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

E.	Distributions

1.	Distributions Generally

Disbursing Agent(s) will make all distributions under the Plan solely to the record holders of Allowed Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan in accordance with the terms of the Plan.

2.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims and Interests as maintained by the Debtor or its agents, will be deemed closed, and there will be no further changes in the record holders of any of the Claims or Interests. The Debtor and the Reorganized Debtor will have no obligation to recognize any transfer or designation of the Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure amounts or any Assumption Disputes, neither the Debtor, Reorganized Debtor, nor the Disbursing Agent will have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim. Notwithstanding the foregoing, to the extent any mandatory exchange distributions will be made through DTC, no Distribution Record Date will apply to public securities.

3.	Date of Distributions

Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon as practicable thereafter, or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan.

4.	Disbursing Agent

All distributions under the Plan will be made by the Reorganized Debtor (or such other Entity designated by the Reorganized Debtor), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan solely to the record holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan. A Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtor will use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtor) with the Allowed amounts of Claims and the identities and addresses of holders of Claims and Debtor Common Shares as of the Distribution Record Date, in each case, as set forth in the Debtor’s books and records. The Reorganized Debtor will cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtor) to comply with the reporting and withholding requirements outlined in Section 6.18 of the Plan.

5.	Rights and Powers of Disbursing Agent

(a)     From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, will be exculpated by all Entities, including, without limitation, holders of Claims and Interests and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the Disbursing Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts. No holder of a Claim or Interest or other party in interest will have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the Disbursing Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts.

(b)     A Disbursing Agent will be empowered to (i) undertake all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.	Expenses of Disbursing Agent

To the extent the Disbursing Agent is an Entity other than the Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtor, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtor in the ordinary course of business.

7.	No Postpetition Interest on Claims

Except to the extent that payments to Allowed General Unsecured Claims are not made pursuant to Section 4.7 of the Plan in the ordinary course or as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest will not accrue or be paid on any Claims on or after the Petition Date; provided, however, if interest is payable pursuant to the preceding sentence, interest will accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

8.	Delivery of Distributions

(a)     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Interest will be made to a Disbursing Agent, who will transmit such distribution to the applicable holders of Allowed Claims or Interests on behalf of the Debtor. In the event that any distribution to any holder is returned as undeliverable, no further distributions will be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions will be made to such holder as soon as reasonably practicable without interest. Nothing in the terms of the Plan will require the Disbursing Agent, the Debtor, or the Reorganized Debtor to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.18 of the Plan.

(b)     Distributions of the New Common Stock, and the New Warrants will be made through the facilities of DTC in accordance with DTC’s customary practices. All New Common Stock to be distributed pursuant to the Plan will be issued in the names of such holders or their nominees of record as of the Distribution Record Date in accordance with DTC’s book-entry exchange procedures; provided, that the New Common Stock and New Warrants are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock or New Warrants are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtor will take such reasonable actions as may be required to cause distributions of the New Common Stock and the New Warrants under the Plan. No distributions will be made other than through DTC if the New Common Stock and the New Warrants are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date will be forfeited.

(c)     In accordance with Section 6.17 of the Backstop Agreement, the allocation of New Common Stock and New Noteholder Warrants to Non-U.S. Citizens (for the avoidance of doubt, other than holders of equity interests on account of their equity interests) will be determined in the following priorities, with the more senior priorities receiving New Common Shares prior to the distribution of New Noteholder Warrants; provided, that, 1.0% of New Common Stock will be reserved for New Common Stock issuable to Non-U.S. Citizen management and employees under the MIP: first, as payment for the Commitment Premium; second, for any Unsubscribed Securities purchased by the Commitment Parties pursuant to their Backstop Commitment; third, in proportion to their Backstop Commitment, to participants in the Rights Offerings that are Commitment Parties that exercise all of the Subscription Rights allocated to them (i) for the exercise of all their Subscription Rights in the Rights Offerings and (ii) on account of their Unsecured Notes Claims; fourth, to participants in the Rights Offerings that are not Commitment Parties that exercise all of the Subscription Rights allocated to them (i) for the exercise of all their Subscription Rights in the Rights Offerings and (ii) on account of their Unsecured Notes Claims; and fifth, New Common Stock to Entities that do not exercise all the Subscription Rights allocated to them in the Rights Offerings (i) to the extent of any exercise of Subscription Rights allocated to them in the Rights Offerings and (ii) on account of their Unsecured Notes Claims.

9.	Distributions after Effective Date

Distributions made to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.

10.	Unclaimed Property

Undeliverable distributions or unclaimed distributions will remain in the possession of the Reorganized Debtor until such time as a distribution becomes deliverable or holder accepts distribution, and will not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred eighty (180) calendar days from the date of distribution. After such date all unclaimed property or interest in property will revert to the Reorganized Debtor, and the Allowed Claim on which such distribution was based will be discharged and forever barred. A distribution may be considered unclaimed if a holder fails to respond to a request from the Debtor for information necessary to facilitate a particular distribution until the procedures for determining U.S. Citizenship for the Noteholders are finalized.

11.	Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of Allowed Claims will be null and void if not negotiated within one hundred eighty (180) calendar days after the date of issuance. Thereafter, the amount represented by such voided check will irrevocably revert to the Reorganized Debtor, and any Claim in respect of such voided check will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check will be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

12.	Manner of Payment under Plan

Except as otherwise specifically provided in the Plan, at the option of the Reorganized Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtor.

13.	Satisfaction of Claims

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan will be in complete and final satisfaction, settlement, and discharge of, and exchange for, such Allowed Claims.

14.	Fractional Stock

If any distributions of New Common Stock or New Warrants pursuant to the Plan would, or as a result of the exercise of a New Warrant would, result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock or New Warrants to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or less rounded down and more than a half share rounded up). The total number of shares of New Common Stock to be distributed in connection with the Plan, or as a result of the exercise of New Warrants, will be adjusted as necessary to account for the rounding provided for in Section 6.14 of the Plan. Neither the Reorganized Debtor nor the Disbursing Agent will have any obligation to make a distribution that is less than one (1) share of New Common Stock or one (1) New Warrant. New Common Stock and New Noteholder Warrants that are not distributed in accordance with Section 6.14 of the Plan will be returned to, and ownership thereof will vest in, the Reorganized Debtor.

15.	Setoffs and Recoupments

The Debtor and the Reorganized Debtor, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent), may, but will not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that the Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

16.	Allocation of Distributions between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Reorganized Debtor), distributions with respect to an Allowed Claim will be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

17.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim will receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.7 of the Plan.

18.	Withholding and Reporting Requirements

(a)     Withholding Rights. In connection with the Plan, and all instruments or Interests issued in connection therewith and in consideration thereof, any party issuing any instrument or making any distribution described in the Plan will comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements will be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence will be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan will have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)     Forms. Any party entitled to receive any property as an issuance or distribution under the Plan will, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtor (which Entity will subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or Form W-8, as applicable, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtor, the Disbursing Agent, or such other Entity designated by the Reorganized Debtor or Disbursing Agent and the holder fails to comply before the date that is three hundred sixty-five (365) calendar days after the request is made, the amount of such distribution will irrevocably revert to the Reorganized Debtor and any Claim in respect of such distribution will be discharged and forever barred from assertion against the Reorganized Debtor or its property.

(c)     Obligation. Notwithstanding the above, each holder of an Allowed Claim or Debtor Common Shares that is to receive a Plan Distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

F.	Procedures for Resolving Claims

1.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtor and holders of Claims will determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Case had not been commenced. The holders of Claims will not be subject to any claims resolution process in the Bankruptcy Court in connection with their Claims and will retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtor or Reorganized Debtor in any forum with jurisdiction over the parties. Except for (i) proofs of Claim asserting damages arising out of the rejection of an executory contract or unexpired lease by the Debtor pursuant to Section 8.4 of the Plan and (ii) proofs of Claim that have been objected to by the Debtor before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, will be deemed withdrawn. To the extent not otherwise provided in the Plan, the deemed withdrawal of a proof of Claim is without prejudice to such claimant’s rights under Section 7.1 of the Plan to assert its Claims in any forum as though the Debtor’s Chapter 11 Case had not been commenced. From and after the Effective Date, the Reorganized Debtor may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

2.	Estimation of Claims

The Debtor or the Reorganized Debtor, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor or the Reorganized Debtor may pursue supplementary proceedings to object to the allowance of such Claim.

3.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan will be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

4.	Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the holder of such Allowed Claim in accordance with provisions of the Plan, including the treatment provisions provided in Article IV of the Plan and Section 6.3 of the Plan. Holders of Disputed Claims that ultimately become Allowed Claims will not be entitled to payment of interest unless otherwise provided in the Plan, in a Final Order, or required under applicable bankruptcy law.

5.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

Unless otherwise specified in the Plan, including Section 8.7, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amounts, all executory contracts and unexpired leases to which the Debtor is a party, and which have not expired by their own terms on or prior to the Confirmation Date will be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate motion for assumption or rejection under section 365 of the Bankruptcy Code filed by the Debtor before the Confirmation Date, (c) is designated as a contract or lease to be rejected on the Schedule of Rejected Contracts, or (d) is the subject of a pending Assumption Dispute. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the assumptions and rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan will vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, and any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

2.	Determination of Assumption Disputes and Deemed Consent

(a)     The Debtor will serve on parties to executory contracts and unexpired leases to be assumed a notice reflecting the Debtor’s intention to assume the contract or lease in connection with the Plan and setting forth the proposed Cure amount (if any). Such notice will not prejudice any of the defenses and counterclaims the Debtor or Reorganized Debtor may have with respect to any such executory contract or unexpired lease. If the counterparty believes any different Cure amount is due in connection with the assumption, it must assert such Cure amount or any other Assumption Dispute within twenty-one (21) calendar days of the date of service of such notice.

(b)     Cure amount disputes will be resolved by the Debtor or Reorganized Debtor and the applicable counterparty in the ordinary course, and the agreed-upon amounts will be paid by the Debtor or Reorganized Debtor in the ordinary course. If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease, such dispute will be heard by the Bankruptcy Court prior to such assumption being effective; provided, however, the Debtor or the Reorganized Debtor, as applicable, may settle any dispute regarding the Cure amount or the Assumption Dispute without any further notice to any party or any action, order, or approval of the Bankruptcy Court. To the extent the Assumption Dispute is resolved or determined by a Final Order unfavorably to the Debtor or Reorganized Debtor, as applicable, the Debtor or Reorganized Debtor, as applicable, will have thirty (30) calendar days following entry of such Final Order to file a motion to reject such contract or lease.

(c)     Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such contract or lease within twenty-one (21) calendar days of the date of service thereof will be deemed to have assented to (A) the proposed Cure amount, and (B) the assumption of the applicable contract or lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or lease or a change, if any, in the ownership or control of any the Debtor, (iii) increase, accelerate, or otherwise alter any obligations or liabilities of the Debtor under such executory contract or unexpired lease, or (iv) create or impose a Lien upon any property or asset of the Debtor or the Reorganized Debtor. Each such provision will be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in Section 8.2.(c) of the Plan will forever be barred and enjoined from objecting to the validity of such assumption or to the Cure amount, and from taking any other action prohibited by the foregoing on account of transactions contemplated by the Plan.

3.	Effect of Assumption of Contracts and Leases

Subject to resolution of any Assumption Dispute, all Cure amounts will be satisfied by the Debtor or the Reorganized Debtor, as the case may be, upon assumption of the applicable contracts and unexpired leases in the ordinary course. Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, subject to satisfaction of the Cure amount, will result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption. As provided in Section 7.1 of the Plan, on the Effective Date, any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed will be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity.

4.	Rejection Damages Claims

Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtor must file a proof of Claim and serve it on the Debtor no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease

5.	Survival of Debtor’s Indemnification Obligations

(a)     Any obligations of the Debtor pursuant to its certificate of incorporation, bylaws, or indemnification agreements to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtor or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtor, will not be discharged or impaired by the Plan or the Confirmation Order; provided, however, that the Reorganized Debtor will not indemnify directors or officers of the Debtor for any Claims or Causes of Action arising out of or relating to any act or omission that constitutes intentional fraud, gross negligence, or willful misconduct. All such obligations will be deemed and treated as executory contracts to be assumed by the Debtor under the Plan and will continue as obligations of the Reorganized Debtor. Any Claim based on the Debtor’s obligations pursuant to the terms of the Plan will not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b)     In addition, after the Effective Date, the Reorganized Debtor will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all directors and officers who served in such capacity at any time before the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

6.	Insurance Policies

All insurance policies pursuant to which the Debtor has any obligations in effect as of the date of the Effective Date will be deemed and treated as executory contracts pursuant to the Plan and will be assumed by the Reorganized Debtor and will continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies will vest in the Reorganized Debtor.

7.	Compensation and Benefit Plans

(a)     Except as expressly set forth in Section 8.7(b) of the Plan with respect to the Executive Employment Agreements and subject to subsection (d) of Section 8.7 of the Plan, all employment and severance policies, and all compensation and Benefit Plans, policies, and programs of the Debtor applicable to its employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and will be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code; provided, however, that the Effective Date will not constitute a change of control for purposes of any employment, severance, change of control or other similar type of agreement or arrangement covering any employee or other service provider to the Debtor.

(b)     Each Executive Employment Agreement will be assumed as modified, subject to further amendment as agreed by the New Board and the individual member of Debtor’s senior management team (“Management”) as provided in (c) below, as follows: (1) Management will not be entitled to any tax gross up under any provisions of the Internal Revenue Code of 1986, as amended, including provisions relating to Sections 280G, 4999 and 409A of the Internal Revenue Code, (2) the Effective Date will not constitute a change of control for purposes of the Executive Employment Agreements or any other employment, severance, change of control, or similar type of agreement or arrangement covering any employee or other service provider of the Debtor; provided, however, for that certain member of Management who is party to a change in control agreement only, such individual will be provided with a cash severance consistent with the terms set forth in the Executive Severance Agreements currently in effect for other members of Management, except that (A) such severance will not exceed 2x such individual’s base salary in effect on the date hereof, (B) such severance will only be payable in the event such individual’s employment is terminated by the Debtor without Cause (as such term is defined in such individual’s change in control agreement as in effect on the Petition Date) and (C) such termination occurs within 30 days following the Effective Date, (3) with respect to members of Management, any provision relating to equity based awards, including without limitation any termination related provisions, will solely be governed by the terms of the Management Incentive Plan, and (4) for any Executive Employment Agreement covering any member of Management that provides that a notice of non-extension may be delivered by the Debtor or Reorganized Debtor on or before December 31, 2017, the applicable Executive Employment Agreements will be amended to provide that such notice of non- extension will be treated as a termination by the Debtor without Cause for purposes of non-change in control severance benefits under the applicable Executive Employment Agreement provided, further, that the Reorganized Debtor retains the right to reject any Executive Employment Agreement if the applicable member of Management does not consent to the modifications described in (1)-(4) above.

(c)     Prior to the Reorganized Debtor’s assumption or rejection of the Executive Employment Agreements, the New Board and Management will engage in good faith negotiations regarding amendments to the Executive Employment Agreements during a thirty (30) day period following the Effective Date (the “Negotiation Period”). The Negotiation Period may be extended or shortened for some or all of the Executive Employment Agreements by mutual written agreement of the New Board and the applicable counterparties to the Executive Employment Agreements without further notice.

(d)     [Notwithstanding anything herein to the contrary, the Equity Incentive Plan, the Director Share Incentive Plan, and the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan are deemed to be Executory Contracts and shall automatically be rejected in accordance with the provisions of Bankruptcy Code section 365 and 1123 as of the Effective Date].

8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided pursuant to the terms of the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed will include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

9.	Reservation of Rights

(a)     Neither the exclusion nor inclusion of any contract or lease by the Debtor on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtor that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor or their respective affiliates have any liability thereunder.

(b)     Except as otherwise provided in the Plan, nothing in the Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtor and the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

(c)     Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

H.	Conditions Precedent to Confirmation of Plan and Effective Date

1.	Conditions Precedent to Confirmation of Plan

The following are conditions precedent to confirmation of the Plan:

(a)     an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code will have been entered by the Bankruptcy Court;

(b)     the Plan, the Plan Documents and all of the schedules, documents, and exhibits contained therein will be in form and substance consistent with the Restructuring Support Agreement and/or the Intercompany DIP Loan Facility Agreement, as applicable;

(c)     each of the Plan Documents, including, without limitation, the Restructuring Support Agreement and Backstop Commitment Agreement, will have been approved in accordance with the Restructuring Support Agreement (as applicable), will not have been terminated, and will remain in full force and effect;

(d)     the BCA Approval Order and the Restructuring Support Agreement Approval Order have not been stayed, modified, vacated, or reversed on appeal and are in full force and effect; and

(e)     the Bankruptcy Court will have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor and the Requisite Noteholders.

2.	Conditions Precedent to Effective Date

The following are conditions precedent to the Effective Date of the Plan:

(a)     the Restructuring Support Agreement and Backstop Commitment Agreement will remain in full force and effect and the conditions to effectiveness of the Plan set forth in the Restructuring Support Agreement will have been satisfied or waived by the Requisite Noteholders;

(b)     the Plan and the Plan Documents will not have been amended or modified other than in a manner in form and substance consistent with the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtor and the Requisite Noteholders;

(c)     the Confirmation Order, the BCA Approval Order, and the Restructuring Support Agreement Approval Order will not have been stayed, modified, vacated, or reversed on appeal;

(d)     all actions, documents and agreements necessary to implement and consummate the Plan, including without limitation, entry into the Plan Documents and the Amended Organizational Documents, and the transactions and other matters contemplated thereby, will have been effected or executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtor that the Effective Date has occurred) contained in any such documents and agreements will have been satisfied or waived pursuant to the terms of such documents or agreements;

(e)     the conditions to effectiveness of the Backstop Commitment Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Commitment Agreement is in full force and effect and binding on all parties thereto;

(f)     the conditions to effectiveness of the Exit Financing Facility Agreement have been satisfied or waived in accordance with the terms thereof, and the Exit Financing Facility Agreement is in full force and effect and binding on all parties thereto;

(g)     the Amended Organizational Documents will have been filed with the appropriate governmental authority;

(h)     all governmental, regulatory, and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan will have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(i)     [the agreement with RBS under the RBS Credit Facility is in full force and effect; and]

(j)     the Restructuring Support Agreement and the Backstop Agreement will not have been terminated and will be in full force and effect

3.	Waiver of Conditions Precedent

(a)     Except as otherwise provided within the terms of the Plan, all actions required to be taken on the Effective Date will take place and will be deemed to have occurred simultaneously and no such action will be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan may be waived in writing by the Debtor with the prior written consent of the Requisite Noteholders, such consent not to be unreasonably withheld, without leave of or order of the Bankruptcy Court.

(b)     The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) will be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order will take effect immediately upon its entry.

4.	Effect of Failure of a Condition

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) calendar days after the date on which the Confirmation Order is entered or by such later date as is reasonably acceptable to the Debtor and the Requisite Noteholders, in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will (a) constitute a waiver or release of any Claims or Interests or any of the Debtor’s rights and claims, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtor, any of the Consenting Noteholders, or any other Entity.

I.	Effect of Confirmation

1.	Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtor’s Estate will vest in the Reorganized Debtor free and clear of all Claims, Interests, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Financing Facility Agreement and related documents. On and after the Effective Date, the Reorganized Debtor may take any action, including, without limitation, the operation of its business; the use, acquisition, sale, lease, and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided within the terms of the Plan. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

2.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the Plan will bind all holders of Claims and Interests and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Plan, (b) were deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution under the Plan.

3.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided pursuant to the terms of the Plan or in the Confirmation Order, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim or terminated Interest against the Debtor, the Reorganized Debtor, or any of their respective assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

4.	Term of Injunctions or Stays

Unless otherwise provided pursuant to the terms of the Plan or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunction against Interference with Plan

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, will be enjoined from taking any action to interfere with the implementation of the Plan or the occurrence of the Effective Date, provided, that the foregoing will not enjoin any Consenting Noteholder from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

6.	Plan Injunction

(a)     Except as otherwise provided in the Plan, in the Plan Documents, or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Entities mentioned in subsection 10.6(a) of the Plan (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Entities mentioned in subsection 10.6(a) of the Plan (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Reorganized Debtor, or the Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in subsection 10.6(a) of the Plan (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan, and the Plan Documents, to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan and the Plan Documents; provided, that nothing contained within the terms of the Plan will preclude such Entities who have held, hold, or may hold Claims or Interests from exercising their rights and remedies, or obtaining benefits, pursuant to and consistent with the terms of the Plan and the Plan Documents; provided, further, that nothing contained within the terms of the Plan will enjoin any Consenting Noteholder from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

(b)     By accepting distributions under the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in Section 10.6 of the Plan.

7.	Releases

(a)     Releases by the Debtor. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring, and except as otherwise provided in the Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtor, the Reorganized Debtor, and the Estate, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other entities that may purport to assert any Cause of Action derivatively, by or through the foregoing entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or the Estate, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Agreement, the Exit Financing Facility Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to the Plan, the implementation of the Rights Offerings, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

(b)     Releases by the Holders of Claims and Interests. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring, and except as otherwise provided in the Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the (i) the holders of all Claims and Interests who vote to accept the Plan, (ii) holders of Claims or Interests that are Unimpaired under the Plan, where the applicable Claims or Interests have been fully paid or otherwise satisfied in accordance with the Plan, (iii) holders of Claims or Interests whose vote to accept or reject the Plan was solicited but who did not vote either to accept or to reject the Plan and did not opt out of granting the releases set forth within the Plan, (iv) holders of Claims or Interests who voted to reject the Plan but did not opt out of granting the releases set forth within the Plan, and (v) the Consenting Noteholders from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Agreement, the Exit Facility Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to the Plan, the implementation of the Rights Offerings, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

8.	Exculpation

To the extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Case; the negotiation and pursuit of the Intercompany DIP Loan Facility, the New Warrants, the Management Incentive Plan, the Backstop Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Exit Financing Facility Agreement, the Restructuring Transactions, and the Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the conducting of the Rights Offerings; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, gross negligence, or willful misconduct, but in all respects such entities will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

9.	Injunction Related to Releases and Exculpation

The Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated under the Plan.

10.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account, and conform to, the relative priority and rights of the Claims and Interests in each Class, including any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtor reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

11.	Retention of Causes of Action/Reservation of Rights

Except as otherwise provided within the Plan, including in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtor had immediately prior to the Effective Date on behalf of the Estate or of itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against any Entity. The Reorganized Debtor will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Case had not been commenced, and all of the Debtor’s legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced; provided, however, that notwithstanding the foregoing, the Debtor and the Reorganized Debtor will not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or Exculpated Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

12.	Ipso Facto and Similar Provisions Ineffective

Except as otherwise agreed by the Requisite Noteholders or as otherwise expressly provided herein, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to the Debtor will be void and of no further force or effect with respect to the Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of the Debtor; (ii) the commencement of the Chapter 11 Case; (iii) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; or (iv) the execution, delivery or consummation of the Plan Documents or the Plan Supplement documents.

13.	Solicitation of Plan

As of and subject to the occurrence of the Confirmation Date: (a) the Debtor will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtor and its directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

14.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects, including (a) those set forth in Section 5.11 of the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtor, (c) the distribution or issuance of the Reorganized GulfMark Equity and the New Warrants, (e) the entry into the New Noteholder Warrant Agreement, (f) the entry into the New Existing Equity Warrant Agreement, (g) the entry into the Registration Rights Agreement (h) the approval of the Rights Offerings, and (i) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtor or the Reorganized Debtor, and any corporate or limited liability company action required by the Debtor or the Reorganized Debtor in connection with the Plan will be deemed to have occurred and will be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtor or the Reorganized Debtor. On or (as applicable) before the Effective Date, the appropriate officers of the Debtor or the Reorganized Debtor, as applicable, will be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtor, including, but not limited to, (i) the Amended Organizational Documents, (ii) the New Noteholder Warrant Agreement, (iii) the New Existing Equity Warrant Agreement, (iv) the Exit Financing Facility Agreement, and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Section 10.14 of the Plan will be effective notwithstanding any requirements under non-bankruptcy law.

J.	Retention of Jurisdiction

1.	Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Case for, among other things, the following purposes:

(a)     to hear and determine motions for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)     to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)     to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d)     to hear and determine all disputes arising from or related to any determination by the Debtor in its reasonable discretion with respect to the acceptance, non-acceptance or rejection of any U.S. Citizen Affidavit as reasonable proof in establishing that any person otherwise entitled to shares of New Common Stock under the Plan is a U.S. Citizen under the Jones Act;

(e)     to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)     to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)     to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)     to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)     to hear and determine all Fee Claims;

(j)     to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(k)     to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l)     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order, as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(m)     to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)     to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)     to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(p)     to resolve disputes concerning Disputed Claims;

(q)     to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r)     to enter final decrees closing the Chapter 11 Case;

(s)     to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(t)     to resolve disputes as to the ownership of any Claim or Interest;

(u)     to recover all assets of the Debtor and property of the Estate, wherever located;

(v)     to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Case, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Case, any bar date established in the Chapter 11 Case, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(w)     to hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtor pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(x)     to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

2.	Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure to exercise jurisdiction will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

K.	Miscellaneous Provisions

1.	Payment of Statutory Fees

On the Effective Date and thereafter as may be required, the Reorganized Debtor will pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for the Debtor’s case, or until such time as a final decree is entered closing the Debtor’s case, a Final Order converting the Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing the Debtor’s case is entered.

2.	Substantial Consummation of the Plan

On the Effective Date, the Plan will be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.	Plan Supplement

The Plan Supplement will be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline. Documents included in the Plan Supplement will be posted at the website of the Debtor’s notice, claims, and solicitation agent.

4.	Request for Expedited Determination of Taxes

The Debtor will have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

5.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtor pursuant to, in implementation of or as contemplated in the Plan, (d) the grant of collateral under the Exit Financing Facility Agreement, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, will not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded will, pursuant to the Confirmation Order, accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

6.	Amendments

(a)     Plan Modifications. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, (i) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtor may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b)     Other Amendments. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, before the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

7.	Effectuating Documents and Further Transactions

Each of the officers of the Reorganized Debtor is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

8.	Revocation or Withdrawal of Plan

Subject to the terms of the Restructuring Support Agreement, the Debtor reserve the right to revoke or withdraw the Plan prior to the Effective Date. If, Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date does not occur on the Effective Date, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void; and (c) nothing contained in the Plan will (i) constitute a waiver or release of any Claim by or against, or any Interest in, the Debtor or any other Entity, (ii) prejudice in any manner the rights of the Debtor or any other Entity, or (iii) constitute an admission of any sort by the Debtor, any of the Consenting Noteholders, or any other Entity. Section 12.8 of the Plan will not modify or otherwise alter the rights of the Consenting Noteholders or the Debtor, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

9.	Severability of Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of (x) the Debtor or the Reorganized Debtor (as the case may be), (y) the Requisite Noteholders, and (z) solely to the extent provided for in the Intercompany DIP Loan Facility Agreement, DNB; and (c) not severable and mutually dependent.

10.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof other than section 5-1401 and section 5-1402 of the New York General Obligations Law.

11.	Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 will apply.

12.	Dates of Actions to Implement the Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but will be deemed to have been completed as of the required date.

13.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement will be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtor, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtor.

14.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it will be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

15.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

16.	Entire Agreement

On the Effective Date, the Plan, the Plan Documents, and the Confirmation Order will supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

17.	Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full in the Plan.

18.	Notices

All notices, requests, and demands to or upon the Debtor to be effective will be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided in the Plan, will be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

if to the Debtor or the Reorganized Debtor:

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North

Suite 400

Houston, Texas 77024

Attn: Cindy Muller

E-mail:  cindy.muller@gulfmark.com

- And -

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Gary T. Holtzer and Ronit J. Berkovich

Email: gary.holtzer@weil.com and ronit.berkovich@weil.com

Facsimile: (212) 310-8007

If to the Consenting Noteholders, to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005-1413

Attn:   Evan R. Fleck and Nelly Almeida

E-mail:  efleck@milbank.com and nalmeida@milbank.com
Facsimile: (212) 822-5567

After the Effective Date, the Debtor has authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, it must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002, provided, that the U.S. Trustee need not file such a renewed request and will continue to receive documents without any further action being necessary. After the Effective Date, the Debtor and the Reorganized Debtor, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to the U.S. Trustee, and to those Entities who have filed such renewed requests.

VII.

FINANCIAL INFORMATION AND PROJECTIONS

A.	Condensed Projected Financial Information

In connection with the development of a plan of reorganization and for the purposes of determining whether such plan would satisfy the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, the Debtor analyzed its ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtor prepared financial projections (the “Projections”) for the balance of the 2017 calendar year, and for 2018 through 2020 (the “Projection Period”). The Debtor believes that the Plan meets the feasibility requirement, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.

The Debtor does not, as a matter of course, publish its busine plans or strategies, projections or anticipated financial position. Accordingly, the Debtor does not anticipate that it will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory body pursuant to the provisions of the Plan. In connection with the development of the Plan, the Projections were prepared by the Debtor to assess the impact of the anticipated operating results of the Debtor and the transactions contemplated by the Plan on the Debtor’s liquidity position. The Projections assume that the Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices and our clients’ expectations about future commodity prices and rig activity, the level of activity of oil and natural gas exploration, development and production in the North Sea, U.S. Gulf of Mexico and Southeast Asia, the demand and day rates for the Company’s vessels and services, competition and supply of competing OSV and supply firms, changes in the political environment of the regions where the Company operates, regulatory changes and/or a variety of other factors, including those factors listed in Article XIII of this Disclosure Statement.

The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

THE DEBTOR PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF ITS ADVISORS. THE DEBTOR DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN ARTICLE XI OF THIS DISCLOSURE STATEMENT), AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH PROJECTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, and the Plan in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

GulfMark Financial Statements
$ in 000s

	Pre Confirmation Q3 2017 - Stub 1	Transaction Adjustments	Fresh Start Adjustments	Post Confirmation Q3 2017 - Stub 1	Q3 2017 - Stub 2	Total Q3 2017	Q4 2017	2017E	2018E	2019E	2020E
Statement of Cash Flows											
Net Income	$ (23,446)	$ 446,241	$ -	$ 422,796	$ (3,673)	$ 419,123	$ (9,717)	$248,191	$ (41,975)	$ (13,945)	$ 52,383
Depreciation & Amortization	6,798	-	-	6,798	2,495	9,293	4,990	41,448	19,959	19,959	19,959
Def Financing Costs	-	(5,625)	-	(5,625)	47	(5,578)	94	4,799	375	375	375
Stock Based Comp	1,500	-	-	1,500	1,500	3,000	1,500	7,112	6,000	6,000	6,000
Tax Provision & Other	-	-	-	-	(672)	(672)	(672)	77,989	(2,689)	(2,689)	(2,689)
Cancellation of Indebtedness Income	--	(446,241)	--	(446,241)	--	(446,241)	--	(446,241)	--	--	--
Changes in Working Capital Accounts											
Accounts Receivable	(94)	-	-	(94)	(751)	(845)	4,665	(598)	(1,971)	(11,392)	(16,614)
Prepaid	-	-	-	-	-	-	-	(1,009)	-	-	-
Accounts Payable	(271)	-	-	(271)	136	(135)	1,965	(3,533)	3,878	785	386
Restricted Cash	--	--	--	--	--	--	--	(3,360)	3,360	--	--
Other Liabilities	9,600	(14,500)	-	(4,900)	-	(4,900)	-	8,386	-	-	-
Cash from Operating Activities	$ (6,912)	$ (20,126)	$ -	$ (26,037)	$ (919)	$ (26,956)	$ 2,824	$ (66,817)	$ (13,063)	$ (907)	$ 59,799
Capital Expenditure	-	-	-	--	--	--	--	--	(1,500)	(1,500)	(1,500)
Simek	-	-	-	--	--	--	--	(24,377)	--	--	--
Total Capex	-	-	-	--	--	--	--	(24,377)	(1,500)	(1,500)	(1,500)
Proceeds from Asset Sales	-	-	-	--	--	--	--	3,000	--	--	--
Cash from Investing Activities	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ (21,377)	$ (1,500)	$ (1,500)	$ (1,500)
Borrowing / (Repayment) of RBS Credit Facility	--	(72,000)	-	(72,000)	--	(72,000)	--	(49,000)	--	--	--
Borrowing / (Repayment) of DNB Credit Facility	--	(44,404)	-	(44,404)	--	(44,404)	--	(10,936)	--	--	--
Borrowing / (Repayment) of Exit Credit Facility	--	30,608	--	30,608	1,000	31,608	(2,906)	28,703	15,000	1,970	(45,673)
Other Financing Cost	--	--	--	--	--	--	--	(4,395)	--	--	--
Rights Offering	--	125,000	--	125,000	--	125,000	--	125,000	--	--	--
DIP Draw / (Paydown)	5,912	(19,079)	-	(13,167)	-	(13,167.1)	-	-	-	-	-
Cash from Financing Activities	$ 6,912	$ 20,126	$ -	$ 26,037	$ 1,000	$ 27,037	$ (2,906)	$ 89,372	$ 15,000	$ 1,970	$ (45,673)
Change in Cash	--	--	--	--	81	81	(81)	1,178	437	(437)	12,627
Beginning Cash	10,000	10,000	10,000	10,000	10,000	10,000	10,081	8,822	10,538	10,961	10,000
Ending Cash	10,000	10,000	10,000	10,000	10,081	10,081	10,000	10,000	10,437	10,000	22,627
Minimum Cash	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Liquidity Summary											
Available RBS Revolver	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Available DNB Revolver	-	-	-	-	-	-	-	-	-	-	-
Available New Revolver		94,392	-	94,392	93,392	93,392	96,297	96,297	81,297	79,327	125,000
Cash	10,000	10,000	10,000	10,000	10,081	10,081	10,000	10,000	10,437	10,000	22,627
Liquidity	10,000	104,392	10,000	104,392	103,473	103,473	106,297	106,297	91,734	89,327	147,627

Transaction Footnotes

(A) Cancellation from Debt Income of $440M arising from Cancellation of Bonds including accrued interest
(B) Upfront fees on Exit Facility of $5.6M
(C) Cancellation of $16.6M in accrued bond interest plus cash payment of $4.9M in Deferred Compensation
(D) Cash payment of $9.6M in accrued restructuring professionals and success fees (net of retainers)
(E) Cancellation of $423M in outstanding Bond Debt
(F) Pay down of $72M in outstanding RBS facility
(G) Pay down of $44M in outstanding DNB facility
(H) $30.1M Draw on Exit facility
(I) Pay down of $19.1M in outstanding DIP facility
(J) Equity Rights Offering proceeds of $125M

B.     Assumptions to the Projections

1.	General Assumptions

The Debtor and its affiliates provide offshore marine support and transportation services primarily to companies involved in the exploration and production of oil and natural gas. Their vessels transport materials, supplies and personnel to offshore facilities, and also move and position drilling and production facilities.

As of the Commencement Date, GulfMark Group operates a fleet of 66 vessels, 31 of which are located in the Americas, 25 of which hare located in the North Sea region, and 10 are located in Southeast Asia. The average age of the vessels is approximately 10 years.

Presentation. The Projections are presented on a consolidated basis, including projections of operating results for Debtor and non-Debtor entities.

Methodology. In developing the Projections, the Debtor reviewed the current contracted status of their vessels and made an assessment of whether or not these contracts were likely to continue, in addition to forecasting future contracts. The projections were developed on a vessel by vessel basis and the Debtors evaluated the likelihood of each of their vessels being utilized over the forecast period. While asset sales are contemplated, these are not included in the Projections.

Plan Consummation. The Projections assume that a Plan will be consummated on or about August 15, 2017.

2.	Assumptions With Respect to the Projected Income Statement

Revenue. Revenue is forecast based on expected day rates and utilization for existing contracts and expectations with respect to future contracts for each vessel.

Daily Vessel Operating Costs. Operating costs are projected based on current regional operating costs, giving effect to recent cost reduction initiatives, and expected utilization of each vessel based on current contracts and expectations with respect to future contracts.

Drydock Costs. Drydock costs are forecast based on historical average fleet-wide drydock costs and frequency.

General and Administrative. General and Administrative Costs (“G&A”) are comprised primarily of legal and other professional fees, rents, and other expenses associated with the Debtors’ corporate overhead. Corporate G&A is based on current run rates, adjusted for recent cost reduction initiatives. Expected annual inflation rates were then applied over the Projection Period.

Depreciation and Amortization. Depreciation and Amortization reflects the anticipated depreciation and amortization of the existing fleet, after giving effect to fresh start accounting and remaining useful lives of the assets as of Plan consummation.

Interest Expense. Interest expense is forecast based on the Debtors’ proposed exit financing as more fully described in the Plan and the exhibits thereto.

Income Tax (Expense) Benefit. Income tax is estimated based on the average jurisdictional mix of the Company’s projected revenue and expenses. The Company is estimating there will be NOL carryforwards available after consummation of the Plan; however, use of the NOL will be limited by section 382.

Restructuring Costs. Restructuring Expenses include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items.

3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital. Working capital assumptions are based on historical days sales and days payable for accounts receivable and accounts payable, respectively.

Capital Expenditures. Projections for expenditures were prepared with consideration of the Debtors’ current fixed asset base, estimates for growth, and disposition of assets. Capital Expenditures primarily relate to sustaining capital needed to maintain the Debtor’s existing vessels in proper working condition. No vessel purchases are anticipated during the Projection Period.

Long Term Debt. Reflects the terms of the financing transactions contemplated by the Plan.

VIII.

VALUATION ANALYSIS

A.	Estimated Reorganization Valuation of the Debtor

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OR OF THE PRICES AT WHICH ANY SUCH SECURITIES MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS CONTEMPLATED BY THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTOR.

Solely for purposes of the Plan and the Disclosure Statement, Evercore, as investment banker to the Debtor and at its request, has estimated the total enterprise value (the “Total Enterprise Value”) of the Reorganized Debtor on a going concern basis as of the assumed Effective Date of August 11, 2017 (the “Assumed Effective Date”). The valuation analysis is based on projections provided by the Debtor’s management (the “Financial Projections”) for the years 2017 through 2021 (the “Projection Period”).

In estimating the Total Enterprise Value of the Debtor, Evercore met with the Debtor’s senior management team to discuss the Debtor’s assets, operations and future prospects, reviewed the Debtor’s historical financial information, reviewed certain of the Debtor’s internal financial and operating data, reviewed the Financial Projections, reviewed publicly available third-party information and conducted such other studies, analyses, and inquiries we deemed appropriate. Further, with the consent of the Debtor, Evercore has relied upon the accuracy, completeness, and fairness of such financial and other information furnished by the Debtor. At the direction of the Debtor, Evercore did not attempt to independently audit or verify such information, nor did it seek or perform an independent appraisal of the assets or liabilities of the Reorganized Debtor. Evercore did not conduct an independent investigation into any of the legal, tax, pension or accounting matters affecting the Debtor, and therefore takes no responsibility for and makes no representation as to their impact on the Debtor or the Reorganized Debtor from a financial point of view.

The valuation information set forth herein represents a valuation of the Reorganized Debtor based on the application of standard valuation techniques, subject to the assumptions and qualifications set forth herein. The estimated values set forth in this section: (i) do not purport to constitute an appraisal of the assets of the Reorganized Debtor; (ii) do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any person of the consideration to be received by such person under the Plan; (iii) do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan; and (iv) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtor. The actual value of an operating business such as the Reorganized Debtor’s is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial conditions and prospects of such a business.

The Financial Projections are presented in Article VII of this Disclosure Statement. The estimated values set forth herein assume that the Reorganized Debtor will achieve the results set forth in its Financial Projections in all material respects and will continue as an operating business. Evercore has relied on the Debtor’s representation and warranty that the Financial Projections: (i) have been prepared in good faith; (ii) are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable; (iii) reflect the Debtor’s best currently available estimates; and (iv) reflect the Debtor’s good faith judgments. Evercore does not offer an opinion as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtor are dependent upon various factors, many of which are beyond the control or knowledge of the Debtor and Evercore, and consequently are inherently difficult to project. The Reorganized Debtor’s actual future results may differ materially (positively or negatively) from the Financial Projections, and as a result, the actual total enterprise value of the Reorganized Debtor may be significantly higher or lower that the range estimated herein.

This valuation report contemplates facts and conditions known and existing as of May 17, 2017. Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value. For purposes of this valuation, Evercore has assumed that no material changes that would affect the Total Enterprise Value will occur between May 18, 2017 and the Assumed Effective Date. Neither Evercore nor the Debtor has any obligation to update, revise or reaffirm this valuation.

The following is a brief summary of analyses performed by Evercore to arrive at its recommended range of estimated Total Enterprise Value for the Reorganized Debtor and does not purport to be a complete description of all of the analyses and factors undertaken to support Evercore’s conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation report is not readily summarized.

In arriving at its valuation estimate, Evercore did not consider any one analysis or factor to the exclusion of any other analyses or factors. Accordingly, Evercore believes that its analysis and views must be considered as a whole and that selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of the valuation. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to the estimated Total Enterprise Value.

In performing its analysis, Evercore applied the following valuation methodologies as applicable to the operations of the Debtor: (i) a discounted cash flow analysis; and (ii) a peer group trading analysis.

1.	Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis estimates the value of the Debtor’s business by calculating the present value of expected future cash flows to be generated by that asset or business assuming that the Financial Projections are realized and are as of June 30, 2017. Under this methodology, projected future cash flows are discounted by a range of discount rates above and below the Debtor’s weighted average cost of capital, as estimated by Evercore based on the capital asset pricing model as of May 17, 2017. The Total Enterprise Value of the Reorganized Debtor is determined by calculating the present value of the Reorganized Debtor’s unlevered after-tax free cash flows over the course of the Projection Period plus an estimate for the value of the Reorganized Debtor beyond the Projection Period, known as the terminal value. The terminal value is calculated using a range of estimated earnings before interest, taxes and depreciation and amortization expense (“EBITDA”) multiples and perpetuity growth rates.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtor, which in turn affect its cost of capital and terminal multiples.

2.	Peer Group Trading Analysis

The peer group trading analysis estimates the value of a company based on a relative comparison with other publicly traded entities with generally similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public entity is determined by examining the trading prices for the equity securities of such entity in the public markets and adding the aggregate amount of outstanding net debt for such entity. Evercore also examined the aggregate amount of outstanding net debt of such entities using the market prices of such securities, as available. Such enterprise values are commonly expressed as multiples of various measures of financial and operating statistics, such as Revenue and EBITDA. The Total Enterprise Value is then calculated by applying these multiples to the Reorganized Debtor’s actual and projected financial and operational metrics. Although the peer group was compared to the Reorganized Debtor for purposes of this analysis, no entity used in the peer group trading analysis is identical or directly comparable to the Reorganized Debtor. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst consensus estimates. The selection of public comparable entities for this purpose was based upon characteristics that were deemed relevant based on Evercore’s professional judgment.

The selection of appropriate comparable entities is often difficult, a matter of judgment and subject to limitations due to sample size and the availability of meaningful market-based information. Accordingly, Evercore’s comparison of the selected entities to the business of the Reorganized Debtor and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Reorganized Debtor.

3.	Total Enterprise Value

As a result of the analysis described herein, Evercore estimates the Total Enterprise Value of the Reorganized Debtor to be approximately $300 million to $400 million, with a mid-point of $350 million, as of the Assumed Effective Date. After deducting pro forma funded debt of $31 million and adding pre-emergence Cash of $10 million projected as of the Assumed Effective Date after giving effect to the equity investment on account of the Rights Offerings, Evercore’s estimate of Total Enterprise Value implies a value of the Reorganized GulfMark Equity of approximately $279 million to $379 million, with a midpoint of $329 million. These values do not give effect to the potentially dilutive impact of, among other things, any shares issued upon exercise of any warrants granted to prior shareholders, including the New Warrants (as defined below), or any shares issued upon exercise of options that may be granted under a long-term incentive plan which the Board of Directors of the Reorganized Debtor may authorize for management of the Reorganized Debtor, including the Management Incentive Plan.

The preceding analysis estimates a valuation range that is significantly different from the accounting book value of the Debtor’s assets. The accounting book value of the Debtor’s assets as of March 31, 2017 was approximately $1,081 million, as disclosed in the Debtor’s unaudited financial statements for the period ended on March 31, 2017. Such accounting book value is an accounting balance prepared in accordance with GAAP and is based upon historical costs adjusted for depreciation and amortization. Book values of assets prepared in accordance with GAAP generally do not reflect the current performance of the assets in the current market environment and may be materially different from actual value of the underlying assets.

Depending on the actual financial results of the Debtor or changes in the financial markets, and due to the assumptions and other uncertainties described above, the enterprise value of the Debtor may differ from the estimated Total Enterprise Value as of the Assumed Effective Date set forth herein. Accordingly, neither the Debtor, Evercore, nor any other person assumes responsibility for the accuracy of the estimated Total Enterprise Value. In addition, the market prices, to the extent there is a market, of the Reorganized Debtor’s securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of the prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

IX.

TRANSFER RESTRICTIONS AND
CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

The issuance of, and the distribution under, the Plan of the New Common Stock, the New Noteholder Warrants, the New Common Stock issuable upon exercise of the New Warrants, and subject to approval of the Bankruptcy Court, the Common Stock issued as a payment of the Commitment Premium will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. In addition, (a) securities issued pursuant to the 1145 Rights Offering will be exempt under section 1145 of the Bankruptcy Code and (b) securities issued pursuant to the 4(a)(2) Rights Offering will be exempt under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale pursuant to a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right. In reliance upon this exemption, the New Common Stock and the New Noteholder Warrants (other than those issued pursuant to the 4(a)(2) Rights Offering) will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which permits the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

B.	Section 4(a)(2) of the Securities Act Exemption and Subsequent Transfers

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under section 4(a)(2) of the Securities Act.

The Debtor believes that the New Common Stock and the New Noteholder Warrants issued in connection with the 4(a)(2) Rights Offering (the “4(a)(2) Securities”), as well as in connection with the purchase of the Unsubscribed Securities are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Only 4(a)(2) Eligible Holders that are “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) will be eligible to participate in the 4(a)(2) Rights Offering. The 4(a)(2) Securities will be “restricted securities” (within the meaning of Rule 144 under the Securities Act), subject to the transfer restrictions applicable thereto. Such securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

The Debtor believes that the Rule 144 exemption will not be available with respect to any Noteholder (whether held by non-affiliates or affiliates) until at least six (6) months after the Effective Date. Accordingly, unless a resale registration statement becomes effective sooner, holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least six (6) months and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to a resale registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Each book entry position or certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be deemed to contain or be stamped or otherwise imprinted, as applicable, with a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

Reorganized Debtor will reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. Reorganized Debtor will also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to a resale registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Recipients of the New Common Stock and the New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) issued in connection with the Rights Offerings and the Plan are advised to consult with their own legal advisors as to the availability of any such an exemption from registration requirements under state law in any given instance and as to any applicable requirements or conditions to such availability.

Following the Effective Date, Reorganized Debtor will use commercially reasonable efforts to have the New Common Stock and the New Existing Equity Warrants listed on a nationally recognized exchange as soon as practicable subject to meeting applicable listing requirements. The Reorganized Debtor will also cooperate with the Commitment Parties in connection with investigation of a possible listing of the New Noteholder Warrants on a stock exchange. No assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.

X.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtor and to holders of Unsecured Notes Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims or Interests who are unimpaired or deemed to reject the Plan. Additionally, this discussion does not address the U.S. federal income tax consequences to the Backstop Parties.

The discussion of U.S. federal income tax consequences below is based on the Tax Code, Treasury regulations, judicial authorities, published positions of IRS, and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtor has not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes, nor does it apply to any person that acquires the New Common Stock, New Noteholder Warrants, or Subscription Rights (collectively, the “New Securities”) in the secondary market.

This discussion assumes that the Unsecured Notes Claims and the New Securities are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtor is party (except for the New Noteholder Warrants) will be respected for U.S. federal income tax purposes in accordance with their form. The Debtor believes, and the following discussion assumes, that the New Noteholder Warrants are properly treated as “stock” for U.S. federal income tax purposes.

The discussion herein assumes that the Debtor will remain a corporation for U.S. federal income tax purposes. However, the Ad Hoc Group has reserved the right to require that the Debtor convert into an entity taxable as a partnership for U.S. federal income tax purposes in connection with the emergence. If the Debtor is an entity taxable as a partnership for U.S. federal income tax purposes, the tax consequences to the reorganized company and to the creditors will be materially different than those described below.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon a holder’s individual circumstances. Holders of Claims and Interests are urged to consult their own tax advisor with respect to the U.S. federal, state, local, and other tax consequences applicable under the Plan, including the correctness of our position with respect to the New Noteholder Warrants.

A.	Consequences to Debtor

For U.S. federal income tax purposes, the Debtor is the common parent to the GulfMark Group and files a single consolidated U.S. federal income tax return (the “GulfMark Tax Group”). The GulfMark Tax Group has estimated NOL carryforwards and current year NOLs of approximately $160 million as of December 31, 2016 and certain other favorable tax attributes, including foreign tax credit carryforwards, for U.S. federal income tax purposes. The GulfMark Tax Group currently expects to incur further NOLs through the Effective Date. The amount of any such NOLs and other tax attributes, and the extent to which any limitations might apply, remain subject to audit and adjustment by the IRS.

Although the Debtor does not believe that its NOL carryforwards and other tax attributes are currently subject to limitation under section 382 of the Tax Code, subsequent trading activity and certain other actions prior to the Effective Date could result in an ownership change of the Debtor independent of the Plan which could adversely affect the ability to use any NOL carryforwards and/or other tax attributes remaining after implementation of the Plan. Accordingly, in an attempt to minimize the likelihood of such an ownership change occurring, the Debtor filed for a protective trading order at the inception of the Chapter 11 Case. See discussion at Section IV. A 7 Protection of Tax Benefits and Net Operating Losses hereof.

As discussed below, the amount of the GulfMark Tax Group’s NOLs (including those incurred through the Effective Date) and other tax attributes are expected to be significantly reduced or otherwise subject to limitation in connection with the implementation of the Plan.

The discussion herein assumes that the Debtor will remain a corporation for U.S. federal income tax purposes. However, the Ad Hoc Group has reserved the right to convert the Debtor into an entity taxable as a partnership for U.S. federal income tax purposes in connection with the emergence.

1.	Cancellation of Debt Income

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan. The amount of COD income incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. If advantageous, the borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the borrower joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced. Any reduction in tax attributes in respect of COD income does not occur until after the determination of the borrower’s (or group’s) income or loss for the taxable year in which the COD is incurred.

The Debtor expects to incur significant COD as a result of the implementation of the Plan, with the result that the GulfMark Tax Group would have a corresponding reduction in its tax attributes. The amount of COD actually incurred will depend primarily on the fair market value of the New Securities distributed to holders of Claims. Based on the estimated equity value of the Reorganized Debtor (see Article VIII, Valuation Analysis), the Debtor expects that its existing NOL carryforwards and any NOLs incurred through the end of the taxable year in which the Plan goes effective and certain other tax attributes (including the tax basis in certain subsidiaries) will be significantly reduced as a result of the attendant attribute reduction. Nevertheless, the Debtor believes some NOLs are likely to remain and that the Debtor is likely to have tax basis in the stock of its U.S. and foreign subsidiaries (even after taking into account such reduction) in excess of the fair market value of the stock of each such subsidiary.

2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and other tax attributes allocable to periods prior to the Effective Date including certain built-in losses (collectively, “pre-change losses”) will be subject to limitation under section 382 of the Tax Code. Any such limitation applies in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the Plan.

Under section 382, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. The issuance of the New Securities pursuant to the Plan will result in an “ownership change” of the GulfMark Tax Group for these purposes.

(a)	General Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (1) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (2) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.09% for ownership changes occurring in May 2017). As discussed below, this annual limitation potentially may be impacted in the event the corporation (or consolidated group) has an overall “built-in” gain or loss in its assets at the time of the ownership change. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation (or the parent of the consolidated group) is generally determined immediately after (rather than before) the ownership change, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains discussed below.

Section 382 of the Tax Code can operate to limit the deduction of certain “built-in” losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, under an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10,000,000.00 or (2) fifteen percent (15%) of the fair market value of its assets (with certain adjustments) before the ownership change. Taking into consideration the above-mentioned IRS notice and certain non-binding IRS authorities, the Debtor anticipates that the amount of any net unrealized build-in gain or loss would be small.

Accordingly, the impact of an ownership change of the GulfMark Tax Group pursuant to the Plan depends upon, among other things, the amount of pre-change losses remaining after the reduction of attributes due to the COD, the value of both the stock and assets of the GulfMark Tax Group as of the Effective Date, the continuation of its respective business, and the amount and timing of future taxable income.

In addition, the GulfMark Tax Group’s use of any pre-change losses after the Effective Date may be adversely affected if a subsequent ownership change were to occur, since at such later time a more severe annual limitation could apply (depending, in part, on the then equity value and applicable long term tax exempt rate) or, for example, the GulfMark Tax Group could be in a net unrealized built-in loss position at such time.

(b)	Section 382(l)(5) Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies where the shareholders and/or qualified (so-called “old and cold”) creditors of a debtor corporation receive, in respect of their claims or equity interests, at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. The IRS has in private letter rulings applied section 382(l)(5) of the Tax Code on a consolidated basis where the parent corporation is in bankruptcy. Under this exception, a debtor’s pre-change losses are not limited on an annual basis, but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the Plan of reorganization, and during the part of the taxable year prior to and including the effective date of the Plan of reorganization, in respect of all debt converted into stock in the reorganization. In addition, if this exception applies, any further ownership change of the debtor within a two-year period after the Effective Date would preclude the subsequent utilization of any pre-change losses at the time of the subsequent ownership change against future income. A debtor that qualifies for this exception may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation described above. The Plan is not predicated on the application of this exception.

3.	Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a twenty percent rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only ninety percent of a corporation’s (or consolidated group’s) taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes). Accordingly, usage of the Debtor’s NOLs by the Debtor may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Accordingly, if the Debtor is in a net unrealized loss position on the Effective Date, the tax benefits attributable to its basis in assets may be reduced for AMT purposes.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.	Consequences to U.S. Holders of Unsecured Notes Claims

As used in this section of the Disclosure Statement, the term “U.S. holder” means a beneficial owner of Unsecured Notes Claims or New Securities that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Unsecured Notes Claims or New Securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. U.S. holders, who are partners in a partnership holding any of such instruments, should consult their own tax advisors.

As discussed above, this discussion assumes that the Debtor will remain a corporation for U.S. federal income tax purposes. However, the Ad Hoc Group has reserved the right to require that the Debtor convert into an entity taxable as a partnership for U.S. federal income tax purposes in connection with the emergence. If the Debtor is an entity taxable as a partnership for U.S. federal income tax purposes, the tax consequences to the reorganized company and to the creditors will be materially different than those described below.

1.	Exchanges of Unsecured Notes Claims Under the Plan

Pursuant to the Plan, and in complete and final satisfaction of their Claims, holders of Unsecured Notes Claims will receive New Common Stock (or, in the case of holders that are treated as Non-U.S. Citizens, New Noteholder Warrants and/or New Common Stock) and Subscription Rights.

As discussed above, the Debtor believes, and the following discussion assumes, that the New Noteholder Warrants are treated as “stock” for U.S. federal income tax purposes. In addition, the U.S. federal income tax consequences of the Plan to a U.S. holder of Unsecured Notes Claims depends, in part, on whether the Unsecured Notes Claims constitute “securities” of the Debtor for U.S. federal income tax purposes and whether the Subscription Rights constitute stock or securities.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted-average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted-average maturity at issuance of ten (10) years or more constitute securities. In addition, under applicable Treasury regulations, a right to acquire stock is also generally treated as a security. Accordingly, the following discussion assumes that the Unsecured Notes Claims (which have a maturity of approximately 10 years) are securities, and that the Subscription Rights also constitute stock or securities, for U.S. federal income tax purposes. See “—Treatment of Subscription Rights,” below. Holders of the Unsecured Notes Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of the Unsecured Notes Claims.

Accordingly, the receipt of New Common Stock (or New Noteholder Warrants) and Subscription Rights by a U.S. holder in respect of its Unsecured Notes Claims should be treated as a “recapitalization” for U.S. federal income tax purposes. In general, the classification as a recapitalization exchange generally serves to defer the recognition of any gain or loss by the U.S. holder. However, even within an otherwise tax-free exchange, a U.S. holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income (see “—Distributions in Discharge of Accrued Interest” below).

In a recapitalization exchange, the U.S. holder’s aggregate tax basis in the New Securities received will equal such U.S. holder’s aggregate adjusted tax basis in the Unsecured Notes Claim exchanged therefor, increased by any interest income recognized in the exchange. Such aggregate tax basis should be allocated among the New Securities received in accordance with their relative fair market values. A U.S. holder’s holding period in the New Securities received will include its holding period in the Unsecured Notes Claim exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest

A U.S. holder that purchased any Unsecured Notes Claim from a prior holder at a “market discount” may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. In the case of an exchange of Unsecured Notes Claims that qualifies as a recapitalization exchange, the Tax Code indicates that any accrued market discount in respect of the Unsecured Notes Claims should only be currently includable in income to the extent of any gain recognized in the recapitalization exchange, which should not occur in the present case. Any accrued market discount that is not included in income should be applied to any stock or securities received in the exchange (here, the New Securities), such that any gain recognized by a U.S. holder upon a subsequent disposition of such New Securities would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

2.	Distributions in Discharge of Accrued Interest

In general, to the extent that any exchange consideration received pursuant to the Plan by a U.S. holder of Unsecured Notes Claims is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a U.S. holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.

The Plan provides that consideration received in respect of an Unsecured Notes Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to any Claim for accrued but unpaid interest. See section 6.16 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

C.	Treatment of Subscription Rights

The characterization of the Subscription Rights and their subsequent exercise for U.S. federal income tax purposes – as simply the exercise of options to acquire the underlying New Common Stock or New Noteholder Warrants (i.e., new stock) or, alternatively, as an integrated transaction pursuant to which the underlying new stock is acquired directly in partial satisfaction of a holder’s Unsecured Notes Claim – is uncertain.

Regardless of the characterization of the Subscription Rights, a U.S. holder of Subscription Rights generally would not recognize any gain or loss upon the exercise of such Subscription Rights. A U.S. holder’s aggregate tax basis in the New Common Stock or New Noteholder Warrants received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the New Common Stock or New Noteholder Warrants and (ii) the holder’s tax basis, if any, in either (a) the Subscription Rights, or (b) under an integrated transaction analysis, the basis in any New Common Stock or New Noteholder Warrants received pursuant to the exercise of a Subscription Right to the extent that it is treated as directly acquired in partial satisfaction of the holder’s Unsecured Notes Claim. A U.S. holder’s holding period in the New Common Stock or New Noteholder Warrants received upon exercise of a Subscription Right generally should commence the day following the exercise of the Subscription Right, unless the Subscription Right is disregarded and the holder is instead treated as receiving for its Unsecured Notes Claim a portion of the New Common Stock or New Noteholder Warrants acquired equal in value to the Subscription Rights. In the latter event, if the receipt of the New Equity was part of a “recapitalization” exchange for U.S. federal income tax purposes, the U.S. holder could have a holding period in the portion of New Common Stock or New Noteholder Warrants having a value equal to the Subscription Rights that includes its holding period in the Unsecured Notes deemed exchanged directly for suchNew Equity (and the period up to the date of exercise of the Subscription Rights). In addition, if either the Subscription Rights or, under an integrated transaction analysis, a portion of the New Common Stock or New Noteholder Warrants acquired in connection with the exercise of Subscription Rights are treated as received as part of a recapitalization, any gain recognized upon a subsequent disposition of the New Common Stock or New Noteholder Warrants treated as received in exchange for the Unsecured Notes Claim may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income (see “B.1. Consequences to U.S. Holders of Unsecured Notes Claims – Exchanges of Unsecured Notes Claims under the Plan,” above).

It is uncertain whether a U.S. holder that does not exercise a Subscription Right should be treated as receiving anything of additional value in respect of its Unsecured Notes Claim. If the U.S. holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the U.S. holder generally would recognize a loss to the extent of the U.S. holder’s tax basis in the Subscription Right. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which in the case of a recapitalization exchange, even if the right goes unexercised, should include the holding period of the Unsecured Notes Claim exchanged therefor).

D.	Ownership of New Common Stock and New Noteholder Warrants

(a)	Distribution and Certain Other Adjustments

The gross amount of any distribution of cash or property made to a U.S. holder with respect to New Common Stock generally will be includible in gross income by a U.S. holder as dividend income to the extent such distribution is paid out of current or accumulated “earnings and profits” of the Reorganized Debtor, as determined under U.S. federal income tax principles. Accordingly, if the Reorganized Debtor has current year “earnings and profits” but does not have accumulated “earnings and profits,” a current year distribution generally will be includible in gross income to the extent of the current year “earnings and profits.” Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a U.S. holder that is a corporation and certain holding period and other requirements are satisfied. Any dividend received by a U.S. holder that is a corporation may be subject to the “extraordinary dividend” provisions of the Tax Code.

A distribution in excess of current and accumulated “earnings and profits” of the Reorganized Debtor, as determined under U.S. federal income tax principles, first will be treated as a return of capital to the extent of the U.S. holder’s adjusted tax basis in its New Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent taxable disposition of the New Common Stock). To the extent that such distribution exceeds the U.S. holder’s adjusted tax basis in its New Common Stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. holder’s holding period in its New Common Stock exceeds one year as of the date of the distribution. Based on the Projections and current taxable income or loss estimates, the Debtors believe that the Reorganized Debtor should not have positive accumulated “earnings and profits” at the time of emergence (even taking into account expected cancellation of debt adjustments).

Under section 305 of the Tax Code, certain transactions that affect an increase in the proportionate interest of a shareholder or warrant holder (treating warrants as stock for this purpose) in the corporation’s assets are treated as creating deemed distributions to such shareholder or warrant holder in respect of such “stock” interest. Any deemed distribution will be taxed and reported to the IRS in the same manner as an actual distribution on stock (described above), and thus could potentially be taxable as a dividend (in whole or in part), despite the absence of any actual payment of cash (or property) to the holder in connection with such distribution. A holder of a New Noteholder Warrant may be entitled to certain adjustments to the amount of stock receivable upon exercise of such New Noteholder Warrant and/or the exercise price thereof as a result of cash distributions on and certain other distributions or adjustments with respect to the New Common Stock, including with respect to any “anti-dilution” rights. As a result, under certain circumstances, a U.S. holder of a New Noteholder Warrant may be treated as receiving a constructive distribution for U.S. federal income tax purposes, which would be taxable in a manner similar to an ordinary distribution on stock (as described above).

U.S. holders should consult their tax advisors as to the tax consequences of holding New Noteholder Warrants (which, as previously indicated, is assumed to be properly treated as “stock” for all U.S. federal income tax purposes) and of the possibility that the holder will be treated as receiving constructive distributions with respect to such New Noteholder Warrants.

The discussion herein does not address the U.S. federal income tax treatment of on-U.S. holders of New Common Stock (or New Noteholder Warrants). Such holders are urged to consult their tax advisors.

(b)	Disposition of New Common Stock and New Noteholder Warrants

Subject to the discussion below, U.S. holders generally will recognize capital gain or loss upon a subsequent sale or other taxable disposition of the New Securities in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the New Securities and the sum of the Cash plus the fair market value of any property received from such sale or other disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. holder’s holding period for its New Securities is more than one year at the time of sale or other disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

As discussed above (see “Exchanges of Unsecured Notes Claims Under the Plan”), in the case of any loan underlying an Unsecured Notes Claim that was acquired at a “market discount” and subject to “recapitalization” treatment, the Tax Code indicates that any accrued market discount in respect of such portion of the Unsecured Notes Claim that is not currently includible in income should carry over to any nonrecognition property received in exchange therefor (e.g., the New Securities). Accordingly, any gain recognized by a holder upon a subsequent disposition of such New Securities would be treated as ordinary income to the extent of such New Securities’ allocable portion of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

In addition, any gain recognized by a U.S. holder upon a subsequent disposition of the New Securities will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of the write-down of the Unsecured Notes Claim, decreased by any income (other than interest income) recognized by the U.S. holder upon exchange of the Unsecured Notes Claim, and (ii) with respect to a cash-basis U.S. holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. holder’s Unsecured Notes Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

E.	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement, or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information also may be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. U.S. holders are urged to consult their own tax advisors regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on their tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their own tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtor believes that the Chapter 11 Case will be of short duration and will not be materially disruptive to its business, the Debtor cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Case, it is impossible to predict with certainty the amount of time that the Debtor may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtor’s business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtor’s relationships with its key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtor’s management away from business operations.

2.	Risk of Non-Confirmation of the Plan

Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtor can make no assurances that the Debtor will receive the requisite votes for acceptance to confirm the Plan. Even if Class 5 (Unsecured Notes Claims) votes in favor of the Plan and the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests under any alternative plan of reorganization.

[The Debtor believes that Class 4 (RBS Guaranty Claims) is impaired under the Plan. If Class 4 votes to reject the Plan, the Debtor can make no assurances that the Debtor will be able to satisfy the requirements of a cramdown under section 1129(b) of the Bankruptcy Code to confirm the Plan.]

3.	Non-Consensual Confirmation

In the event that any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Pursuant to the Plan, holders of Interests in Class 8 and Subordinated Securities Claims in Class 9 are deemed to reject the Plan. Accordingly, the requirements for non-consensual confirmation must be satisfied with respect to such rejecting Classes. The Debtor believes that the Plan satisfies those requirements.

4.	Risk of Non-Occurrence of the Effective Date

Although the Debtor believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtor and all holders of Claims and Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtor’s obligations with respect to Claims and Interests would remain unchanged.

5.	Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Consenting Noteholders the ability to terminate the Restructuring Support Agreement if various conditions are not satisfied. As noted above, termination of the Restructuring Support Agreement could result in a protracted Chapter 11 Case, which could significantly and detrimentally impact the Debtor’s relationships with, among others, vendors, suppliers, employees, and major customers.

6.	Risk Related to the Backstop Agreement

The Commitment Parties may not be able to fulfill their obligations under the Backstop Agreement, which may prevent the Debtor from completing the Rights Offerings.

7.	Conversion into Chapter 7 Case

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Article XV.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Risk Factors Affecting the Value of the Reorganized Debtor

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in Class 6 (General Unsecured Claims) will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims in Class 6 may vary from estimates included in the Projections set forth in Article VII hereof and the Liquidation Analysis attached hereto at Exhibit C, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and Projections, which may be materially different from actual future experiences. There are uncertainties associated with any Projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that are ultimately Allowed.

C.	Risks Relating to the Debtor’s Businesses and Financial Condition

1.	Risks Associated with the Debtor’s Business and Industry

The risks associated with the Debtor’s business and industry are more fully described in the Debtor’s SEC filings, including Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 17, 2017. The risks associated with the Debtor’s business and industry described in the Debtor’s SEC filings include, but are not limited to, the following:

●	Delay in the recovery of energy based commodity prices, resulting in a continuing suppression of demand for offshore marine services;

●	Oversupply of vessels available to service customer base;

●	Significant amount of Debtor’s revenue is derived from relatively small number of customers;

●	Risk of incurring losses or impairments related to vessels;

●	Risks relating to vessel construction and maintenance programs; and

●	Risks relating to operating in international locations.

2.	High Level of Competition in the Offshore Marine Service Industry

The Debtor operates and the Reorganized Debtor will operate in a highly competitive industry, which could depress charter and utilization rates and adversely affect its financial performance. The Debtor competes for business with the Debtor’s competitors on the basis of: price; reputation for quality service; quality, suitability, and technical capabilities of vessels and ROVs; availability of vessels and ROVs; safety and efficiency; cost of mobilizing vessels and ROVs from one market to a different market; and national flag preference. In addition, competition in international markets may be adversely affected by regulations requiring, among other things, local construction, flagging, ownership or control of vessels, the awarding of contracts to local contractors, the employment of local citizens, and/or the purchase of supplies from local vendors.

3.	Challenging Macroeconomic Conditions

Uncertainty about future global economic market conditions makes it challenging to forecast operating results and to make decisions about future investments. The success of the Reorganized Debtor’s business is both directly and indirectly dependent upon conditions in the global financial and credit markets that are outside of the Reorganized Debtor’s control and difficult to predict. Uncertain economic conditions may lead the Reorganized Debtor’s customers to postpone capital spending in response to tighter credit and reductions in customers’ income or asset values. Similarly, when lenders and institutional investors reduce, and in some cases cease, to provide funding to corporate and other industrial borrowers, the liquidity and financial condition of the Reorganized Debtor and its customers can be adversely impacted. Factors such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls, and national and international political circumstances (including wars, terrorist acts, security operations, and seaborne refugee issues) can have a material negative effect on the Reorganized Debtor’s business, revenues, and profitability.

4.	Risks Related to Foreign Customers and Creditors

The Debtor’s customers may not be subject to the jurisdiction of U.S. courts and may attempt to terminate their contracts with the Debtor or take actions against the Debtor’s assets in contravention of U.S. bankruptcy law or orders of the Bankruptcy Court. Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on the Debtor’s financial condition and results of operations.

5.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtor may have outstanding secured indebtedness of approximately $[●] under the Multicurrency Facility and approximately $[●] million under the Exit Financing Facility Agreement. The Reorganized Debtor’s ability to service its debt obligations will depend on, among other things, its future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtor’s control. The Reorganized Debtor may not be able to generate sufficient cash from operations to meet its debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtor needs to refinance its debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

6.	Risks Related to Exit Financing

The Debtor does not have commitment from the lender under the [Multicurrency Facility] to continue to lend to the Reorganized Debtor. While the Debtor believes that the Debtor will be able to secure sufficient financing by the Effective Date to sustain its business beyond the Effective Date, the Debtor may be unable to reach an agreement on the exit financing with the [RBS lenders]. The Debtor may also be unable to source secured debt financing from third-party lenders. Furthermore, if the Debtor does obtain exit financing from the existing lenders or new lenders, the terms of such financing may not be favorable to the Debtor.

7.	Adverse Effect of Failure to Comply with the Jones Act

Because certain Non-Debtor Affiliates own and operate U.S.-flag vessels in the U.S. coastwise trade, the Company is subject to the Jones Act, which, subject to limited exceptions, restricts maritime transportation of merchandise and passengers between points in the United States (known as marine cabotage services or coastwise trade) to vessels built in the United States, registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. Citizens within the meaning of the Jones Act. Under the Jones Act, at least 75% of the outstanding shares of each class or series of the Debtor’s capital stock must be owned and controlled by U.S. Citizens. The Debtor will be responsible for monitoring the ownership by Non-U.S. Citizens of its capital stock and the equity interests in certain Non-Debtor Affiliates that own U.S.-flag vessels to ensure compliance with the citizenship requirements of the Jones Act. After the Effective Date, if the Reorganized Debtor does not continue to comply with such requirements, the GulfMark Group would be prohibited from operating its U.S.-flag vessels in the U.S. coastwise trade, may incur severe penalties, such as fines and/or forfeiture of such vessels, and, under certain circumstances, would be deemed to have made an unapproved foreign transfer of such vessels, resulting in the permanent loss of U.S. coastwise trading privileges for such vessels.

In order to ensure compliance with the Jones Act coastwise citizenship requirement that at least 75% of the New Common Stock in Reorganized Debtor will be owned by U.S. Citizens, at least 76% of the Reorganized GulfMark Equity issued on the Effective Date will be issued to U.S. Citizens. The remaining 24% of the shares of New Common Stock issued on the Effective Date will be issued to Non-U.S. Citizens. Non-U.S. Citizens who would have otherwise received additional shares of New Common Stock will receive New Noteholder Warrants.

New Warrants may only be exercised by (i) U.S. Citizens, and (ii) Non-U.S. Citizens to the extent permitted under the Amended Organizational Documents of Reorganized Debtor. The forms of the New Warrants will not grant the holder of a New Warrant any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the Reorganized Debtor’s business.

The Amended Organizational Documents of Reorganized Debtor will restrict ownership of the shares of New Common Stock by Non-U.S. Citizens in the aggregate to not more than 24% will contain certain other provisions to enable the Reorganized Debtor to comply with the citizenship requirements of the Jones Act, including without limitation provisions that provide for the redemption of shares through the issuance of warrants in the event that the applicable permitted percentage of ownership by Non-U.S. Citizens is exceeded. Such warrants will have the same risks and restrictions as New Noteholder Warrants, which risks and restrictions are discussed herein.

D.	Risk Factors Relating to Securities to Be Issued Under the Plan

1.	Market for Securities

As stated above, the Debtor Common Shares are currently trading on the OTC Pink Sheets. Debtor has agreed to use commercially reasonable efforts to list the New Common Stock and the New Existing Equity Warrants on a nationally recognized exchange as soon as practicable, subject to meeting the applicable listing requirements following the Effective Date. However, there can be no assurance as to when or whether any such listing will occur or as to the liquidity of any market for the New Common Stock or the New Existing Equity Warrants. Additionally, the Reorganized Debtor will also cooperate with the Commitment Parties in connection with investigation of a possible listing of the New Noteholder Warrants on a stock exchange. However, it is not clear if the New Noteholder Warrants will satisfy the listing standards of any national securities exchange. If a trading market does not develop or is not maintained, holders of the New Common Stock and the New Warrants may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, the Reorganized Debtor.

Furthermore, to whom the New Common Stock or New Noteholder Warrants are issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis. Accordingly, any market that does develop for such securities may be volatile. Non-U.S. Citizens who receive New Warrants may also be unable to exercise their New Warrants, or have their requested exercise of their New Warrants significantly delayed, because of the restrictions on aggregate ownership of the New Common Stock by Non-U.S. Citizens.

2.	Potential Dilution

The ownership percentage represented by the Reorganized GulfMark Equity distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Plan, the shares issued upon exercise of the New Warrants, any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

3.	Significant Holders

Certain holders of Unsecured Notes Claims are expected to acquire a significant ownership interest in the Reorganized Debtor pursuant to the Plan, the Rights Offerings, and the Backstop Agreement. If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtor and, consequently, have an impact upon the value of the New Common Stock and the New Noteholder Warrants.

4.	Equity Interests Subordinated to the Reorganized Debtor’s Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtor, the New Common Stock , and the New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) would rank below all debt claims against the Reorganized Debtor. As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtor until after all the Reorganized Debtor’s obligations to its debt holders have been satisfied.

5.	Implied Equity Value Not Intended to Represent the Trading Value of the New Common Stock, the New Noteholder Warrants, or the New Existing Equity Warrants

The valuation of the Reorganized Debtor is not intended to represent the trading value of the New Common Stock, the New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof), or the New Existing Equity Warrants (and the New Common Stock issuable upon exercise thereof) in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. The actual market price of the New Common Stock, the New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof), or the New Existing Equity Warrants (and the New Common Stock issuable upon exercise thereof) is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtor’s actual operating performance and other factors not possible to predict, could cause the market price of the New Common Stock, the New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof), or the New Existing Equity Warrants (and the New Common Stock issuable upon exercise thereof) to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock, the New Noteholder Warrants, or the New Existing Equity Warrants in the public or private markets.

6.	No Intention to Pay Dividends

Reorganized GulfMark does not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Common Stock (including the New Common Stock issuable upon exercise of the New Noteholder Warrants or the New Existing Equity Warrants) will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

E.	Additional Risk Factors

1.	Debtor Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Effective Date by the Debtor.

2.	Debtor Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtor as of the date hereof, unless otherwise specified in the Plan, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtor has no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtor, the Chapter 11 Case, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.

Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of Claims or Interests should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtor or holders of Claims or Interests.

6.	Certain Tax Consequences

A discussion of certain tax considerations to the Debtor and certain holders of Claims in connection with the implementation of the Plan is provided in Article X hereof.

XII.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each holder of a [Class 4 (RBS Guaranty Claims)] and Class 5 (Unsecured Notes Claims) as of the Record Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

A.	Voting Deadline

All Eligible Holders have been sent a ballot together with this Disclosure Statement. Such holders should read the ballot carefully and follow the instructions contained therein. Please use only the ballot that accompanies this Disclosure Statement to cast your vote. Special procedures are set forth below for holders of securities through a broker, dealer, commercial bank, trust company, or other agent or nominee (“Nominee”)

The Debtor has engaged Prime Clerk LLC as its voting agent (the “Voting Agent” or “Prime Clerk”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT VIA AN APPROVED METHOD OF RETURN AS SET FORTH ON YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON [●], 2017, UNLESS EXTENDED BY THE DEBTOR. If you received an envelope addressed to your Nominee, please return your ballot to your Nominee in accordance with such Nominee’s instructions and allow sufficient time for your Nominee to transmit your vote on a master ballot to the Voting Agent before the Voting Deadline.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Attention: GulfMark Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 3rd Floor

New York, New York 10017

Tel: (844) 822-9230 (domestic) or
          (347) 338-6503 (International)

Questions (but not documents) may be directed to gulfmarkballots@PrimeClerk.com (please reference “GulfMark” in the subject line).

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent at the telephone numbers or e-mail address set forth immediately above.

B.	Voting Procedures

The Debtor is providing copies of this Disclosure Statement (including all exhibits thereto), related materials, and a ballot (collectively, a “Solicitation Package”) to record holders of the [Class 4 (RBS Guaranty Claims)] and Class 5 (Unsecured Notes Claims). Record holders of Unsecured Notes may include Nominees. If such entities do not hold Unsecured Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Record Date. Any Eligible Holder holding claims in these classes who has not received a ballot should contact the Voting Agent.

Holders of the [Class 4 (RBS Guaranty Claims)] and Class 5 (Unsecured Notes Claims) should provide all of the information requested by the ballot and return all ballots received in the enclosed, self-addressed, postage-paid envelope provided (or otherwise in accordance with the instructions on the ballot or provided by your Nominee, as applicable) with each such ballot to the Voting Agent.

The Record Date for determining which holders are entitled to vote on the Plan is [●], 2017.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The Claims in [    and] Class 5 (Unsecured Notes Claims) are impaired under the Plan and entitled to vote to accept or reject the Plan.

1.	Miscellaneous

All ballots must be signed by the holder of record of the [LIST VOTING CLAIMS], as applicable, or any person who has obtained a properly completed ballot proxy from the record holder of the [LIST VOTING CLAIMS], as applicable, on such date. For purposes of voting to accept or reject the Plan, the Eligible Holders of the [LIST VOTING CLAIMS] will be deemed to be the “holders” of such Claims. Unless otherwise ordered by the Bankruptcy Court, ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtor, in its sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the ballots. Any ballot marked to both accept and reject the Plan will not be counted. If you return more than one ballot voting different [LIST VOTING CLAIMS], the ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those ballots will not be counted. An otherwise properly executed ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim to include pre-petition interest or fees (if any and as applicable).

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only holders of the Unsecured Notes Claims [LIST OTHER VOTING CLAIMS], as applicable, who actually vote will be counted. The failure of a holder to deliver a duly executed ballot to the Voting Agent or its Nominee will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such ballot, the Debtor may, in its sole discretion, reject such ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

2.	Fiduciaries and Other Representatives

If a ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtor to so act. Authorized signatories should submit the separate ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTOR RESERVES THE RIGHT, IN ITSS OLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW ANY SUCH BALLOT(S) TO BE COUNTED.

3.	Agreements Upon Furnishing Ballots

The delivery of an accepting ballot pursuant to the procedures set forth above will constitute the agreement of the creditor with respect to such ballot to accept: (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

4.	Change of Vote

Any party who has previously submitted to the Voting Agent, prior to the Voting Deadline, a properly completed ballot may revoke such ballot and change its vote by submitting to the Voting Agent, prior to the Voting Deadline, a subsequent, properly completed ballot voting for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of ballots will be determined by the Voting Agent and/or the Debtor, as applicable, in their sole discretion, which determination will be final and binding. The Debtor reserves the right to reject any and all ballots submitted by any of its respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtor or its counsel, as applicable, be unlawful. The Debtor further reserves its respective rights to waive any defects or irregularities or conditions of delivery as to any particular ballot by any of its creditors. The interpretation (including the ballot and the respective instructions thereto) by the Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtor (or the Bankruptcy Court) determines. Neither the Debtor nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots, nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claims, as applicable, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits, schedules, or appendices to such documents, please contact the Voting Agent.

XIII.

RIGHTS OFFERING PROCEDURES

A.	The Rights Offerings

On the Effective Date, the Reorganized Debtor will consummate (a) the 1145 Rights Offering to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code and (b) the 4(a)(2) Rights Offering to be conducted in reliance upon the exemption from registration under the Securities Act pursuant to Section 4(a)(2) and/or Regulation D thereunder, as the case may be, each subject to the Jones Act Limitations. The aggregate amount of proceeds (the “Rights Offering Proceeds”) to be received by GulfMark Parent in respect of all securities to be offered and sold pursuant to the 1145 Rights Offering and the 4(a)(2) Rights Offering, or purchased by the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement, is $125,000,000, subject to adjustment solely for the Purchase Price difference in the exercise and issuance of the New Noteholder Warrants.

Pursuant to the 1145 Rights Offering, each 1145 Eligible Holder of an allowed Unsecured Notes Claim as of the Rights Offering Record Date will be entitled to exercise its pro rata share of subscription rights to acquire New Common Stock and/or New Noteholder Warrants in accordance with the terms and conditions of the 1145 Rights Offering Procedures. In addition, each 4(a)(2) Eligible Holder of an allowed Unsecured Notes Claim as of the Record Date that is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) will be entitled to exercise its pro rata share of subscription rights to acquire New Common Stock and/or New Noteholder Warrants in accordance with the terms and conditions of the 4(a)(2) Rights Offering Procedures.

B.	Shares issuable pursuant to the Rights Offerings.

The aggregate number of shares of New Common Stock to be issued pursuant to the Rights Offerings or purchased by the Backstop Commitment Parties pursuant to the Backstop Agreement (or issuable pursuant to New Noteholder Warrants issued in lieu of such New Common Stock) (the “Total Rights Offering Shares”) will be a number of securities equal to $125,000,000 divided by the Rights Offering Common Share Purchase Price (as defined in and determined pursuant to the Backstop Agreement).

1.	1145 Rights Offering

The aggregate number of shares of New Common Stock to be offered to Eligible Holders in the 1145 Rights Offering (or issuable pursuant to the New Warrants issued in lieu thereof) (collectively, the “1145 Securities”) will be set such that the aggregate number of shares of 1145 Securities will be equal to a number that is 1% less than the aggregate number of New Common Stock that will be issued to all holders of Allowed Unsecured Notes Claims (or issuable pursuant to New Noteholder Warrants issued in lieu thereof in accordance with the Plan) in full and final satisfaction of the Allowed Unsecured Notes Claims (and, accordingly, the number of 1145 Securities acquired by each Eligible Holder, including each Eligible Holder that fully exercises its rights, in the 1145 Rights Offering will be equal to a number that is less than the aggregate number of shares of New Common Stock that will be issued to such Eligible Holder (or issuable pursuant to New Warrants issued in lieu thereof in accordance with the Plan) in full and final satisfaction of its Allowed Unsecured Notes Claims). See Section VI. C. 5. of this Disclosure Statement. For example, if 10,000,000 shares of New Common Stock will be issued to all holders of Allowed Unsecured Notes Claims (or issuable pursuant to New Warrants issued in lieu thereof in accordance with the Plan) in full and final satisfaction of the Allowed Unsecured Notes Claims, then the maximum aggregate number of 1145 Securities will be no more than 9,900,000.

Because Eligible Holders will receive fewer securities on account of their Allowed Unsecured Notes Claims than the number of 1145 Securities received in the 1145 Rights Offering, the value of an Allowed Unsecured Notes Claim held by an Eligible Holder, as implied by the value of distributions to be made under the Plan, exceeds the cash value payable on account of such claim pursuant to the 1145 Subscription Rights, Eligible Holders are receiving “principally” securities on account of their Allowed Unsecured Notes Claims under the Plan and are only “partly” receiving securities for cash, all in accordance with section 1145(a)(1) of the Bankruptcy Code. Accordingly, the Debtor believes that the securities issued in the 1145 Rights Offering satisfy all the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws (except with respect to an underwriter as described above). As a result, the value of the direct distributions being made to Eligible Holders (excluding the securities issued in the 1145 Rights Offering, and, if applicable, the securities issued in the 4(a)(2) Rights Offering and in connection with the purchase of Unsubscribed Securities) exceeds the value of the capital being raised pursuant to the exercise of the 1145 Subscription Rights. Further, the size of the 1145 Rights Offering (both dollar amount and number of securities) will be less than the amount and number of securities issued on account of the Unsecured Notes Claims.

2.	4(a)(2) Rights Offering.

The aggregate number of shares of New Common Stock to be offered to Eligible Holders in the 4(a)(2) Rights Offerings (or pursuant to the New Noteholder Warrants issued in lieu thereof) will be equal to the Total Rights Offering Shares less the total number of 1145 Shares.

On the Effective Date, the Reorganized Debtor will consummate the Rights Offering. The Rights Offering will be fully backstopped by the Commitment Parties in accordance with and subject to the terms and conditions of the Backstop Agreement. Unless otherwise expressly allowed in the Rights Offering or Rights Offering Procedures, the right to participate in the Rights Offering may not be sold, transferred, or assigned.

All questions relating to these Rights Offering Procedures, other documents associated with the Rights Offerings, or the requirements to participate in the Rights Offerings should be directed to Prime Clerk LLC, the subscription agent (the “Subscription Agent”) retained by the Debtor at:

Attention: GulfMark Subscription
c/o Prime Clerk LLC
830 Third Avenue, 3rd Floor
New York, New York 10017
Tel: (844) 822-9230 (domestic) or
          (347) 338-6503 (International)

Questions (but not documents) may be directed to gulfmarksubscription@primeclerk.com (please reference “GulfMark 1145 Rights Offering” or “GulfMark 4(a)(2) Rights Offering,” as applicable, in the subject line).

THIS DISCLOSURE STATEMENT SETS FORTH IMPORTANT INFORMATION THAT SHOULD BE CAREFULLY READ AND CONSIDERED BY EACH ELIGIBLE HOLDER PRIOR TO MAKING A DECISION TO PARTICIPATE IN EITHER OF THE RIGHTS OFFERINGS, INCLUDING THE SECTIONS ENTITLED CERTAIN RISK FACTORS TO BE CONSIDERED AND FINANCIAL INFORMATION AND PROJECTIONS.

To validly exercise its right to participate in either of the Rights Offerings (the “Subscription Rights”), (i) an 1145 Eligible Holder or 4(a)(2) Eligible Holder must complete the rights offering subscription exercise forms that are delivered with the 1145 Rights Offering Procedures or the 4(a)(2) Offering Procedures, as the case may be, (the “Subscription Form”), which will be sent following the Bankruptcy Court approval of the Rights Offering to 1145 Eligible Holders and 4(a)(2) Eligible Holders, entitling such holder to exercise its Subscription Rights and (ii) pay the purchase price per share of New Common Stock or New Noteholder Warrants determined in accordance with the Backstop Agreement. To ensure that the Company remains a U.S. Citizen in compliance with the Jones Act, as discussed above, the New Noteholder Warrants may be issued in lieu of the New Common Stock, based on the priority order set forth in the Plan.

On the Effective Date, the proceeds of the Rights Offerings shall be used: (i) to provide the Reorganized Debtor with additional liquidity for working capital and general corporate purposes; (ii) to fund Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) to pay in Cash in full the Intercompany DIP Facility Claims; and (iv) to fund distributions under the Plan.

Subject to the U.S. Citizen determination procedure set forth in Section 4.6(d) of the Plan, which shall also apply to each Eligible Holder or its Nominee (as such terms are defined in the applicable Rights Offering Procedures), each Eligible Holder (or its Nominee) shall be entitled to receive its Pro Rata share of the total of the Reorganized GulfMark Equity to be issued under the applicable Rights Offering Procedures and outstanding as of the Effective Date in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that shares of New Common Stock cannot be issued to such Eligible Holder (or its Nominee) because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under this and other all sections of the Plan, when added to the Pro Rata shares of New Common Stock being issued under the Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. Subject to the priorities set forth in Section 6.17 of the Backstop Agreement, the percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Eligible Holder (or its Nominee) that is a Non-U.S. Citizen pursuant to clauses (ii)(v) and (ii)(w) of Section 4.5(c) of the Plan, as of the Effective Date shall be the same for all such Non-U.S. Citizen Eligible Holders (or their Nominees).

C.	The Backstop Agreement

The Commitment Parties will agree to backstop the Rights Offerings. Each of the Commitment Parties, severally and not jointly, will agree, pursuant to the Backstop Agreement, to purchase the Reorganized GulfMark Equity that is not purchased by other Eligible Holders pursuant to the Rights Offerings on a pro rata basis in accordance with the percentages set forth in a Schedule to the Backstop Agreement.

The Backstop Agreement will be terminable by the Debtor and/or the Requisite Investors (as defined in the Backstop Agreement) in a number of circumstances, including: (i) the termination of the Restructuring Support Agreement, (ii) failure to meet certain milestone dates consistent with the Restructuring Support Agreement, or (iii) a material breach by either the Debtor or one or more of the Commitment Parties of any of the respective party’s undertakings, representations, warranties or covenants set forth in the Backstop Agreement that remains uncured for five business days after the breaching party receives written notice of such breach from the non-breaching party. For some events of termination, the Debtor may be required to pay a termination fee in cash in the amount of $7.5 million of the Reorganized GulfMark Equity on the Effective Date to non-defaulting Commitment Parties including if the Backstop Agreement is terminated as a result of the Board of the Debtor exercising its fiduciary duties and terminating the Restructuring Support Agreement, the Effective Date has not occurred by the Outside Date (subject to any extension under the Backstop Agreement), or an injunction is issued against consummation of the transaction. In some circumstances, the Backstop Agreement will also be automatically terminable and terminable by a Commitment Party with respect to itself. The Reorganized GulfMark Equity not purchased pursuant to the Rights Offerings will be purchased by the Commitment Parties in accordance with the Backstop Agreement.

1.	Commitment Premium

In exchange for providing the backstop commitment for the Rights Offerings, the Commitment Parties (as defined in the Backstop Agreement) will receive the Commitment Premium (as defined in the Backstop Agreement). Upon the Effective Date, the Commitment Premium will be immediately and automatically deemed earned and payable in the form of New Common Stock as an administrative expense and, with Bankruptcy Court approval, issued under Section 1145 of the Bankruptcy Code.

Subject to the U.S. Citizen determination procedure set forth in Section 4.6(d) of the Plan, which shall also apply to each Commitment Party, each Commitment Party shall be entitled to receive its Pro Rata share of the total of the Reorganized GulfMark Equity to be issued under the Backstop Agreement as the Commitment Premium and outstanding as of the Effective Date in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that shares of New Common Stock cannot be issued to such Commitment Party because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of the Plan, when added to the Pro Rata shares of New Common Stock being issued under the Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. Subject to the priorities set forth in Section 6.17 of the Backstop Agreement, the percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Commitment Party that is a Non-U.S. Citizen pursuant to clauses (v) and (w) of the Section 5.4(b) of the Plan, respectively, as of the Effective Date shall be the same for all such Non-U.S. Citizen Commitment Parties.

D.	Commencement/Expiration of the Rights Offerings

The Rights Offerings will commence on or about [●], 2017 (the “Subscription Commencement Date”). The Rights Offerings will be completed within twenty business days of the Court’s approval of the Rights Offering Procedures unless extended by the Debtor with the consent of the Requisite Commitment Parties (as defined in the Backstop Agreement). The Debtor will promptly notify the Eligible Holders of any extension and of the new Subscription Expiration Deadline by press release or otherwise.

the Debtor will furnish, or cause to be furnished, the Subscription Forms to the Eligible Holders and/or, to the Nominees. Each Nominee will be entitled to receive sufficient copies of the Rights Offering Procedures and the Subscription Form for distribution to the beneficial owners of the Unsecured Notes Claims for whom such Nominee holds Senior Notes.

E.	Exercise of Subscription Rights

Each Eligible Holder that elects to participate in one or both of the Rights Offerings must affirmatively make a binding, irrevocable election to exercise its Subscription Rights (the “Binding Rights Election”) before the Subscription Expiration Deadline.

The Binding Rights Election, upon receipt by the Rights Offering Subscription Agent, cannot be withdrawn.

Each 1145 Eligible Holder and 4(a)(2) Eligible Holder will be entitled to participate in the Rights Offerings solely to the extent provided in the respective Rights Offering Procedures, except in the case of Eligible Holders who are Commitment Parties, who are entitled to participate in the Rights Offerings to the extent also provided in Backstop Agreement. The Debtor will accept a Binding Rights Election by delivery of written notice to each participating Eligible Holder and the Rights Offering Subscription Agent (the “Acceptance Notice”).

1.	Exercise by Eligible Holders

To exercise the Subscription Rights, each Eligible Holder must (i) return a duly completed Subscription Form to its Nominee (as defined in each Rights Offering Procedures) so that the duly completed Subscription Form (including in the case of the 4(a)(2) Eligible Holders, a properly completed Accredited Investor Questionnaire which is included as Exhibit A to the 4(a)(2) Beneficial Holder Subscription Form)) is actually received by the Rights Offering Subscription Agent on or before the Subscription Expiration Deadline and (ii) pay to the Rights Offering Subscription Agent, by wire transfer of immediately available funds, the Rights Exercise Price, so that payment of the Rights Exercise Price is actually received by the Rights Offering Subscription Agent on or before the Subscription Expiration Deadline; provided, that the Commitment Parties (in their capacities as Eligible Holders) will not be required to pay their respective Rights Exercise Prices until the Effective Date, in accordance with the applicable Rights Offering Procedures, and the Backstop Agreement. Unexercised Subscription Rights will be relinquished at the Subscription Expiration Deadline. There will be no over-subscription privilege in the Rights Offerings, and the Reorganized GulfMark Equity not subscribed for will not be offered to other Eligible Holders but will be purchased by the Commitment Parties in accordance with the Backstop Agreement

For purposes of this Rights Offering, U.S. Bank, National Association, in its capacity as Indenture Trustee for the Senior Notes, will not constitute a Nominee and will have no responsibility with respect to sending any Rights Offerings information or collecting any Subscription Forms (or in the case of the 4(a)(2) Eligible Holders, an Accredited Investor Questionnaire).

2.	Deemed Representations and Acknowledgements

Any Eligible Holder that participates in either of the Rights Offerings is deemed to have made the following representations, warranties, and acknowledgements with respect to such Rights Offering:

(i)

Such Eligible Holder recognizes and understands that the Subscription Rights are not transferable (see Article XIII above for details) and that the benefits of the Subscription Rights are not separable from the claim or securities with respect to which the Subscription Rights have been granted;

(ii)

Such Eligible Holder represents and warrants that it will not accept a distribution of Reorganized GulfMark Equity if at such time, it does not hold all of the Allowed Unsecured Notes Claim associated with its Subscription Rights and, by accepting a distribution of Reorganized GulfMark Equity, such Eligible Holder will be deemed to be the owner thereof; and

(iii)

With respect to the 4(a)(2) Rights Offering, such Eligible Holder represents that it is an Accredited Investor, as defined in Rule 501(a) of Regulation D under the Securities Act and is acquiring the securities for its own accord.

3.	Failure to Exercise Subscription Rights

Unexercised Subscription Rights will be relinquished at the Subscription Expiration Deadline. If, on or prior to the Subscription Expiration Deadline, the Rights Offering Subscription Agent for any reason does not receive from an Eligible Holder or its Subscription Nominee a duly completed Subscription Form, such Eligible Holder will be deemed to have irrevocably relinquished and waived its right to participate in the applicable Rights Offering.

Any attempt to exercise Subscription Rights after the Subscription Expiration Deadline will be null and void and the Debtor will not be obligated to honor any such purported exercise received by the Rights Offering Subscription Agent after the Subscription Expiration Deadline regardless of when the documents relating thereto were sent.

The method of delivery of the Subscription Form and any other required documents is at each Eligible Holder’s option and sole risk, and delivery will be considered made only when actually received by the Rights Offering Subscription Agent. Delivery by reputable overnight courier is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Subscription Expiration Deadline.

The risk of non-delivery of the Subscription Form and any other required documents sent to the Rights Offering Subscription Agent in connection with the exercise of the Subscription Rights lies solely with the holders of the Allowed Unsecured Notes Claims, and neither the Debtor, the Reorganized Debtor, the Commitment Parties, nor any of their respective officers, directors, employees, agents or advisers, including the Rights Offering Subscription Agent, assumes the risk of non-delivery under any circumstance whatsoever.

4.	Payment for Subscription Rights

If the funds received by the Rights Offering Subscription Agent from any Eligible Holder do not correspond to the purchase price payable for the securities issued under either of the Rights Offerings, the number of such securities deemed to be purchased by such Eligible Holder will be the lesser of (a) the number of such securities elected to be purchased by such Eligible Holder and (b) a number of such securities determined by dividing the amount of the funds received by the Purchase Price, in each case up to such Eligible Holder’s pro rata portion of the applicable Rights Offering securities. If, as a result of an allocation of the New Noteholder Warrants in lieu of the New Common Stock, the funds received from any Eligible Holder are greater than the purchase price payable for the securities because of a pricing differential between the New Common Stock and the New Noteholder Warrants, then the excess funds will be repaid to such Eligible Holder, provided that such excess funds are greater than $100 after accounting for all applicable transaction costs

5.	Disputes, Waivers, and Extensions

All questions concerning the timeliness, viability, form and eligibility of any exercise of any Subscription Rights will be determined in good faith by the Debtor in consultation with the Requisite Commitment Parties, and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Debtor, with the consent of the Requisite Commitment Parties, may waive or reject any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, the purported exercise of any Subscription Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtor determines in good faith with the consent of the Requisite Commitment Parties. The Debtor reserves the right to make such additional inquiries and informational requisites of Eligible Holders as it decides appropriate to ensure compliance with applicable securities laws.

Before exercising any Subscription Rights, Eligible Holders should read the Disclosure Statement and the Plan for information relating to the Debtor and the risk factors to be considered.

All calculations, including, to the extent applicable, the calculation of (a)(i) the value of any Eligible Holder’s allowed Unsecured Notes Claims for the purposes of either of the Rights Offerings and (ii) any Eligible Holder’s Rights Offering securities, shall be made in good faith by the Debtor with the consent of the Requisite Commitment Parties and in each case in accordance with any Claim amounts included in the Plan, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

Delivery by the Subscription Agent of the Subscription Form and the applicable Rights Offering Procedures to the Nominees reflected on the securities position report provided by DTC as of the Record Date (with instructions to forward such documents to the Nominees’ Eligible Holder clients) shall constitute valid and sufficient delivery of such documents, and satisfy the obligations of the Subscription Agent with respect thereto. Nominees may utilize an agent to distribute the Subscription Form and applicable Rights Offering Procedures to their client Eligible Holders and seek reasonable reimbursement of the costs associated therewith by submitting a timely invoice to the Subscription Agent.

6.	Funds

The payments made to acquire the Reorganized GulfMark Equity pursuant to the Rights Offering (the “Rights Offering Funds”) will be deposited when made and held by the Subscription Agent pending the Effective Date in a segregated account or accounts (which may be an escrow account in the case of funding by Commitment Parties) (i) which will be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien, encumbrance, or cash collateral arrangements and (ii) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offerings until the Effective Date. The Rights Offering Subscription Agent will not use the Rights Offering Funds for any purpose other than to release the funds as directed by the Debtor on the Effective Date or as otherwise set forth in these Rights Offering Procedures or in the Plan, and, until released in accordance with the foregoing, the Rights Offering Funds will not be deemed part of the Debtor’s bankruptcy estate. The Rights Offering Subscription Agent will not permit the Rights Offering Funds to be encumbered by any lien, encumbrance, or cash collateral obligation. No interest will be paid to participating Eligible Holders on account of any amounts paid in connection with their exercise of Subscription Rights under any circumstances.

7.	Participating Eligible Holder Release

SEE SECTION VI.I OF THIS DISCLOSURE STATEMENT FOR IMPORTANT INFORMATION REGARDING RELEASES.

F.	Miscellaneous

1.	Delivery

The Reorganized GulfMark Equity to be issued pursuant to the Rights Offerings is expected to be delivered to Eligible Holders that have properly exercised their Subscription Rights on or as soon as practicable following the Effective Date.

2.	Securities Law and Related Matters

The Reorganized GulfMark Equity issued to the Eligible Holders participating in the Rights Offerings will be exempt from registration under the Securities Act, and any other applicable federal and state securities laws pursuant to (a) section 1145 of the Bankruptcy Code, and may be resold, without registration under the Securities Act or other applicable federal and state securities laws, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code or (b) section 4(a)(2) of the Securities Act and Regulation D thereunder, and will be “restricted securities” (within the meaning of Rule 144 under the Securities Act), subject to the transfer restrictions applicable thereto. Such 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. Eligible Holders are advised to refer to Article IX hereof for further discussion of the securities law-related issues.

G.	Modification of the Rights Offering Procedures

With the prior written consent of the Requisite Commitment Parties, the Debtor reserves the right to modify the 1145 Rights Offering Procedures or the 4(a)(2) Rights Offering Procedures, or adopt additional procedures consistent thereof to effectuate either of the two Rights Offerings and to issue the Reorganized GulfMark Equity pursuant thereto, provided, however, that the Debtor shall provide prompt written notice to each Eligible Holder of any material modification to either of the two Rights Offering Procedures made after the Subscription Commencement Date, provided further that any amendments or modifications to the terms of either of the Rights Offerings are subject to the consent of the Requisite Commitment Parties. In so doing, and subject to the consent of the Requisite Commitment Parties, the Debtor may execute and enter into agreements and take further action that the Debtor determines in good faith is necessary and appropriate to effectuate and implement the Rights Offerings.

XIV.

CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the approval of this Disclosure Statement, the Debtor will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known holders of Claims or Interests or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Case.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the Claims or Interests held, or asserted by, the objector against the Debtor’s estate or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Case, together with proof of service thereof, and served upon the following parties, and such other parties as the Bankruptcy Court may order:

a)	The Debtor at
GulfMark Offshore, Inc. 842 West Sam Houston Parkway North Suite 400 Houston, Texas 77024 Attn: Cindy Muller E-mail: cindy.muller@gulfmark.com

b)	Office of the U.S. Trustee at
Office of the U.S. Trustee for the District of Delaware 844 King Street, Suite 2207, Lockbox 35 Wilmington, Delaware 19899-0035

c)	Counsel to the Debtor at

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:      Mark D. Collins, Esq.

               Zachary I. Shapiro, Esq.

Telephone: (302) 651-7819

Email:     collins@rlf.com

               shapiro@rlf.com

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attn: Gary T. Holtzer; Ronit J. Berkovich; and Debora A. Hoehne
Email: gary.holtzer@weil.com

Email: ronit.berkovich@weil.com
Email: debora.hoehne@weil.com

d)	Counsel to Consenting Noteholders at
Milbank, Tweed, Hadley & McCloy LLP 28 Liberty Street New York, NY 10005 Facsimile: 212-822-5567 Attention: Evan R. Fleck and Brian Kinney Email: efleck@milbank.com and bkinney@milbank.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtor has complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)

any payment made or promised by the Debtor or by a person issuing securities or acquiring property under the Plan, for services, costs, and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)

the Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtor, an affiliate of the Debtor participating in a Plan with the Debtor, or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of holders of Claims and Interests and with public policy, and the Debtor has disclosed the identity of any insider who will be employed or retained by the Reorganized Debtor, and the nature of any compensation for such insider;

(vi)

with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtor was liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that: (A) Administrative Expense Claims will be paid in full on the later of the Effective Date and the date that is thirty (30) Business Days after such Administrative Expense Claim becomes Allowed; (B) Priority Non-Tax Claims will be paid in full on the later of the Effective Date and the date that is ten (10) Business Days after such Priority Non-Tax Claim becomes Allowed; and (C) Priority Tax Claims will receive either payment in full on the later of the Effective Date, the date such Priority Tax Claim becomes Allowed, and the date such Priority Tax Claim becomes due and payable in the ordinary course, or deferred cash payments over a period not exceeding five (5) years after the Commencement Date, of a value, as of the Effective Date, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any vote for acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan; and

(xi)

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (i) accept the plan; or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtor believes that, under the Plan, all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtor’s belief is based primarily on: (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (ii) the Liquidation Analysis attached hereto as Exhibit C.

The Debtor believes that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtor. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtor, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that the Bankruptcy Court will accept the Debtor’s conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared the Projections provided in Article VII hereof. Based upon such Financial Projections, the Debtor believes the Debtor will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Article XI hereof sets forth certain risk factors that could impact the feasibility of the Plan

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to, and only to, the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents of the Debtor will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code: (i) a provision prohibiting the issuance of non-voting equity securities; and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept (or is deemed to reject) the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtor if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)	Unfair Discrimination Test

The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtor believes the Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than one hundred percent (100%) of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtor believes that the Plan satisfies the “fair and equitable” test as further explained below.

(i)	Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either: (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim; or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale; or (iii) receives the “indubitable equivalent” of its allowed secured claim.

(ii)	Unsecured Creditors

The Bankruptcy Code provides that either: (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim; or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization. The Plan provides that the holders of Claims in Class 6 (General Unsecured Claims) will be treated in the ordinary course or receive such other treatment as to render such holders unimpaired. Accordingly, the Prepackaged Plan meets the “fair and equitable” test with respect to General Unsecured Claims.

(iii)	Equity Interests

With respect to a class of equity interests, either: (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of: (a) the fixed liquidation preference or redemption price, if any, of such stock; and (b) the value of the stock; or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization. Under the Plan, there is no class junior to Class 8 (the Debtor Interests) or Class 9 (Subordinated Securities Claims), as applicable, that will receive or retain any property under the Plan. Accordingly, the Plan meets the “fair and equitable” test with respect to the Interests.

XV.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE
PLAN

The Debtor has evaluated several alternatives to the Plan. After studying these alternatives, the Debtor has concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are: (i) the preparation and presentation of an alternative plan of reorganization; (ii) the a sale of some or all of the Debtor’s assets pursuant to section 363 of the Bankruptcy Code; or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtor (or if the Debtor’s exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of the Debtor’s business; or (b) an orderly liquidation of the Debtor’s assets. The Debtor, however, submits that the Plan, as described therein, enables its creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtor could seek from the Bankruptcy Court, after notice and hearing, authorization to sell its assets under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtor does not believe a sale of its assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims and Interests than such holders will receive under the Plan.

C.	Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan of reorganization can be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtor for distribution to its creditors in accordance with the priorities established by the Bankruptcy Code. The effect that chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

The Debtor believes that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the Chapter 11 Case and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtor’s Chapter 11 Case.

XVI.

CONCLUSION AND RECOMMENDATION

The Debtor believes the Plan is in the best interests of all stakeholders and urge the holders of Claims in Class [4 and] 5 to vote in favor thereof.

Dated:   May 17, 2017

GULFMARK OFFSHORE, INC.

By:
Name:
Title:

EXHIBIT A

Plan

[Separately Filed]

EXHIBIT B

Organizational Chart

Legend

Debtor Entity

Legal Structure Chart*
GulfMark Offshore, Inc. & Affiliates

GulfMark Offshore, Inc.
Delaware
GulfMark Management, Inc.
Delaware
GOMI Holdings Inc.
Delaware
GulfMark Capital, LLC
Delaware
GulfMark Foreign Investments LLC
Delaware
GM Offshore, Inc.
Delaware
GulfMark Americas, Inc.
Delaware
GulfMark Thailand, LLC
Delaware
10%
90%
GulfMark Oceans, LP
Cayman Islands
48%
1%
GulfMark Servicios de Mexico S. de R.L. de C.V.
Mexico
1%
99%
GulfMark de Mexico, S. de R.L. de C.V.
Mexico
2%
98%
GulfMark Maritime, S. de R.L. de C.V.
Mexico
49%
GulfMark Marine Trinidad Limited
Trinidad & Tobago
GulfMark Shipping, LLC
Delaware
GulfMark Guernsey International Ltd.
Guernsey
GulfMark North Sea Ltd.
UK
GulfMark Guernsey, Ltd.
Guernsey
GulfMark Resources, LLC
Delaware
Gulf Offshore Marine International B.V.
Netherlands
5%
95%
Gulf Offshore Marine International, S. de R.L.
Panama
GulfMark Malaysia Inc.
Labuan
GulfMark UK Ltd.
UK
GulfMark Personnel UK Ltd.
UK
25%
75%
GulfMark Servicos Maritimos do Brasil Ltda.
Brazil
49%
Chalvoyage (M) Sdn Bhd
Malaysia
GulfMark Asia Pte. Ltd.
Singapore
Semaring Logistics (M) Sdn Bhd
Malaysia
GulfMark Norge AS
Norway
49%
Gulf Channel Offshore Services, LDA
Angola
99%
1%
GulfMark Malta Limited
Malta
GulfMark Malaysia Sdn Bhd
Malaysia
GulfMark UK International Ltd.
UK
GulfMark AS
Norway
GulfMark Rederi AS
Norway

EXHIBIT C

Liquidation Analysis

LIQUIDATION ANALYSIS

Projected as of June 30, 2017

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS ( THE “ANALYSIS”) IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR HYPOTHETICAL ADMISSION OF THE DEBTOR. THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN AN ANALYSIS UNDER SECTION 1129(a)(7) OF THE BANKRUPTCY CODE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS AND RECOVERIES THEREON IN THIS CHAPTER 11 CASE COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE ANALYSIS.

Introduction

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code15 requires that the Bankruptcy Court find, as a condition to confirmation of the Plan, that each holder of a Claim or Equity Interest in each impaired Class: (i) has accepted the Plan; or (ii) will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor wwas liquidated under Chapter 7 of the Bankruptcy Code on such date. To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a Chapter 7 trustee would generate if the Debtor’s Chapter 11 case was converted to a Chapter 7 case on the Effective Date and the assets of the Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery in Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in Chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Plan (the “Plan Recovery”) if the Plan were confirmed and consummated.

Based on the Analysis, the Debtor believes the Plan satisfies the best interests test and that each holder of an impaired Claim or Equity Interest will receive value under the Plan on the Effective Date that is not less than the value such holder would receive if the Debtor liquidated under Chapter 7 of the Bankruptcy Code. The Debtor believes that the Analysis and conclusions set forth herein are fair and represent management’s best judgment regarding the results of a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code, taking into account various factors, including the absence of a robust market for the sale of the Debtor’s assets and the negative impact on values arising from a distressed sale of a large number of offshore supply vessels in a relatively short amount of time under current market conditions. The Liquidation Analysis was prepared for the sole purpose of assisting the Bankruptcy Court and holders of impaired Claims or Interests in making this determination, and should not be used for any other purpose. Accordingly, asset values and claims amounts included herein may be different than amounts referred to in the Plan. The Analysis is based upon certain assumptions discussed herein.

15 Capitalized terms used in this Liquidation Analysis, but not defined herein, have the meanings ascribed to them in the Plan.

1

Significant Assumptions

The Analysis assumes that the Debtor’s liquidation would commence on or about June 30, 2017 (the “Conversion Date”), under the direction of a Chapter 7 trustee and would continue for a period of between 24 and 36 months, during which time all of the Debtor’s assets would be sold or otherwise liquidated, and the cash proceeds (net of liquidation-related costs), together with cash on hand, would then be distributed to creditors in accordance with the priority scheme established under the Bankruptcy Code. The Debtor would expect the Chapter 7 trustee to retain professionals to assist in the liquidation of its estate. It is assumed all customers would terminate their contracts at the Conversion Date and that there would be no claims resulting from such termination. All operations except for those required to execute the liquidation are assumed to cease to minimize costs associated with the Chapter 7 wind down and liquidation. For the purposes of the Analysis, the Debtor and its Advisors have attempted to ascribe value to each of the assets as they would be liquidated by a Chapter 7 trustee.

Summary Notes to the Analysis

1.	Dependence on assumptions. The Analysis is based on several estimates and assumptions that, although developed and considered reasonable by the Debtor’s management and advisers, are inherently subject to significant economic, business, regulatory, and competitive uncertainties and contingencies beyond the control of the Debtor. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtor were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

2.

Additional claims in a liquidation. The liquidation itself may trigger certain obligations and priority payments that otherwise would not be due in the ordinary course of business or would otherwise not exist under a Chapter 11 plan. These priority payments would be made in full before any distribution of proceeds to pay holders of General Unsecured Claims or any in respect of Interests. The liquidation would likely prompt certain other events to occur, including the rejection of executory contracts and unexpired leases, defaults under agreements with suppliers, and severance obligations. Such events, if triggered, would likely create a larger number of creditors and would subject the Chapter 7 estate to additional claims. Estimates of such additional claims have not been included in the Analysis.

3.

Non-Debtor Affiliates. Non-Debtor Affiliates are assumed to liquidate their assets and pay all outstanding obligations as of the Conversation Date in accordance with the priority scheme dictated under Chapter 7 of the Bankruptcy Code. The analysis does not assume that non-U.S. entities will file local insolvency proceedings. Should such proceedings be required, there could be an impact on recoveries presented herein and that impact could be material.

4.

Preference transfers. A comprehensive preference analysis has not been conducted by the Debtor or its Advisors. The Debtor is currently paying vendors on scheduled terms and is expected to do so through the expected Conversion Date. Therefore, the amount of preference claims is estimated at zero for the purposes of the Analysis.

5.

Fraudulent transfers. No recovery or related litigation costs have been attributed to any potential fraudulent transfer actions under the Bankruptcy Code. The Debtor does not believe that such causes of action would have a material effect on the Analysis for purposes of section 1129(a)(7) of the Bankruptcy Code.

2

6.	Litigation. The Analysis does not consider any recovery or claims that might arise from the outcome of current or potential litigation actions by or against the Debtor.

7.

Dependence on an unaudited balance sheet. The Analysis is dependent on an unaudited consolidating balance sheet and the Debtor does not provide a forecasted consolidating balance sheet. Forecasted balances could vary from the Debtor’s estimates and additional legal or financial analysis could cause the Debtor’s estimates to change.

8.

Chapter 7 liquidation costs. It is assumed that it could take up to 36 months to complete the wind down and liquidation of the Debtor’s estate. The fees and operating expenses incurred during the Chapter 7 process are included in the estimate of Chapter 7 wind down expenses. In addition, there would be stacking and maintenance costs associated vessels to be sold and maintenance costs associated with vessels assumed to be strategic. Recoveries are shown net of such costs where applicable.

9.	Claims estimates. Claims are estimated at the Conversion Date based on the Debtor’s April 30, 2017 balance sheet. Management does not expect material changes between that date and the Effective Date.

10.

Guaranty Claims. The Secured Bank Debt Claims (aggregate approximately $117 million) include guarantees from certain parent companies to the borrowing legal entity. The GulfMark Americas, Inc. borrowings under the RBS facility are guaranteed by GulfMark Management, Inc. and GulfMark Offshore, Inc. The GulfMark Rederi AS borrowings under the DNB facility are guaranteed by GulfMark UK Ltd. and GulfMark Offshore, Inc. Claims with respect to such facilities are asserted first at the respective borrower and then, to the extent not paid in full, at the guarantors.

Conclusion: The Debtor has determined, as summarized in the following chart, that confirmation of the Plan will provide all holders of impaired Claims and Interests of the Debtor with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code. Accordingly, the Debtor satisfies the best interest test.

3

The following Liquidation Analysis for the Debtor should be reviewed with the accompanying notes:

4

Detailed Debtor Assumptions

Asset Recovery Estimates

Asset recovery estimates presented in this Liquidation Analysis are based on the Debtor’s unaudited consolidating balance sheet as of April 30, 2017. Management does not believe that the balances will be materially different as of the Effective Date.

(a)

Cash and Equivalents: The Debtor does not project cash on a legal entity basis. The estimated cash balance at June 30, 2017 is based on the most recent balance sheet provided by management and has been rolled forward.  The Debtor estimates a 100% recovery on cash and equivalents.

(b)

Accounts Receivable: For vessels contracted prior to conversion to Chapter 7, it is assumed that existing customers can terminate their contracts without any claim against the Debtor. The Debtor assumes the customers will use a portion of their outstanding accounts receivable to offset the costs associated with switching to a new vessel provider. The Debtor assumes that 50%-75% of trade receivables can be recovered.

(c)

Inventory: The majority of inventory is comprised of spare parts and supplies related to the vessels. The analysis assumes that inventory will be sold with the vessels for no incremental proceeds. There is an immaterial amount of non-vessel related inventory for which a 0-15% recovery is assumed.

(d)

Prepaid Expenses & Other Assets: Represents prepaid expenses, sales tax receivable, and other receivable accounts. Prepaid expenses are assumed to have no recovery value in a liquidation since they consist mostly of prepaid computer software and data subscriptions and prepaid insurance on the vessels that will provide coverage through the liquidation process.

(e)

Vessels: Fixed assets primarily include vessels and related equipment. The Company currently has 66 vessels with 27 located in the North Sea, 25 vessels located in the United States, 10 in South East Asia, three in Mexico and one in Brazil.

In addition to already depressed market conditions, the industry has a significant number of vessels available for charter. This widespread availability of offshore service vessels during a period of depressed market conditions with little contracting activity is creating significant oversupply. As a result, fleet utilization and dayrates have been in a prolonged decline. This analysis assumes an additional market saturation discount from individual vessel gross appraisal value.

All vessels are assumed to be cold stacked (to lower ongoing operational costs and facilitate the sale process) and sold over the course of the wind-down period. Wind-down costs for the vessels include operating costs, stacking costs, broker’s fees, and crew members to maintain the vessels. The analysis includes initial layup costs per vessel and daily layup costs until the vessel is either sold or scrapped. The analysis assumes that there is a cost to deliver a vessel to the scrap yard from layup which includes daily vessel operating expenses to move the vessel to be scrapped inclusive of fuel costs.

(f)

Intercompany Receivables and Notes Receivable: Consists of amounts payable between the Debtor and other legal entities which are subsidiaries of the Debtor. This analysis assumes they are repaid in accordance with the priority scheme dictated in Chapter 7 of the Code.

(g)	Investment in Subsidiaries: Assumed to have value (if any) only in the event that the subsidiary has sufficient proceeds from the liquidation of its assets after fully claims.

5

Wind Down Expenses and Claims

(h)

Chapter 7 Wind Down Expenses: Amount represents the estimated Chapter 7 trustee expenses, costs of the trustee’s professionals, and Chapter 7 operating expenses not captured elsewhere in the analysis.  The Liquidation Analysis assumes that the Chapter 7 trustee would be compensated in accordance with the guidelines of section 326 of the Code. In addition, this analysis includes an estimate for legal and financial professionals for the lenders and Official Committee of Unsecured Creditors.

Operating expenses reflect the cost of corporate and shore-based personnel required to execute the liquidation, including related severance and retention costs. Chapter 7 winddown costs also include estimated taxes associated with the repatriation of cash from foreign bank accounts.

(i)	Superpriority Claims: Reflects the estimated balance outstanding on the DIP Financing Facility as of the Conversion Date.

(j)

Administrative and Priority Secured Claims: These claims include any priority tax claims, 503(b)(9) claims and accounts payable and accrued liabilities. Additionally, the Company operates through seven offices globally and the landlords may assert a claim tied to lease breakage. The Analysis reflects the entry of the proposed order permitting payment of pre-petition trade obligations in the ordinary course. As such, there are no pre-petition general unsecured claims. Administrative claims include an estimate of trade obligations that would be outstanding as of the Conversion Date.

(k)

Secured Claims: These claims consist of amounts outstanding under the RBS and DNB facilities as of the Petition Date, which include outstanding principal and interest accrued through the Petition Date. Additionally, these claims include any maritime liens outstanding as of the Petition Date.

(l)	General Unsecured Claims: The RBS and DNB Secured Debt Claim recoveries are limited to the proceeds from collateralized vessel sales; any deficiency would be a general unsecured claim.

(m)

Unsecured Noteholder Claims: These claims are estimated at approximately $448.2 million, which includes the remaining original issue discount amount, outstanding principal and interest accrued up to the Petition Date.

(n)	Intercompany Payables and Notes Payable Claims: These claims include the estimated amount of intercompany debts between legal entities.

(o)	Interests: These claims include the liquidation value of investments in subsidiaries.

6